                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-35717
PROSPECTUS

                                     [LOGO]

     OFFER TO EXCHANGE ITS 8 3/4% SENIOR SUBORDINATED NOTES DUE 2007 WHICH
      HAVE BEEN REGISTERED UNDER THE SECURITIES ACT FOR ANY AND ALL OF ITS
             OUTSTANDING 8 3/4% SENIOR SUBORDINATED NOTES DUE 2007

 THE EXCHANGE OFFER WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME ON NOVEMBER 28,
                                     1997,
                                UNLESS EXTENDED.

    CapStar Hotel Company ("CapStar" or the "Company") hereby offers to exchange up to $150,000,000 aggregate principal amount of its 8 3/4% Senior Subordinated Notes due 2007 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for a like principal amount of its 8 3/4% Senior Subordinated Notes due 2007 outstanding on the date hereof (the "Existing Notes") upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"). The terms of the New Notes are identical in all material respects to those of the Existing Notes, except for certain transfer restrictions and registration rights relating to the Existing Notes. The New Notes will be issued pursuant to, and entitled to the benefits of, the indenture, dated as of August 19, 1997 (the "Indenture"), between the Company and IBJ Schroder Bank & Trust Company, as trustee, governing the Existing Notes. The Existing Notes and New Notes outstanding under the Indenture at any time are referred to collectively as the "Notes."
    Interest on the Notes will be payable semi-annually on February 15 and August 15 of each year, commencing February 15, 1998. The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after August 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages (as defined herein), if any, to the date of redemption. At any time prior to August 15, 2000, the Company may, at its option, redeem up to 35% of the aggregate principal amount of the Notes originally issued with the net cash proceeds of one or more Public Equity Offerings (as defined herein) at a redemption price equal to 108.750% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption; provided that at least 65% of the original principal amount of the Notes remains outstanding immediately after each such redemption. In addition, prior to August 15, 2002, the Company, at its option, may redeem the Notes, in whole or in part, at a redemption price equal to the Make-Whole Price (as defined herein), plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption. See "Description of Notes--Optional Redemption."
    In the event of a Change of Control (as defined herein), each holder of the Notes will have the right to require the Company to purchase all or any part of such holder's Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. See "Description of Notes--Repurchase at the Option of Holders--Change of Control."
    The Notes are general unsecured obligations of the Company and are subordinated in right of payment to all existing and future Senior Debt (as defined herein) of the Company. The Notes are also effectively subordinated to all obligations of the Company's Subsidiaries (as defined herein), including without limitation trade payables in the ordinary course. On a pro forma basis, the Company would have approximately $468.4 million of Indebtedness (as defined herein) outstanding, including $77.8 million of Senior Debt and $68.2 million of non-recourse indebtedness of Unrestricted Subsidiaries (as defined herein) of the Company. See "Description of Notes--Subordination," "--Subsidiary Guarantees" and "Description of Certain Indebtedness."
                          ---------------------------
    FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES, SEE "RISK FACTORS," BEGINNING ON PAGE 14.
                              -------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
                          ---------------------------
    The New Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in two separate Registration Rights Agreements, each dated as of August 14, 1997 (the "Registration Rights Agreements"), among (i) the Company and Lehman Brothers Inc., as the initial purchaser of the Existing Notes (the "Initial Purchaser") and (ii) the Company and Oak Hill Securities Fund, L.P., as a direct purchaser of the Existing Notes ("OHSF" or the "Direct Purchaser").
    The Company will not receive any proceeds from the Exchange Offer. The Company will pay all the expenses incident to the Exchange Offer. Tenders of Existing Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date (as defined herein) for the Exchange Offer. The Company expressly reserves the right to terminate or amend the Exchange Offer and not to accept for exchange any Existing Notes not theretofore accepted for exchange upon the occurrence of any of the events specified under "The Exchange Offer--Conditions to the Exchange Offer." If any such termination or amendment occurs, the Company will notify IBJ Schroder Bank & Trust Company (in such capacity, the "Exchange Agent") and will either issue a press release or give oral or written notice to the holders of the Existing Notes as promptly as practicable. The Exchange Offer will expire at 5:00 pm, New York City time, on November 28, 1997, unless the Company, in its sole discretion, has extended the period of time for which the Exchange Offer is open. In the event the Company terminates the Exchange Offer and does not accept for exchange any Existing Notes with respect to the Exchange Offer, the Company will promptly return such Existing Notes to the holders thereof. See "The Exchange Offer."
    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal (as defined herein) states that by so acknowledging and by delivery of a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Existing Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."
    Prior to the Exchange Offer, there has been no public market for the Existing Notes. The Company currently does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automatic quotation system and no active public market for the New Notes is currently anticipated. There can be no assurance that an active public market for the New Notes will develop.
    The Exchange Offer is not conditioned upon any minimum principal amount of Existing Notes being tendered for exchange pursuant to the Exchange Offer.
                          ---------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE NEW NOTES OR EXISTING NOTES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR THE EXCHANGE PROPOSED TO BE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
    THIS EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF EXISTING NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

October 28, 1997

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such materials can also be inspected on the Internet at http://www.sec.gov. The common stock of the Company (the "Common Stock") is listed on the New York Stock Exchange ("NYSE") and reports, proxy statements and other information concerning the Company can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    This Prospectus constitutes a part of a registration statement (the "Registration Statement") filed by the Company with the Commission under the Securities Act. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto and reference is hereby made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete.

    Pursuant to the Indenture, the Company has agreed to provide the Trustee and holders of the Notes with annual, quarterly and other reports at the times and containing in all material respects the information specified in Sections 13 and 15(d) of the Exchange Act and to file such reports with the Commission, whether or not the Company is subject to such filing requirements.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Company hereby incorporates by reference into this Prospectus (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1996; (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997; (iii) the Company's Current Reports on Form 8-K filed December 31, 1996, as amended; April 4, 1997; July 30, 1997, as amended; August 13, 1997; September 2, 1997; September 8, 1997; September 9, 1997, as amended; September 18, 1997; September 22, 1997(two); and October 15, 1997; and (iv) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (Commission File No. 1-12017) filed August 2, 1996.

    All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering made hereby, shall be deemed incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of the filing of such reports.

    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    Any person receiving a copy of this Prospectus may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (other than the exhibits expressly incorporated in such documents by reference). Requests should be directed to: CapStar Hotel Company, 1010 Wisconsin Avenue, N.W., Suite 650, Washington, D.C. 20007, (202) 965-4455, Attention: John Emery, Corporate Secretary.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES HEREIN TO "CAPSTAR" OR THE "COMPANY" INCLUDE CAPSTAR HOTEL COMPANY AND ITS SUBSIDIARIES (INCLUDING THE COMPANY'S SUBSIDIARY OPERATING PARTNERSHIPS, THROUGH WHICH THE COMPANY OPERATES ALL OF ITS BUSINESSES).

                                  THE COMPANY

    CapStar Hotel Company owns and manages hotels throughout the United States and Canada. CapStar currently owns and/or manages 69 hotels which contain 15,449 rooms (the "Hotels"). Of the Hotels, the Company owns and manages 41 upscale, full-service hotels which contain 10,521 rooms (the "Owned Hotels") and manages an additional 28 hotels owned by third parties which contain 4,928 rooms (the "Managed Hotels"). The Owned Hotels are located in markets that have recently experienced strong economic growth, including Albuquerque, Atlanta, Charlotte, Chicago, Cleveland, Dallas, Denver, Houston, Los Angeles, Salt Lake City, Seattle and Washington, D.C. The Owned Hotels include hotels operated under nationally recognized brand names such as Hilton-Registered Trademark-, Sheraton-Registered Trademark-, Westin-Registered Trademark-, Marriott-Registered Trademark-, Doubletree-Registered Trademark- and Embassy Suites-Registered Trademark-. The Company's business strategy is to acquire hotel properties with the potential for cash flow growth and to renovate, reposition and operate each hotel according to a business plan specifically tailored to the characteristics of the hotel and its market.

    As a fully integrated owner and manager, CapStar intends to capitalize on its management experience and expertise by continuing to make opportunistic acquisitions of full-service hotels, securing additional management contracts and improving the operating performance of the Hotels. The Company's senior management team, with an average of 19 years of lodging industry experience, has successfully managed hotels in all segments of the lodging industry, with particular emphasis on upscale, full-service hotels. Since the inception of the Company's management business in 1987, the Company has achieved consistent revenue and portfolio growth, even during periods of relative industry weakness. The Company attributes its management success to its ability to analyze each hotel as a unique property and identify those particular cash flow growth opportunities which each hotel presents. The Company's principal operating objectives are to generate higher revenue per available room ("RevPAR") and to increase net operating income while providing its hotel guests with high-quality service and value.

    Key elements of the Company's management programs include the following:

    COMPREHENSIVE BUDGETING AND MONITORING. Management and on-site managers set targets for cost and revenue categories at each of the Hotels based on historical operating performance, planned renovations, operational efficiencies and local market conditions. Through effective and timely use of its comprehensive financial information and reporting systems, the Company can monitor actual performance and rapidly adjust prices, staffing levels and sales efforts to improve revenue yield.

    TARGETED SALES AND MARKETING. The Company employs a systematic approach toward identifying and targeting segments of demand for each Hotel in order to maximize market penetration. The Company employs computerized revenue yield management systems to manage each Hotel's use of the various distribution channels in the lodging industry.

    STRATEGIC CAPITAL IMPROVEMENTS. The Company plans renovations primarily to enhance each Hotel's appeal to targeted market segments, thereby attracting new customers and generating increased revenue and cash flow. Capital spending decisions are based on both strategic needs and potential rate of return on a given capital investment.

    SELECTIVE USE OF MULTIPLE BRAND NAMES. The Company believes that the selection of an appropriate franchise brand is essential in positioning a hotel optimally within its local market. The Company selects brands based on local market factors such as local presence of the franchisor, brand recognition, target demographics and efficiencies offered by franchisors.

    EMPHASIS ON FOOD AND BEVERAGE. The Company utilizes its food and beverage operations to create local awareness of its hotel facilities, to improve the profitability of its hotel operations and to enhance customer satisfaction.

    COMMITMENT TO REINVESTMENT. The Company is committed to reinvesting adequate capital on an ongoing basis to maintain the quality of hotels it owns. Reinvestment is expected to include room and facilities refurbishment, renovations and furniture and equipment replacements that are designed to maintain attractive accommodations, updated restaurants and modern equipment.

    COMPUTERIZED REPORTING SYSTEMS. The Company employs computerized reporting systems at each of the Hotels and at its corporate offices to monitor the financial and operating performance of the Hotels. By having the latest hotel operating data available at all times, management is better able to respond to changes in the market of each Hotel.

    COMMITMENT TO SERVICE AND VALUE. The Company is dedicated to providing exceptional service and value to its customers on a consistent basis. The Company's practice of tracking customer comments allows investment in services and amenities where they are most effective.

    DISTINCT MANAGEMENT CULTURE. The Company has a distinct management culture that stresses creativity, loyalty and entrepeneurship and was developed to emphasize operations from an owner's perspective. Incentive programs and awards have been established to encourage individual property managers to seek new ways of increasing revenues and operating cash flow. The culture is reinforced by the fact that 33 members of management hold, directly or indirectly, an aggregate of 5.1% of the common stock of the Company (the "Common Stock"). See "Principal Stockholders."

    The Company believes that the upscale, full-service segment of the lodging industry is the most attractive segment in which to own, manage and acquire hotels and further believes that there are currently many attractive opportunities to acquire properties in this segment of the industry at prices below replacement cost. The upscale, full-service segment is attractive for several reasons. First, the Company expects that there will be no significant increases in the supply of upscale, full-service hotels in the next several years because the cost of new construction generally does not justify new hotel development. Second, upscale, full-service hotels appeal to a wide variety of customers, thus reducing the risk of decreasing demand from any particular customer group. Additionally, such hotels have particular appeal to both business executives and upscale leisure travelers, customers who are generally less price sensitive than travelers who use limited-service hotels. Finally, full-service hotels require a greater depth of management expertise than limited-service hotels, and the Company believes that its superior management skills provide it with a significant competitive advantage in their operation.

                              RECENT DEVELOPMENTS

FINANCING ACTIVITIES

    The Company completed its initial public offering (the "IPO") in August 1996 at a price of $18.00 per share, generating net proceeds of approximately $110.1 million to the Company. In March 1997, the Company completed a follow-on equity offering (the "March 1997 Offering") at a price of $24.75 per share, generating net proceeds of approximately $134.1 million to the Company.

    In July 1997, the Company entered into a $450.0 million senior secured credit facility (the "1997 Credit Facility") with Lehman Brothers Holdings Inc. ("Lehman Holdings"), an affiliate of Lehman Brothers Inc., BankBoston, N.A., Bankers Trust Company and Wells Fargo Bank, N.A., as agents (together, the "Banks"). The 1997 Credit Facility is structured as a $350.0 million, 5-year revolving credit facility and a $100.0 million, 7-year term loan facility. The proceeds of the 1997 Credit Facility have been and will be used to fund new acquisitions, repay outstanding indebtedness and for general corporate purposes. See "Description of Certain Indebtedness" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    In August 1997, the Company completed the offering of the Existing Notes (the "Offering") in the aggregate principal amount of $150.0 million, generating net proceeds of approximately $145.0 million to the Company. In addition, in August 1997, the Company entered into a $100.0 million non-recourse credit facility (the "Non-Recourse Facility") with Lehman Holdings. The Non-Recourse Facility has an 18-month term and bears interest at a rate of between 175 and 270 basis points over 30-day LIBOR, based upon certain debt service ratios. The Non-Recourse Facility has been utilized to fund new hotel acquisitions in a tax-efficient manner.

    In October 1997, the Company completed the offering of 5,953,722 shares of Common Stock (the "October 1997 Equity Offering" and, together with the IPO and the March 1997 Offering, the "Common Stock Offerings") at a price of 34.625 per share, generating net proceeds of approximately $195.9 million to the Company. Simultaneously with the October 1997 Equity Offering, the Company completed the offering of $172.5 million aggregate principal amount of its 4.75% Convertible Subordinated Notes due 2004 (the "Convertible Notes"), generating net proceeds of the $167.9 million to the Company (the "October 1997 Debt Offering ").

RECENT ACQUISITIONS AND INVESTMENTS

    At the time of the IPO, the Company owned 12 upscale, full-service hotels, containing 3,516 rooms. Since the IPO, the Company has significantly expanded its portfolio by completing the purchase of 29 upscale, full-service hotels containing 7,005 rooms for an aggregate purchase price, including planned initial renovations (the "Acquisition Cost"), of $564.5 million. The Company has entered into an agreement with Medallion Hotels, Inc. ("Medallion Hotels") to acquire a portfolio of six upscale, full-service hotels containing 1,960 rooms (the "Medallion Portfolio") for an Acquisition Cost of $167.5 million, consisting of a purchase price of $150.0 million and proposed renovations of $17.5 million. The Medallion Portfolio consists of six upscale, full-service hotels with 1,960 rooms, located in cities such as Austin, Texas; Dallas, Texas; Houston, Texas; Louisville, Kentucky: and Oklahoma City, Oklahoma. Two of the hotels are operated under the Hilton flag, three are operated as Medallion hotels and one is operated as an independent hotel. One of the hotels includes a contiguous 83-room limited-service hotel. Consistent with its operating strategy, the Company is evaluating conditions in each hotel's local market and intends to affiliate certain of the Medallion hotels with upscale national franchises upon consummation of the acquisition. For a description of the hotels in the Medallion portfolio, see "--The Properties."

    The Company has also entered into contracts to acquire three additional hotels containing 556 rooms for an Acquisition Cost of $58.1 million (the "Additional Acquisitions"), including: the 204-room Embassy

Suites Tucson International Airport in Tucson, Arizona, for an Acquisition Cost of $14.7 million, the 151-room Detroit Metro Airport Hilton Suites in Detroit, Michigan for an Acquisition Cost of $15.9 million and the 201-room Governor Morris Hotel & Conference Center in Morristown, New Jersey for an Acquisition Cost of $27.5 million. The Company expects to improve the operating performance of the Hotels by implementing the detailed management plans that have been created for each property as part of its operating strategy. The Company believes that all of its acquisitions represent attractive investment opportunities because (i) they are located in major metropolitan or growing secondary markets and are well-located within these markets, (ii) they were acquired at an average cost of approximately $75,000 per room, which represents a significant discount to replacement cost and (iii) they have attractive current returns and potential for significant revenue and cash flow growth through implementation of the Company's operating strategy.

    In addition to the acquisition or proposed acquisition of these hotels, since the IPO the Company has invested in two joint ventures and, including the management contracts associated with these joint ventures, the Company has entered into ten new long-term management agreements. The Company expects to form additional joint ventures and strategic alliances with institutional and private hotel owners to invest in future acquisitions and sale and leaseback transactions, and to secure additional fee management arrangements. See "Special Note Regarding Forward-Looking Statements."

    The Company's principal executive offices are located at 1010 Wisconsin Avenue, N.W., Suite 650, Washington, D.C. 20007, and its telephone number is
(202) 965-4455.

                                 THE PROPERTIES

    The following table sets forth certain information for each of the Owned Hotels and the Additional Acquisitions for the twelve months ended June 30, 1997:

                                                                                                 TWELVE MONTHS ENDED
                                                                                                    JUNE 30, 1997
                                                                                             ----------------------------
                                                                                   GUEST     AVERAGE DAILY     AVERAGE
HOTEL                                                         LOCATION             ROOMS     RATE ("ADR")     OCCUPANCY
----------------------------------------------------  ------------------------  -----------  -------------  -------------
OWNED HOTELS

Orange County Airport Hilton........................  Irvine, CA                       290     $   81.53           69.7%
Doubletree Resort(1)................................  Palm Springs, CA                 289         76.12           52.2
Sacramento Hilton...................................  Sacramento, CA                   326         80.46           72.8
San Pedro Hilton....................................  San Pedro, CA                    226         65.52           68.1
Santa Barbara Inn...................................  Santa Barbara, CA                 71        135.14           79.5
Holiday Inn-Registered Trademark-...................  Colorado Springs, CO             201         62.06           73.8
Sheraton Hotel......................................  Colorado Springs, CO             502         69.71           73.6
Embassy Suites Denver...............................  Englewood, CO                    236        106.39           74.0
Embassy Row Hilton..................................  Washington, D.C.                 195        116.74           67.4
Georgetown Inn......................................  Washington, D.C.                  95        138.10           69.3
The Latham Hotel....................................  Washington, D.C.                 143        114.35           73.9
Westin Atlanta Airport..............................  Atlanta, GA                      496         81.58           75.5
Jekyll Inn..........................................  Jekyll Island, GA                265         60.00           47.2
Radisson Hotel & Suites.............................  Chicago, IL                      341        133.03           76.5
Radisson Hotel......................................  Schaumburg, IL                   202         78.41           75.0
Doubletree Guest Suites.............................  Indianapolis, IN                 137         83.67           73.6
Radisson Plaza......................................  Lexington, KY                    367         76.18           62.4
Lafayette Hilton & Towers...........................  Lafayette, LA                    328         72.12           74.4
Holiday Inn Sports Complex..........................  Kansas City, MO                  163         66.00           75.3
Sheraton Airport Plaza..............................  Charlotte, NC                    226         87.37           67.8
Four Points Hotel...................................  Cherry Hill, NJ                  213         72.73           61.1
Marriott Hotel......................................  Somerset, NJ                     434        109.50           73.4
Holiday Inn.........................................  Tinton Falls, NJ                 171         75.48           69.6
Doubletree Hotel....................................  Albuquerque, NM                  294         77.84           66.7
Holiday Inn.........................................  Cleveland, OH                    237         72.95           67.7
Great Valley Sheraton...............................  Frazer, PA                       154         94.88           74.2
Embassy Suites Center City..........................  Philadelphia, PA                 288        123.92           76.3
Doubletree Hotel....................................  Austin, TX                       350         81.67           75.0
Arlington Hilton....................................  Arlington, TX                    310         83.44           72.1
Holiday Inn Select..................................  Dallas, TX                       348         61.72           61.6
Radisson Hotel......................................  Dallas, TX                       305         61.77           72.7
Houston Southwest Hilton............................  Houston, TX                      293         72.54           60.7
Westchase Hilton & Towers...........................  Houston, TX                      295         92.20           79.1
Salt Lake Airport Hilton............................  Salt Lake City, UT               287         80.78           75.5
Arlington Hilton....................................  Arlington, VA                    209        111.76           75.3
National Airport Hilton.............................  Arlington, VA                    386        104.71           56.7
Bellevue Hilton.....................................  Bellevue, WA                     180        100.75           80.6
Holiday Inn Calgary Airport.........................  Calgary, Alberta                 170         51.72           66.7
Sheraton Hotel......................................  Guildford, B.C.                  280         70.83           75.2
Holiday Inn-Metrotown...............................  Vancouver, B.C.                  100         74.04           87.8
Ramada-Registered Trademark- Vancouver Centre.......  Vancouver, B.C.                  118         71.85           80.5
                                                                                -----------  -------------          ---
    Subtotal/Weighted Average--Owned Hotels.........                                10,521     $   85.33           70.3%

MEDALLION PORTFOLIO

Seelbach Hotel......................................  Louisville, KY                   321     $  107.13           63.6%
Medallion Hotel.....................................  Oklahoma City, OK                399         70.82           46.7
Austin Hilton & Towers..............................  Austin, TX                       320         74.04           69.5
Medallion Hotel.....................................  Dallas, TX                       289         92.43           52.6
Medallion Hotel.....................................  Houston, TX                      382         81.45           52.7
Midland Hilton & Towers.............................  Midland, TX                      249         70.66           56.4
                                                                                -----------  -------------          ---
    Subtotal/Weighted Average--Medallion
      Portfolio.....................................                                 1,960     $   83.05           56.5%

ADDITIONAL ACQUISITIONS

Embassy Suites Tucson International Airport.........  Tucson, AZ                       204     $   73.98           81.0%
Detroit Metro Airport Hilton Suites.................  Detroit, MI                      151         80.83           84.9
Governor Morris Hotel & Conference Center...........  Morristown, NJ                   201        123.59           61.5
                                                                                -----------  -------------          ---
    Subtotal/Weighted Average--Additional
      Acquisitions..................................                                   556     $   90.79           75.0%
                                                                                -----------  -------------          ---
    Total/Weighted Average..........................                                13,037     $   85.31           68.4%
                                                                                -----------  -------------          ---
                                                                                -----------  -------------          ---

                           SUMMARY OF EXCHANGE OFFER

Securities Offered..............  Up to $150,000,000 aggregate principal amount of 8 3/4%
                                  Senior Subordinated Notes due 2007 (the "New Notes"),
                                  which have been registered under the Securities Act. The
                                  terms of the New Notes and those of the Existing Notes are identical in all material respects, except for certain
                                  transfer restrictions and registration rights relating to
                                  the Existing Notes.

The Exchange Offer..............  The New Notes are being offered in exchange for a like principal amount of Existing Notes. Existing Notes may be
                                  exchanged only in integral multiples of $1,000. The
                                  issuance of the New Notes is intended to satisfy
                                  obligations of the Company contained in the Registration
                                  Rights Agreements.

Expiration Date;
  Withdrawal of Tender..........  The Exchange Offer will expire at 5:00 pm, New York City time, on November 28, 1997, or such later date and time to which it is extended by the Company. The tender of
                                  Existing Notes pursuant to the Exchange Offer may be
                                  withdrawn at any time prior to the Expiration Date. Any
                                  Existing Notes not accepted for exchange for any reason
                                  will be returned without expense to the tendering holder
                                  thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Conditions to the Exchange Offer  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. The
                                  Exchange Offer is not conditioned upon any minimum number
                                  of Existing Notes being tendered for exchange. The Company currently expects that each of the conditions will be
                                  satisfied and that no waivers will be necessary. See "The
                                  Exchange Offer--Conditions to the Exchange Offer."

Procedures for Tendering
  Existing Notes................  Unless a tender of Existing Notes is effected pursuant to the procedures for book-entry transfers as provided
                                  herein, each holder of Existing Notes wishing to accept
                                  the Exchange Offer must complete, sign and date a Letter
                                  of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such
                                  facsimile, together with such Existing Notes and any other required documentation, to the Exchange Agent (as defined
                                  herein) at the address set forth herein. Holders of
                                  Existing Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged
                                  to contact such person promptly if they wish to tender
                                  Existing Notes pursuant to the Exchange Offer. See "The
                                  Exchange Offer--Procedures for Tendering Existing Notes."

                                  Letters of Transmittal and certificates representing
                                  Existing Notes should not be sent to the Company. Such
                                  documents should only be sent to the Exchange Agent.
                                  Questions regarding how to tender and requests for
                                  information should be directed to the Exchange Agent. See
                                  "The Exchange Offer--Exchange Agent."

Use of Proceeds.................  There will be no proceeds to the Company from the exchange of Notes pursuant to the Exchange Offer.

Certain Federal Income Tax
  Considerations................  The exchange pursuant to the Exchange Offer should not be a taxable event for federal income tax purposes. See
                                  "Certain Federal Income Tax Considerations."

Exchange Agent..................  IBJ Schroder Bank & Trust Company is serving as the
                                  Exchange Agent (in such capacity, the "Exchange Agent") in connection with the Exchange Offer.

                   CONSEQUENCES OF EXCHANGING EXISTING NOTES
                         PURSUANT TO THE EXCHANGE OFFER

    Based on certain no-action letters issued by the staff of the Commission to third parties in unrelated transactions, the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than (i) any holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or (ii) any broker-dealer that purchases Notes from the Company to resell pursuant to Rule 144A ("Rule 144A") under the Securities Act or any other available exemption) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of the holder's business and such holders have no arrangement or understanding with any person to participate in a distribution of such New Notes and are not participating in, and do not intend to participate in, the distribution of such New Notes. The Company has not sought, and does not intend to seek, its own no-action letter with regard to the Exchange Offer. Accordingly, there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. By tendering, each holder will represent to the Company in the Letter of Transmittal that, among other things, the New Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, that neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, that neither the holder nor any such other person is participating in or intends to participate in the distribution of such New Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. Each broker-dealer that receives New Notes for its own account in exchange for Existing Notes must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and complied with. The Company has agreed, pursuant to the Registration Rights Agreements and subject to certain specified limitations therein, to register or qualify the New Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the Notes reasonably requests in writing. If a holder of Existing Notes does not exchange such Existing Notes for New Notes pursuant to the Exchange Offer, such Existing Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Existing Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See "The Exchange Offer--Consequences of Failure to Exchange; Resales of New Notes."

    The Existing Notes are currently eligible for trading in the PORTAL market. Following commencement of the Exchange Offer but prior to its consummation, the Existing Notes may continue to be traded in the PORTAL market. Following consummation of the Exchange Offer, the New Notes will not be eligible for PORTAL trading.

                                   THE NOTES

    Except as otherwise indicated, the following description relates both to the Existing Notes and to the New Notes to be issued in exchange for Existing Notes in connection with the Exchange Offer. The New Notes will be obligations of the Company evidencing the same indebtedness as the Existing Notes, and will be entitled to the benefits of the same Indenture. The form and terms of the New Notes are the same as the form and terms of the Existing Notes, except that the New Notes have been registered under the Securities Act and therefore will not bear legends restricting the transfer thereof. For a more complete description of the Notes, see "Description of the Notes." Throughout this Prospectus, references to the "Notes" refer to the New Notes and the Existing Notes collectively.

Securities Offered..............  $150,000,000 aggregate principal amount of 8 3/4% Senior
                                  Subordinated Notes due 2007.

Maturity Date...................  August 15, 2007.

Interest Payment Dates..........  February 15 and August 15 of each year, commencing
                                  February 15, 1998.

Mandatory Redemption............  None.

Optional Redemption.............  The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after August 15, 2002, at the redemption prices set forth herein, plus accrued
                                  and unpaid interest and Liquidated Damages (as defined
                                  herein), if any, to the date of redemption. At any time
                                  prior to August 15, 2000, the Company may, at its option,
                                  redeem up to 35% of the aggregate principal amount of the
                                  Notes originally issued with the net cash proceeds of one
                                  or more Public Equity Offerings (as defined herein) at a
                                  redemption price equal to 108.750% of the principal amount thereof, plus accrued and unpaid interest and Liquidated
                                  Damages, if any, to the date of redemption; provided that
                                  at least 65% of the original principal amount of the Notes remains outstanding immediately after each such
                                  redemption. In addition, prior to August 15, 2002, the
                                  Company, at its option, may redeem the Notes at a
                                  redemption price equal to the Make-Whole Price (as defined herein), plus accrued and unpaid interest and Liquidated
                                  Damages, if any, to the date of redemption. See
                                  "Description of Notes--Optional Redemption."

Change of Control...............  In the event of a Change of Control (as defined herein), each holder of the Notes will have the right to require
                                  the Company to purchase all or any part of such holder's
                                  Notes at a purchase price in cash equal to 101% of the
                                  aggregate principal amount thereof, plus accrued and
                                  unpaid interest and Liquidated Damages, if any, to the
                                  date of purchase. See "Description of Notes--Repurchase at the Option of Holders--Change of Control."

Ranking.........................  The Notes are general unsecured obligations of the Company and are subordinated in right of payment to all existing
                                  and future Senior Debt (as defined herein) of the Company.
                                  The Notes are also effectively subordinated to all
                                  obligations of the Company's Subsidiaries (as defined
                                  herein), including without limitation trade payables in
                                  the ordinary course. The Notes rank PARI PASSU with any
                                  present and future senior subordinated Indebtedness (as
                                  defined herein) of the Company and senior to all other
                                  subordinated Indebtedness of the Company. None of the
                                  Company's Subsidiaries is presently required to guarantee
                                  the Notes, although under

                                  certain future circumstances, the Company may be required
                                  to cause one or more Restricted Subsidiaries (as defined
                                  herein) to guarantee the Notes on a senior subordinated
                                  basis. On a pro forma basis, the Company would have
                                  approximately $468.4 million of Indebtedness outstanding,
                                  including $77.8 million of Senior Debt and $68.2 million
                                  of non-recourse indebtedness of Unrestricted Subsidiaries
                                  (as defined herein) of the Company. See "Description of
                                  Notes--Subordination," "--Subsidiary Guarantees" and
                                  "Description of Certain Indebtedness."

Certain Covenants...............  The Indenture contains certain covenants that, subject to certain exceptions, limit the ability of the Company and
                                  its Restricted Subsidiaries to incur Indebtedness and
                                  issue Disqualified Stock (as defined herein) or, in the
                                  case of Subsidiaries, preferred stock, and limit the
                                  ability of the Company and its Restricted Subsidiaries to
                                  pay dividends or other distributions, repurchase Equity
                                  Interests (as defined herein) and subordinated
                                  Indebtedness, or make certain other restricted payments,
                                  consummate certain asset sales, enter into certain
                                  transactions with affiliates, incur indebtedness that is
                                  subordinate in right of payment to any Senior Debt and
                                  senior in right of payment to the Notes, make investments, create or incur Liens (as defined herein), merge or
                                  consolidate with any other person or sell, assign,
                                  transfer, lease, convey or otherwise dispose of all or
                                  substantially all of the assets of the Company. See
                                  "Description of Notes--Certain Covenants" and "--Asset
                                  Sales."

For additional information regarding the Notes, see "Description of Notes."

                        COMPARISON OF NEW NOTES WITH EXISTING NOTES

Freely Transferable.............  Generally, the New Notes will be freely transferable under the Securities Act by holders thereof other than any
                                  holder that is either an affiliate of the Company or a
                                  broker-dealer that purchased the Notes from the Company to resell pursuant to Rule 144A or any other available
                                  exemption. The New Notes will otherwise be substantially
                                  identical in all material respects (including interest
                                  rate and maturity) to the Existing Notes. See "The
                                  Exchange Offer."

Registration Rights.............  The holders of Existing Notes currently are entitled to certain registration rights pursuant to two separate
                                  Registration Rights Agreements (the "Registration Rights
                                  Agreements"), each dated as of August 14, 1997, among (i)
                                  the Company and the Initial Purchaser and (ii) the Company
                                  and the Direct Purchaser. However, upon consummation of
                                  the Exchange Offer, subject to certain exceptions, holders of Existing Notes who do not exchange their Existing Notes for New Notes in the Exchange Offer will no longer be
                                  entitled to registration rights and will not be able to
                                  offer or sell their Existing Notes, unless such Existing
                                  Notes are subsequently registered under the Securities Act
                                  (which, subject to certain limited exceptions, the Company will have no obligation to do), except pursuant to an
                                  exemption from, or in a transaction not subject to, the
                                  Securities Act and applicable state securities laws. See
                                  "Risk Factors--Adverse Consequences of Failure to Adhere
                                  to Exchange Offer Procedures."

Absence of Public Market for the
  New Notes.....................  The New Notes are new securities and there is currently no established market for the New Notes. Accordingly, there
                                  can be no assurance as to the development or liquidity of
                                  any market for the New Notes. The Company does not intend
                                  to apply for listing on a securities exchange of the New
                                  Notes.

                                  RISK FACTORS

    Holders of Existing Notes and prospective purchasers of New Notes should carefully consider all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" in connection with the Exchange Offer.

                    SUMMARY FINANCIAL AND OTHER INFORMATION

    Prior to the IPO, the business of the Company was conducted through EquiStar Hotel Investors, L.P. ("EquiStar") and CapStar Management Company, L.P. ("CapStar Management"). CapStar Management has been in the hotel management business since 1987. EquiStar, however, was not formed until January 12, 1995 and the Company did not own any hotels in any prior periods. Therefore, the Company's financial statements prior to 1995 reflect only the management business of CapStar Management. In 1994, the Company began to invest in additional professional staff and incurred related costs in order to position itself to acquire hotel properties. From January 12, 1995 through June 30, 1997, the Company acquired 32 hotels on various dates. Thus, the historical financial statements reflect differing numbers of Owned Hotels throughout the periods presented. The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1997 and the Unaudited Pro Forma Condensed Consolidated Statements of Operations for the six months ended June 30, 1997 and the year ended December 31, 1996 assume: (i) the Owned Hotels, the Medallion Portfolio and Additional Acquisitions were owned and (ii) the 1997 Credit Facility, the Non-Recourse Facility, the October 1997 Debt Offering (collectively, the "Prior Debt Financings"), the Common Stock Offerings (together with the Prior Debt Financings, the "Prior Financings") and the Offering were consummated as of the balance sheet date and at the beginning of the periods presented, respectively.

                                                                                                            SIX MONTHS
                                                 FISCAL YEAR ENDED DECEMBER 31,                           ENDED JUNE 30,
                                ----------------------------------------------------------------  -------------------------------
                                                                                          PRO                              PRO
                                                                                         FORMA                            FORMA
                                  1992       1993       1994       1995       1996      1996(A)     1996       1997      1997(A)
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING RESULTS:

Revenues:
  Rooms.......................  $       0  $       0  $       0  $  14,456  $  68,498  $ 269,755  $  28,120  $  79,254  $ 145,195
  Food, beverage and other....          0          0          0      7,471     36,949    131,597     12,989     34,676     69,811
  Office rental and other.....          0          0          0          0          0      6,197      3,059      5,664      3,061
  Management services and
    other.....................      3,479      4,234      4,418      4,436      4,345      2,858      2,088      2,225      3,127
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total revenues..........      3,479      4,234      4,418     26,363    109,792    410,407     46,256    121,819    221,194
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating expenses:
Departmental expenses:
  Rooms.......................          0          0          0      4,190     17,509     67,942      7,365     18,954     36,267
  Food, beverage and other....          0          0          0      5,437     27,102    100,472     10,302     27,338     53,138
  Office rental and other.....          0          0          0          0          0      2,683      1,089      3,008      1,218
Undistributed operating
  expenses:
  Selling, general and
    administrative............      2,836      4,065      4,508      8,078     20,448     75,844      9,457     19,839     37,782
  Property operating costs....          0          0          0      3,934     17,151     70,184      7,497     19,024     36,958
  Depreciation and
    amortization..............         12         14         23      2,097      8,248     34,112      3,919      8,220     17,231
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total operating
        expenses..............      2,848      4,079      4,531     23,736     90,458    351,237     39,629     96,383    182,594
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net operating income (loss)...        631        155       (113)     2,627     19,334     59,170      6,627     25,436     38,600
Interest expense, net.........          0          0          0      2,414     12,346     31,789      7,290      8,440     15,715
Minority interest.............          0          0          0         18         39     (1,083)        69       (620)      (928)
Income tax provision(B).......          0          0          0          0      2,674     10,519          0      6,288      8,432
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before
  extraordinary item..........        631        155       (113)       231      4,353     15,779       (594)    10,088     13,525
Extraordinary item(C).........          0          0          0       (888)    (1,956)        --         --         --         --
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Net income (loss).......  $     631  $     155  $    (113) $    (657) $   2,397  $  15,779  $    (594) $  10,088  $  13,525
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings per share from
  continuing operations.......         --         --         --         --  $    0.31  $    0.64         --  $    0.62  $    0.54
                                                                            ---------  ---------             ---------  ---------
                                                                            ---------  ---------             ---------  ---------

                                                                                                            SIX MONTHS
                                                 FISCAL YEAR ENDED DECEMBER 31,                           ENDED JUNE 30,
                                ----------------------------------------------------------------  -------------------------------
                                                                                          PRO                              PRO
                                                                                         FORMA                            FORMA
                                  1992       1993       1994       1995       1996      1996(A)     1996       1997      1997(A)
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                              (IN THOUSANDS, EXCEPT OPERATING DATA)
OTHER FINANCIAL DATA:

EBITDA(D).....................  $     643  $     169  $     (90) $   4,741  $  27,621  $  92,199  $  10,615  $  33,036  $  54,903
Net cash provided by (used in)
  operating activities........         87       (101)        66      4,357     13,373     49,831      3,891      2,745     15,176
Net cash used in investing
  activities..................        (65)       (24)       (41)  (116,573)  (225,251)  (816,864)   (95,625)  (164,567)  (594,462)
Net cash provided by (used in)
  financing activities........       (219)       244          0    119,048    226,830    793,772     89,809    151,532    565,375
Ratio of EBITDA to interest
  expense.....................         --         --         --         --         --        2.9x        --         --        3.5x
Ratio of earnings to fixed
  charges.....................         --         --         --        1.1x       1.5x       1.8x        --        2.7x       2.3x

Restricted Group Data(E):

EBITDA........................         --         --         --         --         --  $  80,637         --         --  $  48,044
Interest expense..............         --         --         --         --                26,777         --         --     13,442
Ratio of EBITDA to interest
  expense.....................         --         --         --         --         --        3.0x        --         --        3.6x

BALANCE SHEET DATA:

Total assets..................  $     586  $   1,458  $   1,232  $ 132,650  $ 379,161         --  $ 231,736  $ 608,073  $1,034,072
Total debt....................          0          0          0     76,242    200,361         --    168,112    234,995    468,415(I)
Stockholders' equity..........         --         --         --         --    160,715         --         --    315,475    504,888

OPERATING DATA:

Owned Hotels:
  Number of hotels............         --         --         --          6         19         50         11         32         50
  Number of guest rooms.......         --         --         --      2,101      5,166     13,037      3,307      8,040     13,037
  Total revenues (in
    thousands)................         --         --         --  $  21,927  $ 105,447  $ 401,352  $  44,168  $ 119,594  $ 216,006
  Average occupancy...........         --         --         --       72.3%      71.6%      67.9%      72.7%      74.5%      70.1%
  ADR(F)......................         --         --         --  $   71.58  $   82.84  $   82.48  $   80.56  $   86.04  $   87.38
  RevPAR......................         --         --         --  $   51.75  $   59.31  $   55.97  $   58.57  $   64.08  $   61.29
All Hotels(G):
  Number of hotels(H).........         34         34         39         46         47         --         --         --         --
  Number of guest rooms(H)....      5,918      5,971      5,847      7,895      9,785         --         --         --         --
  Total revenues (in
    thousands)................  $ 109,837  $ 123,124  $ 128,151  $ 170,888  $ 193,092         --         --         --         --

------------------------------
(A) The pro forma Operating Results, Other Financial Data and Operating Data for the six months ended June 30, 1997 and the year ended December 31, 1996 have been prepared as if the Prior Debt Financings, the October 1997 Equity Offering, the Offering and the acquisition of the Owned Hotels, the Medallion Portfolio and the Additional Acquisitions had been consummated at the beginning of the periods presented, and the pro forma Balance Sheet Data as of June 30, 1997 have been prepared as if the Prior Financings, the Offering and the acquisition of the Owned Hotels, the Medallion Portfolio and the Additional Acquisitions had been consummated on such date.

(B) No provision for federal income taxes is included in the historical data other than for 1996 and 1997 because CapStar Management and EquiStar were partnerships and all federal income tax liabilities were passed through to the individual partners.

(C) During 1995 and 1996, certain loan facilities were refinanced and the write-offs of deferred costs associated with the prior facilities were recorded as extraordinary losses.

(D) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization. Management believes that EBITDA is a useful measure of operating performance because it is industry practice to evaluate hotel properties based on operating income before interest, income taxes, depreciation and amortization, which is generally equivalent to EBITDA, and EBITDA is unaffected by the debt and equity structure of the property owner. EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles ("GAAP"), is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income under GAAP for purposes of evaluating the Company's results of operations.

(E) Represents data for 46 Owned Hotels, the Medallion Portfolio and Additional Acquisitions and excludes data for the Unrestricted Subsidiaries.

(F) Represents total room revenues divided by total number of rooms occupied by hotel guests on a paid basis.

(G) Represents operating data for all hotels managed by the Company during all or a portion of the periods presented.

(H) As of December 31 for the periods presented.

(I) Includes $68,154 of debt of Unrestricted Subsidiaries.

                                  RISK FACTORS

    SET FORTH BELOW ARE THE PRINCIPAL RISK FACTORS IN AN EXCHANGE OR INVESTMENT IN THE NOTES. HOLDERS OF EXISTING NOTES AND PROSPECTIVE PURCHASERS OF THE NEW NOTES SHOULD CAREFULLY CONSIDER THESE RISK FACTORS AS WELL AS THE OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS, WHICH MAY AFFECT A DECISION TO ACQUIRE THE NEW NOTES. FOR A DISCUSSION OF CERTAIN POTENTIAL TAX CONSEQUENCES OF SUCH AN INVESTMENT, SEE "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS." THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS. SEE "SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS."

SUBSTANTIAL LEVERAGE AND DEBT SERVICE OBLIGATIONS

    On a pro forma basis, the Company's Indebtedness (including current portion) would have been $468.4 million. The Company expects it will incur additional Indebtedness, which may include secured Indebtedness, in the future to finance acquisitions and renovations. See "Description of Notes--Certain Covenants--Incurrence of Indebtedness and Issuance of Certain Capital Stock."

    The degree to which the Company is leveraged could have important consequences, including: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations may be dedicated to the payment of principal and interest on its Indebtedness, thereby reducing the funds available to the Company for its operation; (iii) in addition to the Notes, certain other agreements governing the Company's Indebtedness, including the 1997 Credit Facility, contain financial and other restrictive covenants, including those restricting the incurrence of additional Indebtedness, the creation of liens, the payment of dividends and sales of assets; (iv) the Company may be hindered in its ability to adjust rapidly to changing market conditions; and (v) the Company's substantial degree of leverage could make it more vulnerable in the event of a downturn in general economic conditions or in its business. The Company's ability to satisfy its obligations, including the Notes, will be dependent upon its future performance, which is subject to prevailing economic conditions and financial, business and other factors, including factors beyond the Company's control. There can be no assurance that the Company's operating cash flow will be sufficient to meet its debt service requirements or to repay the Notes at maturity or that the Company will be able to refinance the Notes or other indebtedness at maturity. See "Description of Certain Indebtedness" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

SUBORDINATION OF NOTES; ASSET ENCUMBRANCE

    On a pro forma basis, the Company would have approximately $468.4 million of Indebtedness outstanding, including $77.8 million of Senior Debt and $68.2 million of non-recourse indebtedness of Unrestricted Subsidiaries of the Company. The Notes will be subordinated in right of payment to all existing and future Senior Debt, including the principal, premium (if any) and interest with respect to the Senior Debt under the 1997 Credit Facility. The Notes will also be effectively subordinated to all obligations of Subsidiaries of the Company, including without limitation trade payables in the ordinary course.

    The Company may not pay principal of, premium (if any) on, or interest on, the Notes, or repurchase or redeem or otherwise retire any Notes, if any default occurs and is continuing in the payment when due of any Senior Debt (except that Holders of Notes may receive Permitted Junior Securities (as defined in the Indenture) and payments made from the trust described under "Description of Notes--Legal Defeasance and Covenant Defeasance"). In addition, if any other event of default exists with respect to Designated Senior Debt (as defined in the Indenture) and certain other conditions are satisfied, the Company may not make any payments on the Notes for up to 179 days (except that Holders of Notes may receive Permitted Junior Securities and payments made from the trust described under "Description of Notes--Legal Defeasance and Covenant Defeasance"). Upon any payment or distribution of the assets of the Company in connection with a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company, the holders of Senior Debt will be entitled to receive payment in full before the holders of the Notes are entitled to receive any payment. See "Description of Notes-- Subordination."

RESTRICTIONS IMPOSED BY THE 1997 CREDIT FACILITY

    The Notes are unsecured and thus, in effect, will rank junior to any secured Indebtedness of the Company. The 1997 Credit Facility includes certain covenants that, among other things, restrict: (i) the payment of dividends and other distributions, (ii) acquisitions of additional hotel properties, (iii) the creation or incurrence of liens, (iv) the incurrence of indebtedness, lease obligations or contingent liabilities, (v) the acquisition of investments in and securities issued by joint ventures and other entities, (vi) transactions with affiliates, (vii) mergers, acquisitions, divestitures or reorganizations, (viii) the issuance of preferred stock and (ix) sales of its hotel properties. The 1997 Credit Facility also contains covenants that will subject the Company to certain operating requirements and that require the maintenance of certain financial levels, such as consolidated net worth, and certain financial ratios, such as consolidated cash flow to consolidated debt service, consolidated cash flow to consolidated fixed charges and consolidated total indebtedness to consolidated cash flow. The ability of the Company to comply with these and other provisions may be affected by events beyond the Company's control. The breach of any of these covenants could result in a default under the 1997 Credit Facility, in which case the lenders, or their successors or assignees, could elect to declare the entire principal amount under the 1997 Credit Facility, together with accrued interest, to be due and payable, and the Company could be prohibited from making payments of interest and principal on the Notes until the default is cured or all Senior Debt is paid or satisfied in full. If the Indebtedness under the 1997 Credit Facility were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full such Indebtedness and the other Indebtedness of the Company, including the Notes. See "Description of Certain Indebtedness" and "Description of Notes--Subordination."

RISKS ASSOCIATED WITH THE LODGING INDUSTRY

    OPERATING RISKS. The Company's business is subject to all of the operating risks inherent in the lodging industry. These risks include the following: changes in general and local economic conditions; cyclical overbuilding in the lodging industry; varying levels of demand for rooms and related services; competition from other hotels, motels and recreational properties; changes in travel patterns; the recurring need for renovations, refurbishment and improvements of hotel properties; changes in governmental regulations that influence or determine wages, prices and construction and maintenance costs; and changes in interest rates and the availability of credit. Demographic, geographic or other changes in one or more of the Company's markets could impact the convenience or desirability of the sites of certain hotels, which would in turn affect the operations of those hotels. In addition, due to the level of fixed costs required to operate full- service hotels, certain significant expenditures necessary for the operation of hotels generally cannot be reduced when circumstances cause a reduction in revenue.

    COMPETITION IN THE LODGING INDUSTRY. The lodging industry is highly competitive. There is no single competitor or small number of competitors of the Company that are dominant in the industry. The Hotels operate in areas that contain numerous competitors, many of which have substantially greater resources than the Company. Competition in the lodging industry is based generally on location, room rates and range and quality of services and guest amenities offered. New or existing competitors could significantly lower rates or offer greater conveniences, services or amenities or significantly expand, improve or introduce new facilities in markets in which the Hotels compete, thereby adversely affecting the Company's operations.

    SEASONALITY. The lodging industry is seasonal in nature. Generally, hotel revenues are greater in the second and third quarters than in the first and fourth quarters. This seasonality can be expected to cause quarterly fluctuations in the revenues of the Company. Quarterly earnings also may be adversely affected by events beyond the Company's control, such as extreme weather conditions, economic factors and other considerations affecting travel.

    FRANCHISE AGREEMENTS. All but four of the Owned Hotels are operated pursuant to existing franchise or license agreements (the "Franchise Agreements"). The Franchise Agreements generally contain specific standards for, and restrictions and limitations on, the operation and maintenance of a hotel in order to maintain uniformity within the franchisor system. Those limitations may conflict with the Company's philosophy of creating specific business plans tailored to each hotel and to each market. Such standards are often subject to change over time, in some cases at the discretion of the franchisor, and may restrict a franchisee's ability to make improvements or modifications to a hotel without the consent of the franchisor. In addition, compliance with such standards could require a franchisee to incur significant expenses or capital expenditures. In connection with changing the franchise affiliation of an Owned Hotel or a subsequently acquired hotel, the Company may be required to incur significant expenses or capital expenditures. The Franchise Agreements covering the Owned Hotels expire or terminate, without specified renewal rights, at various times and have differing remaining terms. As a condition to renewal, the Franchise Agreements frequently contemplate a renewal application process, which may require substantial capital improvements to be made to the hotel.

RISKS ASSOCIATED WITH EXPANSION

    COMPETITION FOR EXPANSION OPPORTUNITIES. The Company competes for the acquisition of hotels with entities that have substantially greater financial resources than the Company. The Company believes that, as a result of the downturn experienced by the lodging industry from the late 1980s through the early 1990s and the significant number of foreclosures and bankruptcies created thereby, the prices for many hotels have for several years been at historically low levels and often well below the cost to build new hotels. The recent economic recovery in the lodging industry and the resulting increase in funds available for hotel acquisitions may cause additional investors to enter the hotel acquisition market, which may in turn cause hotel acquisition costs to increase and the number of attractive hotel acquisition opportunities to decrease.

    FAILURE TO CONSUMMATE ACQUISITIONS. The Company has entered into binding contracts to acquire the Additional Acquisitions and in the future may enter into contracts to acquire other hotels as well. There can be no assurance that the Company will be able to consummate the acquisition of any such hotels. Failure to consummate such acquisitions could affect the Company's ability to implement its acquisition strategy.

    INTEGRATION RISKS. To successfully implement its acquisition strategy, the Company must be able to continue to successfully integrate new hotels into its existing operations. Since August 1996, the Company has acquired 29 hotels. The Company expects to continue to grow through the acquisition of additional hotels. The consolidation of functions and integration of departments, systems and procedures of the new hotels with the Company's existing operations presents a significant management challenge, and the failure to integrate new hotels into the Company's management and operating structures could have a material adverse effect on the results of operations and financial condition of the Company. There can be no assurance that the Company will be able to achieve operating results in its new hotels comparable to the historical performance of its hotels.

RISKS ASSOCIATED WITH OWNING REAL ESTATE

    The Company currently owns 41 hotels and has entered into contracts to acquire the Medallion Portfolio and Additional Acquisitions. Accordingly, the Company will be subject to varying degrees of risk generally incident to the ownership of real estate. These risks include, among other things, changes in national, regional and local economic conditions, changes in local real estate market conditions, changes in interest rates and in the availability, cost and terms of financing, the potential for uninsured casualty and other losses, the impact of present or future environmental legislation and adverse changes in zoning laws and other regulations. Many of these risks are beyond the control of the Company. In addition, real estate investments are relatively illiquid, resulting in a limited ability of the Company to vary its portfolio of hotels in response to changes in economic and other conditions.

HOTEL RENOVATION RISKS

    The renovation of hotels involves risks associated with construction and renovation of real property, including the possibility of construction cost overruns and delays due to various factors (including the inability to obtain regulatory approvals, inclement weather, labor or material shortages and the unavailability of construction and permanent financing) and market or site deterioration after acquisition or renovation. Any unanticipated delays or expenses in connection with the renovation of hotels could have an adverse effect on the results of operations and financial condition of the Company.

SUBSTANTIAL RELIANCE ON KEY PERSONNEL

    The Company will place substantial reliance on the lodging industry knowledge and experience and the continued services of its senior management, led by Paul W. Whetsell and David E. McCaslin. The Company's future success and its ability to manage future growth depend in large part upon the efforts of these persons and on the Company's ability to attract and retain other highly qualified personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. The loss of services of Messrs. Whetsell or McCaslin or the Company's inability to attract and retain other highly qualified personnel may adversely affect the results of operations and financial condition of the Company. The Company currently has employment agreements with Messrs. Whetsell and McCaslin for terms of three years each expiring in December 1999, which contain certain non-compete clauses. See "Management--Employment Agreements."

POTENTIAL FOR CONFLICTS OF INTEREST

    Mr. Whetsell and Mr. McCaslin and entities owned by them own, directly or indirectly, (i) a leasehold interest, expiring on December 31, 2001, in two of the Managed Hotels and (ii) minority equity interests in four of the Managed Hotels. Mr. Whetsell and Mr. McCaslin exercise management control over the entities that own two of these Managed Hotels (the "Affiliated Owners") through their ownership of certain entities which serve as general partners of the Affiliated Owners. Such interests were acquired prior to the formation of EquiStar and CapStar Management. For the year ended December 31, 1996 and the six months ended June 30, 1997, the Company received approximately $287,000 and $276,000, respectively, in management fees from the four hotels in which Messrs. Whetsell and McCaslin own an equity interest, including approximately $234,000 and $112,000, respectively, in management fees from the Affiliated Owners.

    Conflicts may arise in the future between the Company and the Affiliated Owners with respect to certain Management Agreements (as defined below) between the Company and such Affiliated Owners. These conflicts may arise in connection with the exercise of any rights or the conduct of any negotiations to extend, renew, terminate or amend such agreements. There can be no assurance that such conflicts will be resolved in favor of the Company. Transactions involving the Company and the Affiliated Owners will be passed on for the Company by a majority of the Independent Directors (as defined herein) of the Board.

    Although none of the Managed Hotels owned by Affiliated Owners now competes with the Owned Hotels, the Company may in the future acquire a hotel in a market in which a hotel owned by an Affiliated Owner now operates. See "Certain Relationships and Related Transactions--Ownership Interests in Certain Managed Hotels."

    Under the terms of their employment agreements, Messrs. Whetsell and McCaslin are prohibited from hereafter acquiring any interests in hotels or hotel management companies while they serve as officers of the Company. See "Management--Employment Agreements."

TERMINATION OF MANAGEMENT AGREEMENTS

    The Company operates the 28 Managed Hotels pursuant to third party management agreements (the "Management Agreements") with the owners of such Managed Hotels. The Management Agreements have remaining terms ranging from one month to nine years. Substantially all of the Management Agreements permit the owners of the Managed Hotels to terminate such agreements prior to the stated expiration dates if the applicable hotel is sold, and several of the Management Agreements permit the owners of the Managed Hotels to terminate such agreements prior to the stated expiration date without cause or by reason of the failure of the applicable hotel to obtain specified levels of performance. For the year ended December 31, 1996 and the six months ended June 30, 1997, the Company's pro forma revenue from Management Agreements was $2.9 million and $2.1 million, respectively, constituting 0.7% and 1.0%, respectively, of the Company's total pro forma revenue for such periods. No single Management Agreement (or group of Management Agreements for hotels under common ownership or control) currently accounts for more than 0.1% of the total revenue of the Company on a pro forma basis. The early termination of the Management Agreements or the inability of the Company to negotiate renewals of Management Agreements upon the expiration of their stated terms would have an adverse impact on the revenues received by the Company from its management business.

ENVIRONMENTAL RISKS

    Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of contamination from hazardous or toxic substances, or the failure to properly remediate such contaminated property, may adversely affect the owner's ability to sell or rent such real property or to borrow using such real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. The operation and removal of certain underground storage tanks are also regulated by federal and state laws. In connection with the ownership and operation of the Hotels, the Company could be held liable for the costs of remedial action with respect to such regulated substances and storage tanks and claims related thereto. Activities have been undertaken to close or remove storage tanks located on the property of two of the Owned Hotels.

    All of the Owned Hotels have undergone Phase I environmental site assessments ("Phase Is"), which generally provide a physical inspection and database search but not soil or groundwater analyses, by a qualified independent environmental engineer within approximately the last 12 months. Phase Is identify potential sources of contamination for which the Owned Hotels may be responsible and to assess the status of environmental regulatory compliance. The Phase Is have not revealed any environmental liability or compliance concerns that the Company believes would have a material adverse effect on the Company's results of operation or financial condition, nor is the Company aware of any such liability or concerns.

    In addition, the Owned Hotels have been inspected to determine the presence of asbestos. Federal, state and local environmental laws, ordinances and regulations also require abatement or removal of certain asbestos-containing materials ("ACMs") and govern emissions of and exposure to asbestos fibers in the air. Limited quantities of ACMs are present in various building materials such as sprayed-on ceiling treatments, roofing materials or floor tiles at the Owned Hotels. Operations and maintenance programs for maintaining such ACMs have been or are in the process of being designed and implemented, or the

ACMs have been scheduled to be or have been abated, at such hotels. Based on third party environmental assessments and due diligence investigations recently conducted by the Company and its lenders, the Company believes that the presence of ACMs in its Owned Hotels will not have a material adverse effect on the Company's results of operations or financial condition. However, there can be no assurance that this will be the case. Any liability resulting from non-compliance or other claims relating to environmental matters could have a material adverse effect on the Company's results of operations or financial condition.

GOVERNMENTAL REGULATION

    A number of states regulate the licensing of hotels and restaurants, including liquor license grants, by requiring registration, disclosure statements and compliance with specific standards of conduct. The Company believes that it is substantially in compliance with these requirements. Managers of hotels are also subject to laws governing their relationship with hotel employees, including minimum wage requirements, overtime, working conditions and work permit requirements. Compliance with, or changes in, these laws could reduce the revenue and profitability of the Owned Hotels and could otherwise adversely affect the Company's results of operations or financial condition.

    Under the Americans with Disabilities Act (the "ADA"), all public accommodations are required to meet certain requirements related to access and use by disabled persons. These requirements became effective in 1992. Although significant amounts have been and continue to be invested in ADA required upgrades to the Owned Hotels, a determination that the Company is not in compliance with the ADA could result in a judicial order requiring compliance, imposition of fines or an award of damages to private litigants. The Company is likely to incur additional costs of complying with the ADA; however, such costs are not expected to have a material adverse effect on the Company's results of operations or financial condition.

FRAUDULENT TRANSFER CONSIDERATIONS

    Under applicable provisions of the United States Bankruptcy Code or comparable provisions of state fraudulent transfer and conveyance laws, if the Company, at the time it issued the Notes, (a) incurred such indebtedness with the actual intent to hinder, delay or defraud creditors or (b)(i) received less than reasonably equivalent value or fair consideration therefor and (ii)(A) was insolvent at the time of such incurrence, (B) was rendered insolvent by reason of such incurrence (and the application of the proceeds thereof), (C) was engaged or was about to engage in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital to carry on its business or (D) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature, then, in each such case, a court of competent jurisdiction could avoid, in whole or in part, the Notes or, in the alternative, fashion other equitable relief. The measure of insolvency for purposes of the foregoing would likely vary depending upon the law applied in such case. Generally, however, the Company would be considered insolvent if the sum of its debts, including contingent liabilities, was greater than all of its assets at a fair valuation, or if the present fair-saleable value of its assets was less than the amount that would be required to pay the probable liabilities on its existing debts, including contingent liabilities, as such debts become absolute and matured. The Company's management believes that, for purposes of the United States Bankruptcy Code and state fraudulent transfer and conveyance laws, the Notes are being issued without the intent to hinder, delay or defraud creditors and for proper purposes and in good faith; that the Company will receive reasonably equivalent value or fair consideration therefor and that, after the issuance of the Notes and the application of the net proceeds thereof, the Company will be solvent, will have sufficient capital for carrying on its business and will be able to pay its debts as they mature. However, there can be no assurance that a court passing on such issues would agree with the determination of the Company's management.

LACK OF PUBLIC MARKET FOR THE NOTES

    Prior to the Exchange Offer, there has been no public market for the Existing Notes. Although the Initial Purchaser has acted as a market maker with respect to the Existing Notes and has informed the Company that it currently intends to make a market in the New Notes, it is not obligated to do so and any such market making may be discontinued at any time without any notice. The Existing Notes are currently eligible for trading in the PORTAL market. Following commencement of the Exchange Offer but prior to its consummation, the Existing Notes may continue to be traded in the PORTAL market. Following consummation of the Exchange Offer, the New Notes will not be eligible for PORTAL trading. The Company currently does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system and no active public market for the New Notes is currently anticipated. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes (or any Existing Notes not exchanged).

ADVERSE CONSEQUENCES OF FAILURE TO ADHERE TO EXCHANGE OFFER PROCEDURES

    Issuance of the New Notes in exchange for Existing Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Exchange Agent of such Existing Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of Existing Notes desiring to tender such Existing Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. Neither the Company nor the Exchange Agent is under any duty to give notification of defects or irregularities with respect to the tenders of Existing Notes for exchange.

    Existing Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and therefore may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption therefrom or in a transaction not subject thereto, and in each case in compliance with certain conditions and restrictions. Upon consummation of the Exchange Offer certain registration rights under the Registration Rights Agreements will terminate.

RECEIPT OF RESTRICTED SECURITIES UNDER CERTAIN CIRCUMSTANCES

    Any holder of Existing Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "The Exchange Offer--Consequences of Failure to Exchange; Resales of New Notes."

ADVERSE EFFECT ON MARKET FOR EXISTING NOTES

    To the extent that Existing Notes are tendered and accepted in the Exchange Offer, the trading market for the untendered and tendered but unaccepted Existing Notes could be adversely affected. See "The Exchange Offer."

                                USE OF PROCEEDS

    There will be no proceeds to the Company from the Exchange of New Notes for Existing Notes pursuant to the Exchange Offer. This Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreements. The net proceeds from the issuance and sale of the Existing Notes, approximately $145.0 million, were used to reduce outstanding indebtedness under the 1997 Credit Facility; such amounts remain available for reborrowing. The indebtedness under the 1997 Credit Facility bears interest at variable rates, with a weighted average annual rate at June 30, 1997 of 7.69%, and matures on June 30, 2002.

                                 CAPITALIZATION

    The following table sets forth the actual capitalization of the Company as of June 30, 1997 and pro forma to give effect to the Prior Financings, the Offering and the acquisition of nine of the Owned Hotels since June 30, 1997, the Medallion Portfolio and the Additional Acquisitions (for a pro forma total of 50 hotels). The information below should be read in conjunction with the Company's consolidated financial statements and notes thereto, incorporated herein by reference, and the Unaudited Pro Forma Condensed Consolidated Financial Statements and notes thereto contained elsewhere in this Prospectus.

                                                                                    AS OF JUNE 30, 1997
                                                                                  ------------------------
                                                                                  HISTORICAL     PRO FORMA
                                                                                  ----------     ---------

                                                                                   (IN THOUSANDS, EXCEPT
                                                                                        SHARE DATA)
DEBT:
Senior secured credit facility..................................................   $ 168,500     $  --
1997 Credit Facility(A).........................................................      --           76,670
Non-recourse debt...............................................................      15,404       68,154(C)
8 3/4% Senior Subordinated Notes due 2007.......................................      --          150,000
4.75% Convertible Subordinated Notes due 2004...................................      --          172,500
Other debt......................................................................      51,091(B)     1,091
                                                                                  ----------     ---------
    Total debt..................................................................     234,995      468,415

Minority interest...............................................................      22,270       22,270

STOCKHOLDERS' EQUITY:
Preferred Stock ($.01 par value, 25,000,000 shares authorized, no shares issued
  or outstanding)...............................................................      --            --
Common Stock ($.01 par value, 49,000,000 shares authorized, 18,905,952 shares
  issued and outstanding).......................................................         189          249
Additional paid-in capital......................................................     303,564      499,364
Retained earnings...............................................................      12,142        5,695
Cumulative foreign currency translation adjustment..............................        (420)        (420)
                                                                                  ----------     ---------
    Total stockholders' equity..................................................     315,475      504,888
                                                                                  ----------     ---------
    Total capitalization........................................................   $ 572,740     $995,573
                                                                                  ----------     ---------
                                                                                  ----------     ---------

------------------------

(A) In July 1997, the Company obtained the 1997 Credit Facility in the maximum principal amount of $450.0 million.

(B) Includes $50.0 million of senior subordinated debt refinanced with the proceeds of the 1997 Credit Facility.

(C) Represents debt of Unrestricted Subsidiaries.

                       SELECTED FINANCIAL AND OTHER DATA

    The following table sets forth selected historical and pro forma financial information for the Company. The Balance Sheet Data of the Company as of June 30, 1997, December 31, 1996, 1995 and 1994, and the Operating Results and Other Financial Data for the years ended December 31, 1996, 1995, 1994 and 1993 and the six months ended June 30, 1997 and 1996, have been derived from the consolidated financial statements which are incorporated by reference into this Prospectus. The Operating Results and Other Financial Data for the year ended December 31, 1992 and the Balance Sheet Data as of June 30, 1996, December 31, 1993 and 1992 have been derived from financial statements not required to be included or incorporated by reference in this Prospectus. The following information should be read in conjunction with the historical consolidated financial statements and notes thereto for the Company, incorporated herein by reference, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Unaudited Pro Forma Condensed Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus.

    The pro forma Operating Results and Other Financial Data for the year ended December 31, 1996 and the six months ended June 30, 1997 have been prepared as if the Prior Financings and the acquisition of all of the Owned Hotels, the Medallion Portfolio and the Additional Acquisitions had been consummated at the beginning of the periods presented, and the pro forma Balance Sheet Data as of June 30, 1997 have been prepared as if the Offering, the Prior Debt Financings and the acquisition of nine of the Owned Hotels, the Medallion Portfolio and the Additional Acquisitions had been consummated on such date. The pro forma financial information is not necessarily indicative of what the actual financial position and results of operations of the Company would have been as of and for the periods indicated, nor does it purport to represent the Company's future financial position and results of operations.

                                                                                                               SIX MONTHS
                                                         FISCAL YEAR ENDED DECEMBER 31,                      ENDED JUNE 30,
                                        ----------------------------------------------------------------  --------------------
                                                                                                  PRO
                                                                                                 FORMA
                                          1992       1993       1994       1995       1996      1996(A)     1996       1997
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING RESULTS:

Revenues:
  Rooms...............................  $       0  $       0  $       0  $  14,456  $  68,498  $ 269,755  $  28,120  $  79,254
  Food, beverage and other............          0          0          0      7,471     36,949    131,597     12,989     34,676
  Office rental and other.............          0          0          0          0          0      6,197      3,059      5,664
  Management services and other.......      3,479      4,234      4,418      4,436      4,345      2,858      2,088      2,225
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total revenues..................      3,479      4,234      4,418     26,363    109,792    410,407     46,256    121,819
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating expenses:
Departmental expenses:
  Rooms...............................          0          0          0      4,190     17,509     67,942      7,365     18,954
  Food, beverage and other............          0          0          0      5,437     27,102    100,472     10,302     27,338
  Office rental and other.............          0          0          0          0          0      2,683      1,089      3,008
Undistributed operating expenses:
  Selling, general and
    administrative....................      2,836      4,065      4,508      8,078     20,448     75,844      9,457     19,839
  Property operating costs............          0          0          0      3,934     17,151     70,184      7,497     19,024
  Depreciation and amortization.......         12         14         23      2,097      8,248     34,112      3,919      8,220
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total operating expenses........      2,848      4,079      4,531     23,736     90,458    351,237     39,629     96,383
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net operating income (loss)...........        631        155       (113)     2,627     19,334     59,170      6,627     25,436
Interest expense, net.................          0          0          0      2,414     12,346     31,789      7,290      8,440
Minority interest.....................          0          0          0         18         39     (1,083)        69       (620)
Income tax provision(B)...............          0          0          0          0      2,674     10,519          0      6,288
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before extraordinary
  item................................        631        155       (113)       231      4,353     15,779       (594)    10,088
Extraordinary item(C).................          0          0          0       (888)    (1,956)        --         --         --
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Net income (loss)...............  $     631  $     155  $    (113) $    (657) $   2,397  $  15,779  $    (594) $  10,088
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings per share from continuing
  operations..........................         --         --         --         --  $    0.31  $    0.63         --  $    0.62
                                                                                    ---------  ---------             ---------
                                                                                    ---------  ---------             ---------


                                           PRO
                                          FORMA
                                         1997(A)
                                        ---------

OPERATING RESULTS:
Revenues:
  Rooms...............................  $ 146,195
  Food, beverage and other............     69,811
  Office rental and other.............      3,061
  Management services and other.......      2,127
                                        ---------
      Total revenues..................    221,194
                                        ---------
Operating expenses:
Departmental expenses:
  Rooms...............................     36,267
  Food, beverage and other............     53,138
  Office rental and other.............      1,218
Undistributed operating expenses:
  Selling, general and
    administrative....................     37,782
  Property operating costs............     36,958
  Depreciation and amortization.......     17,231
                                        ---------
      Total operating expenses........    182,594
                                        ---------
Net operating income (loss)...........     38,600
Interest expense, net.................     15,715
Minority interest.....................       (928)
Income tax provision(B)...............      8,432
                                        ---------
Income (loss) before extraordinary
  item................................     13,525
Extraordinary item(C).................         --
                                        ---------
      Net income (loss)...............  $  13,525
                                        ---------
                                        ---------
Earnings per share from continuing
  operations..........................  $    0.54
                                        ---------
                                        ---------

                                                                                                             SIX MONTHS
                                                       FISCAL YEAR ENDED DECEMBER 31,                      ENDED JUNE 30,
                                      ----------------------------------------------------------------  --------------------
                                                                                                PRO
                                                                                               FORMA
                                        1992       1993       1994       1995       1996      1996(A)     1996       1997
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                              (IN THOUSANDS, EXCEPT OPERATING DATA)

OTHER FINANCIAL DATA:

EBITDA(D)...........................  $     643  $     169  $     (90) $   4,741  $  27,621  $  92,199  $  10,615  $  33,036
Net cash provided by (used in)
  operating activities..............         87       (101)        66      4,357     13,373     49,831      3,891      2,745
Net cash used in investing
  activities........................        (65)       (24)       (41)  (116,573)  (225,251)  (816,864)   (95,625)  (164,567)
Net cash provided by (used in)
  financing activities..............       (219)       244          0    119,048    226,830    793,772     89,809    151,532
Ratio of EBITDA to interest
  expense...........................         --         --         --         --         --        2.9x        --         --
Ratio of earnings to fixed
  charges...........................         --         --         --        1.1x       1.5x       1.8x        --        2.7x

Restricted Group Data(E):

EBITDA..............................         --         --         --         --         --  $  80,637         --         --
Interest expense....................         --         --         --         --         --     26,777         --         --
Ratio of EBITDA to interest
  expense...........................         --         --         --         --         --        3.0x        --         --

BALANCE SHEET DATA:

Total assets........................  $     586  $   1,458  $   1,232  $ 132,650  $ 379,161         --  $ 231,736  $ 608,073
Total debt..........................          0          0          0     76,242    200,361         --    168,112    234,995
Stockholders' equity................         --         --         --         --    160,715         --         --    315,475

OPERATING DATA:

Owned Hotels:
  Number of hotels..................         --         --         --          6         19         50         11         32
  Number of guest rooms.............         --         --         --      2,101      5,166     13,037      3,307      8,040
  Total revenues (in thousands).....         --         --         --  $  21,927  $ 105,447  $ 401,352  $  44,168  $ 119,594
  Average occupancy.................         --         --         --       72.3%      71.6%      67.9%      72.7%      74.5%
  ADR(F)............................         --         --         --  $   71.58  $   82.84  $   82.48  $   80.56  $   86.04
  RevPAR............................         --         --         --  $   51.75  $   59.31  $   55.97  $   58.57  $   64.08
All Hotels(G):
  Number of hotels(H)...............         34         34         39         46         47         --         --         --
  Number of guest rooms(H)..........      5,918      5,971      5,847      7,895      9,785         --         --         --
  Total revenues (in thousands).....  $ 109,837  $ 123,124  $ 128,151  $ 170,888  $ 193,092         --         --         --


                                         PRO
                                        FORMA
                                       1997(A)
                                      ---------

OTHER FINANCIAL DATA:
EBITDA(D)...........................  $  54,903
Net cash provided by (used in)
  operating activities..............     15,176
Net cash used in investing
  activities........................   (594,462)
Net cash provided by (used in)
  financing activities..............    565,375
Ratio of EBITDA to interest
  expense...........................        3.5x
Ratio of earnings to fixed
  charges...........................        2.3x
Restricted Group Data(E):
EBITDA..............................  $  48,044
Interest expense....................     13,442
Ratio of EBITDA to interest
  expense...........................        3.6x
BALANCE SHEET DATA:
Total assets........................  $1,034,072
Total debt..........................    468,415(I)
Stockholders' equity................    504,888
OPERATING DATA:
Owned Hotels:
  Number of hotels..................         50
  Number of guest rooms.............     13,037
  Total revenues (in thousands).....  $ 216,006
  Average occupancy.................       70.1%
  ADR(F)............................  $   87.38%
  RevPAR............................  $   61.29
All Hotels(G):
  Number of hotels(H)...............         --
  Number of guest rooms(H)..........         --
  Total revenues (in thousands).....         --

------------------------------
(A) The pro forma Operating Results, Other Financial Data and Operating Data for the six months ended June 30, 1997 and the year ended December 31, 1996 have been prepared as if the Prior Financings, the Offering and the acquisition of the Owned Hotels, the Medallion Portfolio and the Additional Acquisitions had been consummated at the beginning of the periods presented, and the pro forma Balance Sheet Data as of June 30, 1997 have been prepared as if the Prior Debt Financings, the October 1997 Equity Offering, the Offering and the acquisition of the Owned Hotels, the Medallion Portfolio and the Additional Acquisitions had been consummated on such date.

(B) No provision for federal income taxes is included in the historical data other than for 1996 and 1997 because CapStar Management and EquiStar were partnerships and all federal income tax liabilities were passed through to the individual partners.

(C) During 1995 and 1996, certain loan facilities were of refinanced and the write-offs of deferred costs associated with the prior facilities were recorded as extraordinary losses.

(D) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization. Management believes that EBITDA is a useful measure of operating performance because it is industry practice to evaluate hotel properties based on operating income before interest, income taxes, depreciation and amortization, which is generally equivalent to EBITDA, and EBITDA is unaffected by the debt and equity structure of the property owner. EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles ("GAAP"), is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income under GAAP for purposes of evaluating the Company's results of operations.

(E) Represents data for 46 Owned Hotels, the Medallion Portfolio and Additional Acquisitions and excludes data for the Unrestricted Subsidiaries.

(F) Represents total room revenues divided by total number of rooms occupied by hotel guests on a paid basis.

(G) Represents operating data for all hotels managed by the Company during all or a portion of the periods presented.

(H) As of December 31 for the periods presented.

(I) Includes $68,154 of debt of Unrestricted Subsidiaries.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    The Unaudited Pro Forma Condensed Consolidated Balance Sheet of the Company as of June 30, 1997 is presented assuming: (i) all of the Owned Hotels, the Medallion Portfolio and the Additional Acquisitions were owned at June 30, 1997 (for a pro forma total of 50 hotels) and (ii) the Prior Debt Financings, the October 1997 Equity Offering, the Offering and the application of the net proceeds therefrom were completed at June 30, 1997.

    The Unaudited Pro Forma Condensed Consolidated Statements of Operations of the Company for the six months ended June 30, 1997 and for the year ended December 31, 1996 are presented assuming: (i) all of the Owned Hotels, the Medallion Portfolio and the Additional Acquisitions were owned at the beginning of the periods presented (for a pro forma total of 50 hotels); and (ii) the Prior Financings, the Offering and the application of the net proceeds therefrom were completed at the beginning of the periods presented.

    In management's opinion, all material adjustments necessary to reflect the transactions are presented in the pro forma adjustments columns, which are further described in the notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements. The Unaudited Pro Forma Condensed Consolidated Financial Statements are not necessarily indicative of what the Company's financial position or results of operations actually would have been if all the Owned Hotels, the Medallion Portfolio and the Additional Acquisitions were, in fact, owned on such dates presented, and if the Prior Financings and the Offering occurred on such dates. Additionally, the pro forma information does not purport to project the Company's financial position or results of operations at any future date or for any future period. The Unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the historical consolidated financial statements and related notes thereto of the Company, which are incorporated herein by reference.

                             CAPSTAR HOTEL COMPANY
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1997
                                 (IN THOUSANDS)

                                                                  PRO FORMA ADJUSTMENTS
                                                     ------------------------------------------------
                                                                           MEDALLION
                                                       OWNED HOTELS      PORTFOLIO AND
                                                        AND PRIOR         ADDITIONAL
                                       HISTORICAL(A) FINANCINGS(B)(C)  ACQUISITIONS(C)(E) OFFERING(C)   PRO FORMA
                                       ------------  ----------------  -----------------  -----------  -----------
ASSETS

Cash and cash equivalents............   $   11,489      $   (5,547)        $      --       $      --    $   5,942
Property and equipment, net:
  Land...............................       81,683          38,445            30,790              --      150,918
  Building and improvements..........      404,798         169,298           153,951              --      728,047
  Furniture, fixtures and
    equipment........................       44,556          20,045            20,527              --       85,128
  Construction-in-progress...........        5,314               5                --              --        5,319
                                       ------------       --------          --------      -----------  -----------
Total property and equipment, net....      536,351         227,793           205,268              --      969,412
Deposits and other assets............       60,233          (6,390)(D)            --           4,875       58,718
                                       ------------       --------          --------      -----------  -----------
Total assets.........................   $  608,073      $  215,856         $ 205,268       $   4,875    $1,034,072
                                       ------------       --------          --------      -----------  -----------
                                       ------------       --------          --------      -----------  -----------

LIABILITIES, MINORITY INTEREST AND
  STOCKHOLDERS' EQUITY

Other liabilities....................   $   35,333      $    3,166         $      --       $      --    $  38,499
Long-term debt:
  Senior secured credit facility.....      168,500        (168,500)               --              --           --
  1997 Credit Facility...............           --          16,527           205,268        (145,125)      76,670
  Non-Recourse Facility..............           --          52,750                --              --       52,750
  Convertible Notes due 2004.........           --         172,500                --              --      172,500
  Subordinated Notes due 2007........           --              --                --         150,000      150,000
  Other debt.........................       66,495         (50,000)               --              --       16,495
                                       ------------       --------          --------      -----------  -----------
Total liabilities....................      270,328          26,443           205,268           4,875      506,914
Minority interest....................       22,270              --                --              --       22,270
Stockholders' equity.................      315,475         189,413(D)             --              --      504,888
                                       ------------       --------          --------      -----------  -----------
Total liabilities, minority interest
  and stockholders' equity...........   $  608,073      $  215,856         $ 205,268       $   4,875    $1,034,072
                                       ------------       --------          --------      -----------  -----------
                                       ------------       --------          --------      -----------  -----------

------------------------------
(A) Reflects the historical unaudited condensed consolidated balance sheet of the Company as of June 30, 1997.

(B) Reflects the Company's cost basis and financing for the nine Owned Hotels acquired subsequent to June 30, 1997.

(C) A schedule of sources and uses of funds related to the Company's various financing activities is as follows:

    SOURCES
    Proceeds from the Offering..............................................................  $ 150,000
    Proceeds from Prior Debt Financings, the October 1997 Equity Offering and net draws on
     credit facilities......................................................................    497,781
                                                                                              ---------
    Total sources...........................................................................             $ 647,781
                                                                                                         ---------
                                                                                                         ---------
    USES
    Repayment of credit facilities..........................................................  $(218,500)
    Purchase of certain Owned Hotels, the Medallion Portfolio and the Additional
     Acquisitions...........................................................................   (413,843)
    Advisory and other transaction expenses for the Prior Financings and the Offering.......    (15,438)
                                                                                              ---------
    Total uses..............................................................................             $(647,781)
                                                                                                         ---------
                                                                                                         ---------

(D) Reflects the write-off deferred financing fees of $6,447 at June 30, 1997 related to the senior secured and senior subordinated credit facilities that were refinanced. Deposits and other assets also reflect the deferral of financing fees of $10,563 related to the Prior Debt Financings and the use of the purchase deposits recorded at June 30, 1997.

(E) Reflects the Company's cost basis and financing for the Medallion Portfolio and the Additional Acquisitions. The estimated total cost is $231,010, including the purchase prices totaling $199,800, renovation programs of $25,742 and other costs of $5,468.

                             CAPSTAR HOTEL COMPANY

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                PRO FORMA ADJUSTMENTS
                                                                    ---------------------------------------------
                                                                                        MEDALLION
                                                                     OWNED HOTELS     PORTFOLIO AND
                                                                       AND PRIOR       ADDITIONAL
                                                      HISTORICAL(A)  FINANCINGS(B)   ACQUISITIONS(B)   OFFERING    PRO FORMA
                                                      ------------  ---------------  ---------------  -----------  ----------

Revenue from hotel operations:
  Rooms.............................................   $   79,254      $  41,440        $  25,501      $      --   $  146,195
  Food and beverage.................................       34,676         13,502           11,111             --       59,289
  Other.............................................        5,664          3,226            1,632             --       10,522
Office rental and other.............................           --          2,844              217             --        3,061
Hotel management, accounting and other..............        2,225            (98)              --             --        2,127
                                                      ------------       -------          -------     -----------  ----------
  Total revenue.....................................      121,819         60,914           38,461             --      221,194

Hotel operating expenses by department:
  Rooms.............................................       18,954         18,857            6,456             --       36,267
  Food and beverage.................................       27,338         10,984            8,859             --       47,181
  Other operating departments.......................        3,008          1,857            1,092             --        5,957
Office rental and other.............................           --          1,184               34             --        1,218
Undistributed operating expenses:
  Administrative and general........................       19,839         10,119            7,824             --       37,782
  Property operating costs..........................       13,960          8,222            4,640             --       26,822
  Property taxes, insurance and other...............        5,064          3,760            1,312             --       10,136
  Depreciation and amortization.....................        8,220          5,050            3,717            244(D)     17,231
                                                      ------------       -------          -------     -----------  ----------
  Total operating expenses..........................       96,383         52,033           33,934            244      182,594
Interest expense, net...............................        8,440          3,184(C)         2,677(C)       1,414(C)     15,715
                                                      ------------       -------          -------     -----------  ----------

Total expenses......................................      104,823         55,217           36,611          1,658      198,309
                                                      ------------       -------          -------     -----------  ----------

Income (loss) before minority interest and income
  taxes.............................................       16,996          5,697            1,850         (1,658)      22,885

Minority interest...................................         (620)          (308)              --             --         (928)
                                                      ------------       -------          -------     -----------  ----------

Income (loss) before income taxes...................       16,376          5,389            1,850         (1,658)      21,957

Income tax provision................................        6,288          2,069              711           (636)       8,432
                                                      ------------       -------          -------     -----------  ----------

  Net income (loss)(E)..............................   $   10,088      $   3,320        $   1,139      $  (1,022)  $   13,525
                                                      ------------       -------          -------     -----------  ----------
                                                      ------------       -------          -------     -----------  ----------

Earnings per share(F):                                 $     0.62                                                  $     0.54

Weighted average shares outstanding:                   16,356,343                                                  25,501,632

------------------------------
(A) Reflects the historical unaudited condensed consolidated statement of operations of the Company for the six months ended June 30, 1997.

(B) Reflects the pre-acquisition operations of the Owned Hotels, the Medallion Portfolio and Additional Acquisitions to provide six months of hotel operations. For each hotel, the pre-acquisition operations were obtained from the hotel's pre-acquisition financial statements. Also reflects adjustments to (i) eliminate management fee revenues for the Owned Hotels for services that were provided by the Company, (ii) reflect federal and state income taxes (assuming a 38.4% combined effective rate) and (iii) reflect pro forma depreciation and amortization expense as if the hotels had been acquired as of the beginning of the period.

(C) Reflects the adjustments needed to record a full period of interest for the Owned Hotels, the Medallion Portfolio and Additional Acquisitions, assuming the Prior Financings occurred at the beginning of the period. Adjustments are also recorded to reflect the net effect of the Offering and repayment of existing credit facilities.

(D) Adjustment reflects amortization of costs associated with the Offering.

(E) After giving effect to the 1997 Credit Facility, the Company incurred expenses associated with the write-off of deferred financing costs related to the refinanced senior secured and senior subordinated credit facilities. These extraordinary costs are charged to operations as incurred and have not been included in the Unaudited Pro Forma Condensed Consolidated Statement of Operations.

(F) In computing earnings per share, net income has been adjusted for certain minority interests.

                             CAPSTAR HOTEL COMPANY

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                        PRO FORMA ADJUSTMENTS
                                                            ----------------------------------------------
                                                                                  MEDALLION
                                                               OWNED HOTELS     PORTFOLIO AND
                                                                AND PRIOR         ADDITIONAL
                                              HISTORICAL(A)   FINANCINGS (B)    ACQUISITIONS(B)  OFFERING   PRO FORMA
                                              ------------  ------------------  --------------  ----------  ----------
Revenue from hotel operations:
  Rooms.....................................   $   68,498      $    155,255      $     46,002   $       --  $  269,755
  Food and beverage.........................       30,968            56,584            21,402           --     108,954
  Other.....................................        5,981            13,341             3,321           --      22,643
Office rental and other.....................           --             5,668               529           --       6,197
Hotel management, accounting and other......        4,345            (1,487)               --           --       2,858
                                              ------------  ------------------  --------------  ----------  ----------
  Total revenue.............................      109,792           229,361            71,254           --     410,407

Hotel operating expenses by department:
  Rooms.....................................       17,509            37,921            12,512           --      67,942
  Food and beverage.........................       24,589            45,022            17,729           --      87,340
  Other operating departments...............        2,513             8,497             2,122           --      13,132
Office rental and other.....................           --             2,683                --           --       2,683
Undistributed operating expenses:
  Administrative and general................       20,448            40,239            15,157           --      75,844
  Property operating costs..................       12,586            28,027             9,235           --      49,848
  Property taxes, insurance and other.......        4,565            13,316             2,455           --      20,336
  Depreciation and amortization.............        8,248            18,595             6,781          488(D)     34,112
                                              ------------  ------------------  --------------  ----------  ----------
  Total operating expenses..................       90,458           194,300            65,991          488     351,237

Interest expense, net.......................       12,346            10,980(C)          5,433(C)      3,030(C)     31,789
                                              ------------  ------------------  --------------  ----------  ----------

Total expenses..............................      102,804           205,280            71,424        3,518     383,026
                                              ------------  ------------------  --------------  ----------  ----------

Income (loss) before minority interest and
  income taxes..............................        6,988            24,081              (170)      (3,518)     27,381

Minority interest...........................           39            (1,122)               --           --      (1,083)
                                              ------------  ------------------  --------------  ----------  ----------

Income (loss) before income taxes...........        7,027            22,959              (170)      (3,518)     26,298

Income tax provision........................        2,674             9,321               (69)      (1,407)     10,519
                                              ------------  ------------------  --------------  ----------  ----------

  Net income (loss)(E)......................   $    4,353      $     13,638      $       (101)  $   (2,111) $   15,779
                                              ------------  ------------------  --------------  ----------  ----------
                                              ------------  ------------------  --------------  ----------  ----------

Earnings per share(F):                         $     0.31                                                   $     0.63

Weighted average shares outstanding:           12,754,321                                                   25,267,566

------------------------------
(A) Reflects the historical consolidated statement of operations of the Company for the year ended December 31, 1996.

(B) Reflects the pre-acquisition operations of the Owned Hotels, the Medallion Portfolio and Additional Acquisitions to provide a full year of hotel operations. For each hotel, the pre-acquisition operations were obtained from the hotel's pre-acquisition financial statements. Also reflects adjustments to (i) eliminate management fee revenues for the Owned Hotels for services that were provided by the Company, (ii) reflect federal and state income taxes (assuming a 40.0% combined effective rate), (iii) reflect the estimated incremental general and administrative expenses associated with public ownership (these additional expenses include insurance, additional executive salaries, directors' fees and related expenses, legal expenses, expenses associated with preparing quarterly and annual reports, and other miscellaneous expenses) and (iv) reflect pro forma depreciation and amortization expense as if the hotels had been acquired as of the beginning of the period.

(C) Reflects the adjustments needed to record a full year of interest for the Owned Hotels, the Medallion Portfolio and the Additional Acquisitions, assuming the Prior Financings occurred at the beginning of the period. Adjustments are also recorded to reflect the net effect of the Offering and repayment of existing credit facilities.

(D) Adjustment reflects amortization of costs associated with the Offering.

(E) After giving effect to the 1997 Credit Facility, the Company incurred expenses associated with the write-off of deferred financing costs related to the senior secured and refinanced senior subordinated credit facilities. These extraordinary costs are charged to operations as incurred and have not been included in the Unaudited Pro Forma Condensed Consolidated Statement of Operations.

(F) Historical earnings per share have been calculated using actual income for the period from the IPO through December 31, 1996. In computing pro forma earnings per share, net income has been adjusted for certain minority interests.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    CERTAIN STATEMENTS CONTAINED HEREIN AND ELSEWHERE IN THIS PROSPECTUS WHICH ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES REFERENCED ELSEWHERE IN THIS PROSPECTUS. SEE "RISK FACTORS" AND "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS."

GENERAL

    Prior to the IPO, the business of the Company was conducted through EquiStar, which owned 12 of the Owned Hotels, and CapStar Management, which managed these and certain other hotels. CapStar Management has been in the hotel management business since 1987. EquiStar, however, was not formed until January 12, 1995 and the Company did not own any hotels in any prior periods. Therefore, the Company's financial statements prior to 1995 reflect only the management business of CapStar Management. The economics of the management business are based on fees paid to the Company for management services and the costs related to the performance of these services. The fee management business is labor intensive and requires relatively little capital.

    Beginning in 1994, the Company began to invest in additional professional staff and incurred related costs in order to position itself to acquire hotel properties. From January 12, 1995 through June 30, 1997, the Company acquired 32 hotels. Thus, the historical financial statements for the six months ended June 30, 1996 and 1997, and the years ended December 31, 1996 and 1995 reflect differing numbers of Owned Hotels throughout the periods. The economics associated with the acquisition and ownership of hotels is significantly different from the fee management business in that capital is required to both acquire and maintain hotels. Due to the timing and magnitude of the acquisitions, it is difficult to compare results of these periods either to each other or to prior years.

    At December 31, 1995, the Company owned and operated five hotels and acquired or assumed operations of five additional hotels during the first six months of 1996 on the following dates: February 2, February 16, February 22, February 29 and March 8, bringing the total of hotels owned at June 30, 1996 to ten. At December 31, 1996, the Company owned 19 hotels and acquired 13 additional hotels during the first six months of 1997 on the following dates:
January 27, January 31 (two hotels), March 17, March 28, April 1 (six hotels) and April 30 (two hotels), bringing the total of hotels owned at June 30, 1997 to 32. Therefore, the financial statements for the six months ended June 30, 1997 and 1996, reflect differing numbers of hotels owned throughout the periods.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1997 COMPARED WITH SIX MONTHS ENDED JUNE 30, 1996

    Revenues increased to $121.8 million for the six months ended June 30, 1997 from $46.3 million for the six months ended June 30, 1996. Operating expenses also increased significantly. These increases are a result of the increase in the number of hotels owned during the respective periods.

    Interest expense increased to $8.4 million for the six months ended June 30, 1997 from $7.3 million for the same period in 1996, resulting from the increase in debt incurred relating to the acquisition of the hotels since June 30, 1996. This increase in debt and the related interest expense was partially offset by proceeds from two equity offerings and the lower interest rate charged on the Credit Facility.

    Net income rose to $10.1 million for the six months ended June 30, 1997 compared to a net loss of $0.6 million for the same period of 1996.

    EBITDA increased to $33.0 million for the six months ended June 30, 1997 from $10.6 million for the same period of 1996.

YEAR ENDED DECEMBER 31, 1996 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1995

    Total revenues increased to $109.8 million in 1996 from $26.4 million in 1995. The Company purchased its first hotel in March 1995 and owned and managed five hotels as of the end of 1995. During

1996, the Company purchased an additional 14 hotels. The growth in revenues between 1995 and 1996 reflects this significant growth in the number of hotels owned.

    Operating costs and expenses increased to $90.5 million in 1996 from $23.7 million in 1995. Departmental expenses, property operating costs, selling, general and administrative costs and depreciation and amortization increased in 1996 over 1995. All of these increases reflect the growth in the number of owned hotels from five to nineteen. The costs related to management of the Managed Hotels remained stable between the periods.

    Operating income increased to $19.3 million in 1996 from $2.6 million in 1995. The increase from 1995 is due to the operating income generated by additional hotels and to increased efficiencies in the management of the Managed Hotels.

    Net interest expense of $12.3 million for 1996 increased from $2.4 million in 1995 due to the additional debt incurred related to the hotels acquired in 1996.

    The extraordinary loss of $2.0 million in 1996 reflects the write-off of deferred financing fees of $3.3 million, net of a deferred tax benefit of $1.3 million. The financing fees written-off were unamortized fees associated with a credit facility which was refinanced prior to maturity. The Company also incurred an extraordinary loss on extinguishment of debt during 1995 from the write-off of deferred financing fees in connection with a refinancing transaction.

    Net income increased to $2.4 million for 1996 from a net loss of $0.7 million for 1995. The primary reason for the increase is due to increased operating income generated by hotels acquired during 1996 and improvements in operating income from hotels acquired in 1995.

YEAR ENDED DECEMBER 31, 1995 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1994

    Total revenues increased to $26.4 million in 1995 from $4.4 million in 1994. Room revenues and food, beverage and other hotel department revenues for 1995 reflect the operating revenues of five Owned Hotels acquired during the period. There were no Owned Hotels acquired during 1994.

    Operating costs and expenses increased to $23.7 million in 1995 from $4.5 million in 1994. Departmental expenses and property operating costs for 1995 reflect the operations of five Owned Hotels acquired during the period. Selling, general and administrative costs and depreciation expense reflect increases due to the acquisition of five Owned Hotels and the interest in the Westin Atlanta Airport during 1995. The costs related to management of the Managed Hotels remained relatively constant between the periods.

    Operating income increased to $2.6 million in 1995 from a loss of $0.1 million in 1994. The increase from 1994 is due to the operating income of the Owned Hotels and to increased efficiencies in the management of the Managed Hotels.

    Net interest expense of $2.4 million for 1995 results from the debt incurred related to the acquisition of the Owned Hotels.

    The Company incurred an extraordinary loss on extinguishment of debt during 1995 from the write-off of deferred financing fees in connection with a refinancing transaction.

    The net loss increased to $0.7 million for 1995 from $0.1 million for 1994. The primary reason for the loss was the early extinguishment of debt.

FINANCIAL CONDITION

JUNE 30, 1997 COMPARED WITH DECEMBER 31, 1996

    Total assets increased by $228.9 million to $608.1 million at June 30, 1997 from $379.2 million at December 31, 1996. This growth was due to the acquisition of 13 hotels during the first six months of 1997 and deposits related to certain hotels acquired during July 1997.

    Long-term debt increased to $235.0 million at June 30, 1997. This reflects borrowings to finance the purchase of the hotels acquired, net of repayments with proceeds from the March 1997 Offering.

    The increase in minority interest reflects the OP Units (as defined herein) issued in conjunction with the acquisition of a portfolio of six hotels from Highgate Hotels, Inc. and certain affiliated entities. The increase in equity resulted from the net proceeds from the March 1997 Offering and the partial conversion of the OP Units in May 1997.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's principal sources of liquidity are cash on hand, cash generated from operations, borrowings under credit facilities and equity offerings, as well as the proceeds from the March 1997 Offering. The Company's continuing operations are funded through cash generated from hotel operations. Hotel acquisitions and joint venture investments are financed through a combination of internally generated cash, external borrowings and the issuance of OP Units and/or Common Stock.

    The Company completed its IPO in August 1996 at a price of $18.00 per share, generating net proceeds of approximately $110.1 million to the Company. The net proceeds from the IPO were used to repay borrowings incurred in connection with the acquisition and renovation of certain of the Owned Hotels. In March 1997, CapStar completed the March 1997 Offering at a price of $24.75 per share, generating net proceeds of approximately $134.1 million to the Company. Proceeds of the March 1997 Offering were used to fund certain acquisitions with the remainder used to repay indebtedness and for general corporate purposes.

    In July 1997, the Company obtained the 1997 Credit Facility (as more fully described below), with initial borrowings used to repay existing indebtedness. In August 1997, the Company completed the Offering in the aggregate principal amount of $150.0 million, generating net proceeds of approximately $145.0 million to the company. In addition, in August 1997, the Company entered into the $100.0 million Non-Recourse Facility with Lehman Holdings. The Non-Recourse Facility has an 18-month term and bears interest at a rate of between 175 and 270 basis points over 30-day LIBOR, based on certain debt service ratios. The Non-Recourse Facility is expected to be utilized to fund new hotel acquisitions in a tax-efficient manner.

    In October 1997, the Company completed the October 1997 Equity Offering at a price of 34.625 per share, generating net proceeds of approximately $195.9 million to the Company. Simultaneously with the October 1997 Equity Offering, the Company completed the October 1997 Debt Offering, generating net proceeds of $167.9 million to the Company. The Convertible Notes are general, unsecured obligations of the Company subordinated in right of payment to all indebtedness of the Company and subordinated by operation of law to all liabilities of the Company's subsidiaries (including trade payables). The indenture pursuant to which the Convertible Notes were issued does not restrict the incurrence by the Company or its subsidiaries of additional indebtedness. The Convertible Notes are not redeemable by the Company prior to October 15, 2000, and thereafter are redeemable at specified premiums until maturity. Conversion of the Convertible Notes is permitted at any time after January 14, 1998 at a rate of 23.2558 shares of Common Stock per $1,000 principal amount.

    During the fiscal year ended December 31, 1996, the Company paid $226.1 million in aggregate Acquisition Cost to purchase certain of the Owned Hotels. Initial renovation and ongoing capital expenditure programs during the same period totaled $21.6 million. During the six months ended June 30, 1997, CapStar invested $198.7 million in aggregate Acquisition Cost to purchase certain of the Owned Hotels and $12.9 million on initial renovation and ongoing capital expenditure programs. The Company expects to spend an additional $16.4 million to complete the initial renovation of these Owned Hotels. Initial renovation programs related to the nine Owned Hotels acquired subsequent to June 30, 1997 and the Additional Acquisitions are projected to total $25.1 million and $6.1 million, respectively. Substantially all renovation programs are expected to be completed within the next 12 months.

    Capital for renovation work has been and will be provided by a combination of internally generated cash and external borrowings. The Company is committed to reinvesting adequate capital on an ongoing basis to maintain the quality of the hotels it owns. Once initial renovation programs are complete, the Company expects to spend approximately 4% of revenues on an annual basis for ongoing capital expenditures, including room and facilities refurbishments, renovations and furniture and equipment replacements. The Company believes that these investments will enhance the Company's competitive position.

    At June 30, 1997, the Company had $11.5 million in cash and cash equivalents, a decrease of $10.3 million from the balance of $21.8 million on December 31, 1996.

    The Company has obtained the 1997 Credit Facility in the maximum principal amount of $450.0 million. Initial borrowings under the 1997 Credit Facility were used by the Company to repay existing indebtedness. Subsequent borrowings under the 1997 Credit Facility will be used to acquire and renovate upscale, full-service hotels and for other general corporate purposes. The 1997 Credit Facility is composed of a $350.0 million revolving loan facility maturing on June 30, 2002, and a $100.0 million term loan facility maturing on June 30, 2004. The term loan facility calls for mandatory payments of principal beginning on March 31, 1998. The revolving loan facility commitment will be reduced in increments of $12.5 million on a quarterly basis beginning on October 1, 2000 and ending on July 1, 2001. In addition, the 1997 Credit Facility provides that net sales and financing proceeds and 50% of excess cash flow, in each case to the extent not reinvested and subject to certain exceptions set forth in the 1997 Credit Facility, must be used to prepay the term loan facility and reduce the revolving credit facility. The Company will be required to pay customary fees in connection with the structuring of the 1997 Credit Facility, a commitment fee on the unused portion of the 1997 Credit Facility and a fee on outstanding letters of credit under the 1997 Credit Facility. The 1997 Credit Facility is a direct obligation of the Company and is fully and unconditionally guaranteed by the Company and certain subsidiaries of the Company, including the Operating Partnerships and the subsidiaries owning hotel properties. The 1997 Credit Facility is secured by substantially all the real and personal property of the Company and its subsidiaries. The 1997 Credit Facility contains covenants that impose certain limitations on the Company in respect of, among other things, (i) the payment of dividends and other distributions, (ii) acquisitions of additional hotel properties, (iii) the creation or incurrence of liens, (iv) the incurrence of indebtedness, lease obligations or contingent liabilities, (v) the acquisition of investments in and securities issued by joint ventures and other entities, (vi) transactions with affiliates, (vii) mergers, acquisitions, divestitures or reorganizations, (viii) the issuance of preferred stock and (ix) sales of its hotel properties. The 1997 Credit Facility also contains covenants that will subject the Company to certain operating requirements and that require the maintenance of certain financial levels, such as consolidated net worth, and certain financial ratios, such as consolidated cash flow to consolidated debt service, consolidated cash flow to consolidated fixed charges and consolidated total indebtedness to consolidated cash flow. The 1997 Credit Facility prohibits certain changes in control of the Company, including certain dispositions of stock owned by Paul Whetsell, and requires that Paul Whetsell remain an active senior officer of the Company.

    Management believes that the Company will have access to sufficient capital resources to fund its operating and administrative expenses, to continue to service its debt obligations and to acquire additional hotel properties.

SEASONALITY

    Demand in the lodging industry is affected by recurring seasonal patterns. Demand is lower in the winter months due to decreased travel and higher in the spring and summer months during peak travel season. Accordingly, the Company's operations are seasonal in nature, with lower revenue, operating profit and cash flow in the first and fourth quarters and higher revenue, operating profit and cash flow in the second and third quarters.

INFLATION

    The rate of inflation has not had a material effect on the revenues or operating results of the Company during the three most recent fiscal years.

                               THE EXCHANGE OFFER

GENERAL

    The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying "Letter of Transmittal" (which together constitute the "Exchange Offer"), to exchange up to $150.0 million aggregate principal amount of New Notes for a like aggregate principal amount of Existing Notes properly tendered on or prior to the Expiration Date and not withdrawn as permitted pursuant to the procedures described below. The Exchange Offer is being made with respect to all of the Existing Notes. The total aggregate principal amount of Existing Notes and New Notes will in no event exceed $150.0 million.

    The Existing Notes were issued on August 19, 1997. An aggregate of $100.0 million aggregate principal amount of the Existing Notes were sold to the Initial Purchaser and then re-offered at a price of 99.866%. The remaining $50.0 million aggregate principal amount of Existing Notes were sold directly to the Direct Purchaser at a price of 97.866%. The Direct Purchaser agreed with the Initial Purchaser that it will not sell, transfer or otherwise dispose of or transfer any of the Existing Notes (except for the Exchange Offer) purchased by it for a period of 90 days from the Offering without the consent of the Initial Purchaser. The Direct Purchaser, Oak Hill Securities Fund, L.P., is a Delaware limited partnership that acquires and actively manages a diverse portfolio of investments, principally in leveraged companies. Certain principals of Oak Hill Advisors, Inc., the advisor of the Direct Purchaser, have business relationships with Acadia Partners, L.P. See "Principal Stockholders." The Company paid a $375,000 fee to Oak Hill Advisors, Inc. for financial advisory services rendered in connection with the Offering.

    As of the date of this Prospectus, $150.0 million aggregate principal amount of the Existing Notes was outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about October 28, 1997, to all holders of Existing Notes known to the Company. The Company's obligation to accept Existing Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "--Conditions to the Exchange Offer" below.

PURPOSE OF THE EXCHANGE OFFER

    The Existing Notes were issued by the Company on August 19, 1997 in a transaction exempt from the registration requirements of the Securities Act. Accordingly, the Existing Notes may not be reoffered, resold or otherwise transferred in the United States unless so registered or unless an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

    In connection with the issuance and sale of the Existing Notes, the Company entered into two separate Registration Rights Agreements, each dated as of August 14, 1997, which require the Company to (i) file on or before September 18, 1997 (30 days after the date of issuance of the Existing Notes) a registration statement relating to the Exchange Offer (the "Exchange Offer Registration Statement"), (ii) use its best efforts to cause the Exchange Offer Registration Statement to become effective on or before November 17, 1997 (90 days after the date of issuance of the Existing Notes), (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, commence the Exchange Offer and use its best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, New Notes in exchange for all Existing Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement (as defined herein), use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 30 days after such filing obligation arises and to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 90 days after such obligation arises. If (A) the Company fails to file any of the Registration Statements required by the Registration Rights Agreements on or before the date specified above for such filing, (B) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (C) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (D) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities (as defined herein) during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (A) through (D) above a "Registration Default"), then the Company will pay Liquidated Damages ("Liquidated Damages") to each Holder of Notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $0.05 per week per $1,000 principal amount of Notes held by such Holder. The amount of the Liquidated Damages will increase by an additional $0.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $0.50 per week per $1,000 principal amount of Notes. All accrued Liquidated Damages will be paid by the Company to the Global Notes Holder by wire transfer of immediately available funds or by federal funds check and to Holders of certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

    Holders of Existing Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreements) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreements in order to have their Existing Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

    Based on no-action letters issued by the staff of the Commission to third parties in unrelated transactions, the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than (i) any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or (ii) any broker-dealer that purchases New Notes from the Company to resell pursuant to Rule 144A or any other available exemption) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holders have no arrangement or understanding with any person to participate in the distribution of such New Notes and are not participating in, and do not intend to participate in, the distribution of such New Notes. The Company has not sought, and does not intend to seek, its own no-action letter with regard to the Exchange Offer. Accordingly, there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. Any holder of Existing Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Thus, any New Notes acquired by such holders will not be freely transferable except in compliance with the Securities Act. See "--Consequences of Failure to Exchange; Resale of New Notes."

EXPIRATION DATE; EXTENSION; TERMINATION; AMENDMENT

    The Exchange Offer will expire at 5:00 pm, New York City time, on November 28, 1997, unless the Company, in its sole discretion, has extended the period of time for which the Exchange Offer is open (such date, as it may be extended, is referred to herein as the "Expiration Date"). The Expiration Date will be at least 20 business days after the commencement of the Exchange Offer in accordance with Rule 14e-1(a) under the Exchange Act. The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Existing Notes, by giving oral notice (promptly confirmed in writing) or written notice to the Exchange Agent and by giving written notice of such extension to the holders thereof or by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release through the Dow Jones News Service, in each case, no later than 9:00 am New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Existing Notes previously tendered will remain subject to the Exchange Offer unless properly withdrawn.

    In addition, the Company expressly reserves the right to terminate or amend the Exchange Offer and not to accept for exchange any Existing Notes not theretofore accepted for exchange upon the occurrence of any of the events specified below under "--Conditions to the Exchange Offer." If any such termination or amendment occurs, the Company will notify the Exchange Agent and will either issue a press release or give oral or written notice to the holders of the Existing Notes as promptly as practicable.

    For purposes of the Exchange Offer, the term "business day" has the meaning set forth in Rule 14d-1(c)(6) under the Exchange Act.

PROCEDURES FOR TENDERING EXISTING NOTES

    The tender to the Company of Existing Notes by a holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal.

    A holder of Existing Notes may tender the same by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Existing Notes being tendered and any required signature guarantees, to the Exchange Agent at its address set forth below on or prior to the Expiration Date (or complying with the procedure for book-entry transfer described below) or (ii) complying with the guaranteed delivery procedures described below.

    THE METHOD OF DELIVERY OF EXISTING NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO INSURE TIMELY DELIVERY. NO EXISTING NOTES OR LETTERS OF TRANSMITTAL SHOULD BE SENT TO THE COMPANY.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Existing Notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder of the Existing Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the amount of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a clearing agency, an insured credit union, a savings association or a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Existing Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Existing Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder with the signature thereon guaranteed by an Eligible Institution.

    Any financial institution that is a participant in The Depository Trust Company's (the "Depositary") Book-Entry Transfer Facility (the "Book-Entry Transfer Facility") system may make book-entry delivery of the Existing Notes by causing the Depositary to transfer such Existing Notes into the Exchange Agent's account in accordance with the Depository's procedures for such transfer. In connection with a book-entry transfer, a Letter of Transmittal need not be transmitted to the Exchange Agent, provided that the book-entry transfer procedures must be complied with prior to 5:00 pm, New York City time, on the Expiration Date.

    If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Existing Note to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its address set forth below on or prior to the Expiration Date a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the Existing Notes are registered and, if possible, the certificate numbers of the Existing Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three business days after the Expiration Date the Existing Notes in proper form for transfer (or a confirmation of book-entry transfer of such Existing Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Existing Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery (a "Notice of Guaranteed Delivery") which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

    A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Existing Notes (or a confirmation of book-entry transfer of such Existing Notes into the Exchange Agent's account at the Book-Entry Transfer Facility) is received by the Exchange Agent, or (ii) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) from an Eligible Institution is received by the Exchange Agent. Issuances of New Notes in exchange for Existing Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Existing Notes.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Existing Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Existing Notes not properly tendered or to not accept any particular Existing Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Existing Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Existing Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Existing Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Existing Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Existing Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

    If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Existing Notes, such Existing Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the Existing Notes.

    If the Letter of Transmittal or any Existing Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

    By tendering, each holder will represent to the Company in the Letter of Transmittal that, among other things, the New Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, that neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, that neither the holder nor any such other person is participating in or intends to participate in the distribution of such New Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company.

    Each broker-dealer that receives New Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

WITHDRAWAL RIGHTS

    Tenders of Existing Notes may be withdrawn at any time prior to the close of business, New York City time, on the Expiration Date.

    For a withdrawal to be effective, a written notice of withdrawal sent by telegram, facsimile transmission (receipt confirmed by telephone) or letter must be received by the Exchange Agent prior to the Expiration Date at its address set forth below. Any such notice of withdrawal must (i) specify the name of the person having tendered the Existing Notes to be withdrawn (the "Depositor"),
(ii) identify the Existing Notes to be withdrawn (including the certificate number or numbers and principal amount of such Existing Notes), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Existing Notes were tendered or as otherwise described above (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee under the Indenture register the transfer of such Existing Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Existing Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, which determination will be final and binding on all parties. Any Existing Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Existing Notes which have been tendered for exchange and which are properly withdrawn will be returned to the holder thereof without cost to such holder as soon as practicable after such withdrawal. Properly withdrawn Existing Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Existing Notes" above at any time on or prior to the Expiration Date.

ACCEPTANCE OF EXISTING NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

    Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Existing Notes properly tendered and will issue the New Notes promptly after acceptance of the Existing Notes. See "--Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Existing Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

    For each Existing Note accepted for exchange, the holder of such Existing Note will receive a New Note having a principal amount equal to that of the surrendered Existing Note.

    In all cases, issuance of New Notes for Existing Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Existing Notes or a timely Book-Entry Confirmation of such Existing Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Existing Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Existing Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Existing Notes will be returned without expense to the tendering holder thereof (or, in the case of Existing Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Existing Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration of the Exchange Offer.

CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Existing Notes and may terminate or amend the Exchange Offer if at any time before the acceptance of such Existing Notes for exchange or the exchange of the New Notes for such Existing Notes any of the following events shall occur:

        (i) any injunction, order or decree shall have been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair the ability of the Company to proceed with the Exchange Offer, or

        (ii) the Exchange Offer shall violate any applicable law or any applicable interpretation of the staff of the Commission.

    The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company, in whole or in part, at any time from time to time, if it determines in its reasonable discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, subject to applicable law. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    In addition, the Company will not accept for exchange any Existing Notes tendered, and no New Notes will be issued in exchange for any such Existing Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939 (the "Trust Indenture Act"). In any such event, the Company is required to use its best efforts to obtain the withdrawal or lifting of any stop order at the earliest possible time.

    The Exchange Offer is not conditioned upon any minimum principal amount of Existing Notes being tendered for exchange.

EXCHANGE AGENT

    IBJ Schroder Bank & Trust Company has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this

Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

 BY REGISTERED OR CERTIFIED              BY HAND:                BY OVERNIGHT DELIVERY:
             MAIL:
  IBJ Schroder Bank & Trust      IBJ Schroder Bank & Trust      IBJ Schroder Bank & Trust
           Company                        Company                        Company
         P.O. Box 84                 One State Street               One State Street
    Bowling Green Station               11th Floor                     11th Floor
   New York, NY 10274-0084          New York, NY 10004             New York, NY 10004
  Attention: Reorganization        Attention: Securities          Attention: Securities
     Operations Department     Processing Window, Subcellar   Processing Window, Subcellar
                                        One (SC-1)                     One (SC-1)

                                  For information, call:
                                 Information and Facsimile
                               Confirmation: (212) 858-2103
                                 Facsimile: (212) 858-2611
                               (Eligible Institutions Only)

    DELIVERY OF THE EXISTING NOTES, LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

SOLICITATION OF TENDERS; FEES AND EXPENSES

    The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The cash expenses to be incurred by the Company in connection with the Exchange Offer will be paid by the Company.

    No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company.

    Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Existing Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

TRANSFER TAXES

    The Company will pay all transfer taxes, if any, applicable to the exchange of Existing Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Existing Notes not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Existing Notes tendered, or if tendered Existing Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Existing Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

    The New Notes will be recorded at the carrying value of the Existing Notes as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company upon the exchange of New Notes for Existing Notes. Expenses incurred in connection with the issuance of the New Notes will be amortized over the term of the New Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE; RESALES OF NEW NOTES

    Holders of Existing Notes who do not exchange their Existing Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Existing Notes as set forth in the legend thereon as a consequence of the issuance of the Existing Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. Existing Notes not exchanged pursuant to the Exchange Offer will continue to remain outstanding in accordance with their terms. In general, the Existing Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Existing Notes under the Securities Act. However, if (i) the Company is not required to file the Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Transfer Restricted Securities notifies the Company prior to the 20th day following consummation of the Exchange Offer that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer or (B) that it may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and this Prospectus is not appropriate or available for such resales or (C) that it is a broker-dealer and owns Existing Notes acquired directly from the Company or an affiliate of the Company, the Company will file with the Commission a Shelf Registration Statement (the "Shelf Registration Statement") to cover resales of the Existing Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Existing Note until (i) the date on which such Note has been exchanged by a person other than a broker-dealer for a New Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of an Existing Note for a New Note, the date on which such New Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this Prospectus,
(iii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Note is distributed to the public pursuant to Rule 144 under the Securities Act. The Company will, in the event that a Shelf Registration Statement is filed, provide to each holder of Existing Notes copies of the prospectus that is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Notes has become effective and take certain other actions as are required to permit unrestricted sales of the Notes.

    Based on certain no-action letters issued by the staff of the Commission to third parties in unrelated transactions, the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than (i) any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or (ii) any broker-dealer that purchases Notes from the Company to resell pursuant to Rule 144A or any other available exemption) without compliance with the registration and prospectus delivery provisions of the

Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holders have no arrangement or understanding with any person to participate in the distribution of such New Notes and are not participating in, and do not intend to participate in, the distribution of such New Notes. The Company has not sought, and does not intend to seek, its own no-action letter with regard to the Exchange Offer. Accordingly, there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. If any holder has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. A broker-dealer who holds Existing Notes that were acquired for its own account as a result of market making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of New Notes. Each such broker-dealer that receives New Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

    In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Rights Agreements and subject to certain specified limitations therein, to register or qualify the New Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the Existing Notes reasonably requests in writing.

    Participation in the Exchange Offer is voluntary, and holders of Existing Notes should carefully consider whether to participate. Holders of the Existing Notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

    As a result of the making of, and upon acceptance for exchange of all validly tendered Existing Notes pursuant to the terms of, this Exchange Offer, the Company will have fulfilled a covenant contained in the Registration Rights Agreements. Holders of Existing Notes who do not tender their Existing Notes in the Exchange Offer will continue to hold such Existing Notes and will be entitled to all the rights, and limitations applicable thereto, under the Indenture, except for any such rights under the Registration Rights Agreements that by their terms terminate or cease to have further effectiveness as a result of the making of this Exchange Offer. See "--Purpose of the Exchange Offer." All untendered Existing Notes will continue to be subject to the restrictions on transfer set forth in the Indenture. To the extent that Existing Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Existing Notes could be adversely affected.

    The Company may in the future seek to acquire untendered Existing Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

                                  THE COMPANY

    CapStar Hotel Company owns and manages hotels throughout the United States and Canada. CapStar currently owns and/or manages 69 Hotels which contain 15,449 rooms. Of the Hotels, the Company owns and manages 41 upscale, full-service Owned Hotels which contain 10,521 rooms and manages an additional 28 Managed Hotels owned by third parties which contain 4,928 rooms. The Owned Hotels are located in markets that have recently experienced strong economic growth, including Albuquerque, Atlanta, Charlotte, Chicago, Cleveland, Dallas, Denver, Houston, Los Angeles, Salt Lake City, Seattle and Washington, D.C. The Owned Hotels include hotels operated under nationally recognized brand names such as Hilton, Sheraton, Westin, Marriott, Doubletree and Embassy Suites. The Company's business strategy is to acquire hotel properties with the potential for cash flow growth and to renovate, reposition and operate each hotel according to a business plan specifically tailored to the characteristics of the hotel and its market.

    The Company completed its IPO in August 1996. Since the IPO, the Company has significantly expanded its portfolio by completing the purchase of 29 upscale, full-service hotels containing 7,005 rooms for an aggregate Acquisition Cost of $564.5 million. The Company has also entered into contracts to acquire the Additional Acquisitions for an Acquisition Cost of $58.1 million. In addition to the acquisition or proposed acquisition of these hotels, since the IPO the Company has invested in two joint ventures and, including the management contracts associated with these joint ventures, the Company has entered into ten new long-term management agreements.

    As a fully integrated owner and manager, CapStar intends to capitalize on its management experience and expertise by continuing to make opportunistic acquisitions of full-service hotels, securing additional management contracts and improving the operating performance of the Hotels. The Company's senior management team, with an average of 19 years of experience, has successfully managed hotels in all segments of the lodging industry, with particular emphasis on upscale, full-service hotels. Since the inception of the Company's management business in 1987, the Company has achieved consistent revenue and portfolio growth, even during periods of relative industry weakness. The Company attributes its management success to its ability to (i) analyze each hotel as a unique property and identify those particular cash flow growth opportunities which each hotel presents, (ii) create and implement marketing plans that properly position each hotel within its local market and (iii) develop management programs that emphasize guest service, labor productivity, revenue yield and cost control. The Company has a distinct management culture that stresses creativity, loyalty and entrepreneurship and was developed to emphasize operations from an owner's perspective. This culture is reinforced by the fact that 33 members of management hold, directly or indirectly, an aggregate of 5.1% of the Common Stock. See "Principal Stockholders."

    The Company believes that the upscale, full-service segment of the lodging industry is the most attractive segment in which to own, manage and acquire hotels and further believes that there are currently many attractive opportunities to acquire properties in this segment of the industry at prices below replacement cost. The upscale, full-service segment is attractive for several reasons. First, the Company expects that there will be no significant increases in the supply of upscale, full-service hotels in the next several years because the cost of new construction generally does not justify new hotel development. Second, upscale, full-service hotels appeal to a wide variety of customers, thus reducing the risk of decreasing demand from any particular customer group. Additionally, such hotels have particular appeal to business executives and upscale leisure travelers, customers who are generally less price sensitive than travelers who use limited-service hotels. Finally, full-service hotels require a greater depth of management expertise than limited-service hotels, and the Company believes that its superior management skills provide it with a significant competitive advantage in their operation.

                              RECENT DEVELOPMENTS

FINANCING ACTIVITIES

    The Company completed its IPO in August 1996 at a price of $18.00 per share, generating net proceeds of approximately $110.1 million to the Company. In March 1997, the Company completed the March 1997 Equity Offering at a price of $24.75 per share, generating net proceeds of approximately $134.1 million to the Company.

    In July 1997, the Company entered into the $450.0 million 1997 Credit Facility with Lehman Holdings, an affiliate of Lehman Brothers Inc., and the other Banks. The 1997 Credit Facility is structured as a $350.0 million, 5-year revolving credit facility and a $100.0 million, 7-year term loan facility. The proceeds of the 1997 Credit Facility have been and will be used to fund new acquisitions, repay outstanding indebtedness and for general corporate purposes. See "Description of Certain Indebtedness" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    In August 1997, the Company completed the Offering in the aggregate principal amount of $150.0 million, generating net proceeds of approximately $145.0 million to the Company. In addition, in August 1997, the Company entered into the $100.0 million Non-Recourse Facility with Lehman Holdings. The Non-Recourse Facility has an 18-month term and bears interest at a rate of between 175 and 270 basis points over 30-day LIBOR, based on certain debt service ratios. The Non-Recourse Facility has been utilized to fund new hotel acquisitions in a tax-efficient manner.

    In October 1997, the Company completed the October 1997 Equity Offering at a price of 34.625 per share, generating net proceeds of approximately $195.9 million to the Company. Simultaneously with the October 1997 Equity Offering, the Company completed the October 1997 Debt Offering, generating net proceeds of $167.9 million to the Company.

RECENT ACQUISITIONS AND INVESTMENTS

    At the time of the IPO, the Company owned 12 upscale, full-service hotels, containing 3,516 rooms. The Company completed its IPO in August 1996. Since the IPO, the Company has significantly expanded its portfolio by completing the purchase of 29 upscale, full-service hotels containing 7,005 rooms for an Acquisition Cost of $564.5 million. The Company has entered into an agreement with Medallion Hotels to acquire the Medallion Portfolio for an Acquisition Cost of $167.5 million, consisting of a purchase price of $150.0 million and proposed renovations of $17.5 million. The Medallion Portfolio consists of six upscale, full-service hotels with 1,960 rooms, located in cities such as Austin, Texas; Dallas, Texas; Houston, Texas; Louisville, Kentucky; and Oklahoma City, Oklahoma. Two of the hotels are operated under the Hilton flag, three are operated as Medallion hotels and one is operated as an independent hotel. One of the hotels includes a contiguous 83-room limited-service hotel. Consistent with its operating strategy, the Company is evaluating conditions in each hotel's local market and intends to affiliate certain of the Medallion hotels with upscale national franchises upon consummation of the acquisition. For a description of the hotels in the Medallion Portfolio, see "--The Properties."

    The Company has also entered into contracts to acquire the Additional Acquisitions, including: the 204-room Embassy Suites Tucson International Airport in Tucson, Arizona, for an Acquisition Cost of $14.2 million, the 151-room Detroit Metro Airport Hilton Suites in Detroit, Michigan for an Acquisition Cost of $15.9 million and the 201-room Governor Morris Hotel & Conference Center in Morristown, New Jersey for an Acquisition Cost of $27.5 million. The Company expects to improve the operating performance of these newly acquired hotels by implementing the detailed management plans that have been created for each property as part of its operating strategy. The Company believes that all of its acquisitions represent attractive investment opportunities because (i) they are located in major metropolitan or growing secondary markets and are well-located within these markets, (ii) they were acquired at an average cost of approximately $75,000 per room, which represents a significant discount to replacement cost and (iii) they have attractive current returns and potential for significant revenue and cash flow growth through implementation of the Company's operating strategy.

    In addition to the acquisition or proposed acquisition of these hotels, since the IPO the Company has invested in two joint ventures and, including the management contracts associated with these joint ventures, the Company has entered into ten new long-term management agreements. The Company expects to form additional joint ventures and strategic alliances with institutional and private hotel owners to invest in future acquisitions and sale and leaseback transactions, and to secure additional fee management arrangements. See "Special Note Regarding Forward-Looking Statements."

                            BUSINESS AND PROPERTIES

    The Company seeks to increase shareholder value by (i) implementing its operating strategy to improve hotel operations and increase cash flow, (ii) expanding its management business and (iii) continuing to acquire upscale, full-service hotels at prices below replacement cost in selected markets throughout the United States and Canada.

OPERATING STRATEGY

    The Company's principal operating objectives are to generate higher RevPAR and to increase net operating income while providing its hotel guests with high-quality service and value. The Company seeks to achieve these objectives by creating and executing management plans that are specifically tailored for each individual Hotel rather than by implementing an operating strategy that is designed to maintain a uniform corporate image or brand. Management believes that its custom-tailored business plans are the most effective means of addressing the needs of a given hotel or market. The Company believes that skilled management of hotel operations is the most critical element in maximizing revenue and cash flow in full-service hotels.

    The Company's corporate headquarters carries out financing and acquisition activities and provides services to support as well as monitor the Company's on-site hotel operating executives. Each of the Company's executive departments, including Sales and Marketing, Human Resources and Training, Food and Beverage, Technical Services, Development, and Corporate Finance, is headed by an executive with significant experience in that area. These departments support decentralized decision-making by the hotel operating executives by providing accounting and budgeting services, property management software and other resources which cannot be economically maintained at the individual Hotels.

    Key elements of the Company's management programs include the following:

    COMPREHENSIVE BUDGETING AND MONITORING. The Company's operating strategy begins with an integrated budget planning process that is implemented by individual on-site managers and monitored by the Company's corporate staff. Management sets targets for cost and revenue categories at each of the Hotels based on historical operating performance, planned renovations, operational efficiencies and local market conditions. On-site managers coordinate with the central office staff to ensure that such targets are realistic. Through effective and timely use of its comprehensive financial information and reporting systems, the Company can monitor actual performance and rapidly adjust prices, staffing levels and sales efforts to take advantage of changes in the market and to improve yield.

    TARGETED SALES AND MARKETING. The Company employs a systematic approach toward identifying and targeting segments of demand for each Hotel in order to maximize market penetration. Executives at the Company's corporate headquarters and property-based managers divide such segments into smaller subsegments, typically ten or more for each Hotel, and develop narrowly tailored marketing plans to suit each such segment. The Company supports each Hotel's local sales efforts with corporate sales executives who develop new marketing concepts and monitor and respond to specific market needs and preferences. These executives are active in implementing on-site marketing programs developed in the central management office. The Company employs computerized revenue yield management systems to manage each Hotel's use of the various distribution channels in the lodging industry. Management control over those channels, which include franchisor reservation systems and toll-free numbers, travel agent and airline global distribution systems, corporate travel offices and office managers, and convention and visitor bureaus, enables the Company to maximize revenue yields on a day-to-day basis. Sales teams are recruited locally and receive incentive-based compensation bonuses. All of the Company's sales managers complete a highly developed sales training program.

    STRATEGIC CAPITAL IMPROVEMENTS. The Company plans renovations primarily to enhance a Hotel's appeal to targeted market segments, thereby attracting new customers and generating increased revenue and cash flow. For example, at all of the Owned Hotels, the Company has renovated banquet and meeting spaces and upgraded guest rooms with computer ports and comfortable work spaces to better accommodate the needs of business travelers and to increase ADRs. Capital spending decisions are based on both strategic needs and potential rate of return on a given capital investment.

    SELECTIVE USE OF MULTIPLE BRAND NAMES. The Company believes that the selection of an appropriate franchise brand is essential in positioning a hotel optimally within its local market. The Company selects brands based on local market factors such as local presence of the franchisor, brand recognition, target demographics and efficiencies offered by franchisors. The Company believes that its relationships with many major hotel franchisors, established both as a manager and an owner of hotels operated under their respective franchises, places the Company in a favorable position when dealing with those franchisors and allows it to negotiate favorable franchise agreements with franchisors. The Company believes that its growth through acquisition of additional hotels will further strengthen its relationship with franchisors.

    The following chart summarizes certain information with respect to the national franchise affiliations of the Hotels and the Additional Acquisitions:

                                                          OWNED HOTELS, MEDALLION PORTFOLIO
                                                             AND ADDITIONAL ACQUISITIONS               MANAGED HOTELS
                                                      -----------------------------------------  --------------------------
                                                       NUMBER OF       NUMBER                     NUMBER OF      NUMBER
                                                         GUEST           OF         % OF TOTAL      GUEST          OF
FRANCHISE                                                ROOMS         HOTELS          ROOMS        ROOMS        HOTELS
----------------------------------------------------  -----------  ---------------  -----------  -----------  -------------
Hilton..............................................       4,045             15           31.0%          --            --
Medallion...........................................       1,391              4           10.7           --            --
Radisson............................................       1,215              4            9.3          126             1
Sheraton............................................       1,162              4            8.9           --            --
Holiday Inn.........................................       1,042              6            8.0          744             3
Doubletree..........................................         933              3            7.2          208             1
Independent.........................................         775              5            5.9          468             5
Embassy Suites......................................         728              3            5.6           --            --
Westin..............................................         496              1            3.8           --            --
Marriott............................................         434              1            3.3          288             1
Holiday Select......................................         348              1            2.7           --            --
Four Points.........................................         213              1            1.6          596             2
Doubletree Guest Suites.............................         137              1            1.1           --            --
Ramada..............................................         118              1            0.9          309             2
Crowne Plaza........................................          --             --             --          730             2
Best Western........................................          --             --             --          287             2
Comfort Suites......................................          --             --             --          244             2
Clarion.............................................          --             --             --          226             1
Quality Suites......................................          --             --             --          177             1
Budget Inn..........................................          --             --             --          147             1
Residence Inn.......................................          --             --             --          104             1
Quality Inn.........................................          --             --             --          100             1
Days Inn............................................          --             --             --           96             1
Holiday Inn Express.................................          --             --             --           78             1
                                                                             --                                        --
                                                      -----------                        -----        -----
                                                          13,037             50          100.0%       4,928            28
                                                                             --                                        --
                                                                             --                                        --
                                                      -----------                        -----        -----
                                                      -----------                        -----        -----



                                                      % OF TOTAL
FRANCHISE                                                ROOMS
----------------------------------------------------  -----------
Hilton..............................................          --%
Medallion...........................................          --
Radisson............................................         2.6
Sheraton............................................          --
Holiday Inn.........................................        15.1
Doubletree..........................................         4.2
Independent.........................................         9.5
Embassy Suites......................................          --
Westin..............................................          --
Marriott............................................         5.8
Holiday Select......................................          --
Four Points.........................................        12.1
Doubletree Guest Suites.............................          --
Ramada..............................................         6.3
Crowne Plaza........................................        14.8
Best Western........................................         5.8
Comfort Suites......................................         5.0
Clarion.............................................         4.6
Quality Suites......................................         3.6
Budget Inn..........................................         3.0
Residence Inn.......................................         2.1
Quality Inn.........................................         2.0
Days Inn............................................         1.9
Holiday Inn Express.................................         1.6

                                                           -----
                                                           100.0%

                                                           -----
                                                           -----

    EMPHASIS ON FOOD AND BEVERAGE. Management believes popular food and beverage ideas are a critical component in the overall success of a hotel. The Company utilizes its food and beverage operations to create local awareness of its hotel facilities, to improve the profitability of its hotel operations and to enhance customer satisfaction. The Company is committed to competing for patrons with restaurants and catering establishments by offering high-quality restaurants that garner positive reviews and strong local and/or national reputations. The Company has engaged food and beverage experts to develop several proprietary restaurant concepts. The Owned Hotels contain restaurants ranging from Michel Richard's highly acclaimed CITRONELLE-Registered Trademark-, to Morgan's, a Company-designed concept which offers popular, moderately-priced American cuisine. The Company has also successfully placed national food franchises such as Starbuck's Coffee-Registered Trademark- and "TCBY"-Registered Trademark- Yogurt in casual, delicatessen-style restaurants in several of the Owned Hotels. Popular food concepts have strengthened the Company's ability to attract business travelers and group meetings and improved the name recognition of the Owned Hotels.

    COMMITMENT TO REINVESTMENT. The Company is committed to reinvesting adequate capital on an ongoing basis to maintain the quality of the hotels it owns. Reinvestment is expected to include room and facilities refurbishments, renovations and furniture and equipment replacements that are designed to maintain attractive accommodations, updated restaurants and modern equipment. The Company believes that these investments will enhance the Company's competitive position.

    COMPUTERIZED REPORTING SYSTEMS. The Company employs computerized reporting systems at each of the Hotels and at its corporate offices to monitor the financial and operating performance of the Hotels. Management information services have been fully integrated through the installation of Novell and Unix networks. Management also utilizes programs like Data Plus-Registered Trademark- and cc:Mail-Registered Trademark- to facilitate daily communication. Such programs have enabled the Company to create and implement detailed reporting systems at each of the Hotels and its corporate headquarters. Corporate executives utilize information systems that track each Hotel's daily occupancy, ADR, and revenue from rooms, food and beverage. By having the latest hotel operating information available at all times, management is better able to respond to changes in the market of each Hotel.

    COMMITMENT TO SERVICE AND VALUE. The Company is dedicated to providing exceptional service and value to its customers on a consistent basis. The Company conducts extensive employee training programs to ensure personalized service at the highest levels. Programs such as "Be A Star" have been created and implemented by the Company to ensure the efficacy and uniformity of its employee training. The Company's practice of tracking customer comments, through the recording of guest comment cards and the direct solicitation (during check-in and check-out) of guest opinions regarding specific items, allows investment in services and amenities where they are most effective. The Company's focus on these areas has enabled it to attract lucrative group business.

    DISTINCT MANAGEMENT CULTURE. The Company has a distinct management culture that stresses creativity, loyalty and entrepreneurship and was developed to emphasize operations from an owner's perspective. Management believes in realistic solutions to problems, and innovation is always encouraged. Incentive programs and awards have been established to encourage individual property managers to seek new ways of increasing revenues and operating cash flow. This creative, entrepreneurial spirit is prevalent from the corporate staff and the general managers down to the operations staff. Individual general managers work closely with the corporate staff and they and their employees are rewarded for achieving target operating and financial goals.

ACQUISITION STRATEGY

    The Company intends to continue acquiring upscale, full-service hotels. In addition to the direct acquisition of hotels, the Company anticipates that it may make investments in hotels through joint ventures with strategic partners or through equity contributions, sale and leasebacks or secured loans. The Company identifies acquisition candidates located in markets with economic, demographic and supply dynamics favorable to hotel owners and operators. Through its extensive due diligence process, the Company chooses those acquisition targets where it believes selective capital improvements and intensive management will increase the hotel's ability to attract key demand segments, enhance hotel operations and increase long-term value. In order to evaluate the relative merits of each investment opportunity, senior management and individual operations teams create detailed plans covering all areas of renovation and operation. These plans serve as the basis for the Company's acquisition decisions and guide subsequent renovation and operating plans. At the Owned Hotels, the Company has been able to implement these plans and apply its system of management to create improvements in revenue and profitability.

    The Company will seek to acquire and invest in hotels that meet the following criteria:

MARKET CRITERIA

    ECONOMIC GROWTH. The Company focuses on metropolitan areas that are approaching, or have already entered, periods of economic growth. Such areas generally show above average growth in the business community as measured by (i) job formation rates, (ii) population growth rates, (iii) tourism and convention activity, (iv) airport traffic volume, (v) local commercial real estate occupancy, and (vi) retail sales volume. Markets that exhibit these characteristics typically have strong demand for hotel facilities and services.

    SUPPLY CONSTRAINTS. The Company seeks lodging markets with favorable supply dynamics for hotel owners and operators, including an absence of current new hotel development and barriers to future development such as zoning constraints, the need to undergo lengthy local development approval processes and a limited number of suitable sites. Other factors limiting the supply of new hotels are the current lack of financing available for new development and the inability to generate adequate returns on investment to justify new development.

    GEOGRAPHIC DIVERSIFICATION. The Company seeks to maintain a geographically diverse portfolio of hotels to offset the effects of regional economic cycles. The hotels are located in 29 states across the nation, the District of Columbia and Canada, with ten hotels located in Texas, nine in California, five in Washington, D.C., four in Colorado, four in New Jersey, four in Virginia, three in British Columbia, three in Georgia, three in Maryland, three in New York, three in Pennsylvania, two in Illinois, two in Kentucky, two in Louisiana, two in Michigan, two in Missouri and one hotel each in 15 additional states, one U.S. territory and one additional Canadian province.

HOTEL CRITERIA

    LOCATION AND MARKET APPEAL. The Company seeks to acquire upscale, full-service hotels that are situated near both business and leisure centers which generate a broad base of demand for hotel accommodations and facilities. These demand generators include (i) business parks, (ii) airports, (iii) shopping centers and other retail areas, (iv) convention centers, (v) sports arenas and stadiums, (vi) major highways, (vii) tourist destinations, (viii) major universities, and (ix) cultural and entertainment centers with nightlife and restaurants. The confluence of nearby business and leisure centers enables the Company to attract both weekday business travelers and weekend leisure guests. Attracting a balanced mix of business, group and leisure guests to the Hotels helps to maintain stable occupancy rates and high ADRs.

    SIZE AND FACILITIES. The Company seeks to acquire well-constructed hotels that are less than 20 years old, contain 200 to 500 guest rooms and include accommodations and facilities that are, or are capable of being made, attractive to key demand segments such as business, group and leisure travelers. These facilities typically include large, upscale guest rooms, food and beverage facilities, extensive meeting and banquet space, and amenities such as health clubs, swimming pools and adequate parking.

    POTENTIAL PERFORMANCE IMPROVEMENTS. The Company seeks to acquire hotels where intensive management and selective capital improvements can increase revenue and cash flow. These hotels represent opportunities where a systematic management approach and targeted renovations should result in improvements in revenue and cash flow.

    The Company expects that its relationships throughout the industry and its acquisition staff located on both coasts of the United States will continue to provide it with a competitive advantage in identifying, evaluating and purchasing hotels which meet its acquisition criteria. The Company has a record of successfully renovating and repositioning hotels, both at the Owned Hotels and at the Managed Hotels (varying in levels of service, room rates and market types). As a public company, the Company believes it has improved access to various debt and equity financing sources to fund acquisitions. In addition, in consummating acquisitions the Company expects that it will benefit from its ability to utilize OP Units or Common Stock as an alternative to cash. The Company currently expects to retain earnings for future acquisitions and the renovation and maintenance of the hotels it owns.

THE PROPERTIES

    The Owned Hotels and the Additional Acquisitions feature, or after the Company's renovation programs have been completed will feature, comfortable, modern guest rooms, extensive meeting and convention facilities and full-service restaurant and catering facilities that attract meeting and convention functions from groups and associations, upscale business and vacation travelers as well as banquets and receptions from the local community.

RECENT ACQUISITIONS

    THE FOLLOWING IS A BRIEF DESCRIPTION OF THE OWNED HOTELS ACQUIRED SUBSEQUENT TO JUNE 30, 1997:

    DOUBLETREE RESORT, PALM SPRINGS, CA. Built in 1985, the 289-room resort at Desert Princess Country Club is located in Cathedral City, five minutes from the Palm Springs Airport and one mile from the Date Palm Drive exit off Interstate
10. The hotel offers a wide array of recreational facilities, including a nine-hole golf course, 10 tennis courts, two swimming pools, a health club, a racquetball court and workout room, and access to the adjacent 18-hole David Rainville-designed golf course. The property has 15,000 square feet of meeting space, including two large ballrooms, two restaurants, the Promenade Cafe and Princess Restaurant and two entertainment facilities, the Oasis Nightclub and Vista Lounge. The Company has also obtained management contracts for 45 condominiums, which are contiguous to the hotel, increasing the property's potential room capacity to 334.

    GEORGETOWN INN, WASHINGTON, D.C. Built in 1962, the six story, 95-room hotel is located in Georgetown, an historic district in central Washington D.C.. The hotel combines a high level of quality found in luxury hotels with a more personalized level of service not usually found at larger hotels.

    JEKYLL INN, JEKYLL ISLAND, GA. Built in 1971, the Jekyll Inn is a 265-room oceanfront resort hotel on Jekyll Island off the coast of Georgia. The hotel has an advantageous location near a 27-hole public golf course and is in close proximity to the recently renovated and expanded convention center. The hotel has more guest rooms and more extensive meeting space than any other hotel on Jekyll Island or the nearby Sea Island and St. Simons.

    RADISSON HOTEL & SUITES, CHICAGO, IL. Built in 1971, the 341-room hotel is located in downtown Chicago, a half-block off North Michigan Avenue and the city's renowned "Magnificent Mile" shopping area. The hotel is a 40-story, mixed-use hotel and office tower, comprising its guest quarters, 93,000 square feet of office space and a 170-space parking facility. The hotel's rooftop pool and its oversized guest rooms and suites offer spectacular views of the city and Lake Michigan. The hotel's meeting and banquet facilities total in excess of 18,000 square feet, including the recently completed RadiCenter 7, a 5,500 square foot conference facility that is ideal for small to mid-size groups and one of the most advanced conference sites in the Midwest.

    RADISSON PLAZA, LEXINGTON, KY. Built in 1982, the Radisson Plaza is a major mixed-use development located in downtown Lexington directly across from and connected by skywalk to Rupp Arena, the Lexington Convention Center and Festival Market Place. The development consists of the 22-story,

367-room Radisson Hotel and the Vine Center, which consists of a 17-story office tower containing 242,528 square feet and 38 privately owned condominium units on floors 18 through 22.

    EMBASSY SUITES CENTER CITY, PHILADELPHIA, PA. Built in 1963, the 288-unit Embassy Suites Center City has a premier location in Center City Philadelphia at 1776 Ben Franklin Parkway in the heart of the Market Street West corridor, adjacent to Logan Circle. The property has prominent visibility along the Parkway and is located in the city's top Class A office corridor, adjacent to the Bell Atlantic Tower, one of the preeminent office towers in the Philadelphia skyline. The hotel is conveniently located within a nine block radius of several attractions including the recently built 622,000 square foot Philadelphia Convention Center, the Philadelphia Museum of Art, City Hall, the Franklin Institute and the Rodin Museum and Academy of Natural Sciences.

    DOUBLETREE HOTEL, AUSTIN, TX. Built in 1984, the Doubletree Hotel is a 350-room, full-service hotel located in the city's high tech growth corridor along Interstate 35. Austin, the capital of the State of Texas and home to the nation's third largest university, has added to its economy more than 400 high tech manufacturing and software companies over the past ten years. The Doubletree is the premier commercial hotel adjacent to Austin's "golden triangle" high tech area. The property enjoys excellent visibility and access via I-35, which connects Austin to Dallas to the north and San Antonio to the south.

    NATIONAL AIRPORT HILTON, ARLINGTON, VA. Built in 1974, the 386-room hotel is located one-half mile from National Airport in Crystal City, one of the largest and most successful mixed-use developments in the United States. The hotel has excellent accessibility by car, taxi and Metro, and generates demand from many parts of the metropolitan D.C. area.

    HOLIDAY INN-METROTOWN, VANCOUVER, B.C. Built in 1989, the 100-room hotel is located adjacent to the skytrain station and physically integrated into the Metrotown Mall, the largest shopping mall in British Columbia. The hotel features a jogging track, outdoor pool and tennis courts as well as 3,805 square feet of meeting space and two restaurants.

THE MEDALLION PORTFOLIO

    SEELBACH HOTEL, LOUISVILLE, KY. Originally built in 1905 and extensively renovated in 1982 and 1995, the 321-room hotel is located in downtown Louisville, adjacent to the Galleria shopping complex, and features guestrooms that are furnished with 18th-century reproduction armoires and four-poster beds. The hotel also features meeting space and ballrooms totaling 30,000 square feet, a health club and swimming pool privileges, as well as The Oak Room restaurant, the Seelbach Cafe and the Old Seelbach Bar.

    MEDALLION HOTEL, OKLAHOMA CITY, OK. Built in 1977, the 399-room, fifteen-story hotel is the only major hotel located in downtown Oklahoma City and is adjacent to the Myriad Convention Center. The hotel, which underwent an $8.0 million renovation in early 1997, includes 18,000 square feet of meeting space, a 6,000 square foot ballroom and the 154,000 square foot Century City Mall. Amenities include a swimming pool, a health club, and the Aria Grill and Lounge.

    AUSTIN HILTON & TOWERS, AUSTIN, TX. Built in 1974, the 237-room hotel is located at the northwest quadrant of the intersection of Interstate 35 and US Highway 290, one mile northwest of Mueller Municipal Airport and five miles north of the University of Texas at Austin. The property includes a nine-story guestroom tower containing 190 rooms and the Garden Court containing 47 rooms. The property offers over 17,000 square feet in flexible meeting space and an 8,000 square foot ballroom. Amenities include a restaurant and lounge, fitness center, swimming pool, gift shop and airport transportation. In addition, contiguous to the property is an 83-room limited-service hotel.

    MEDALLION HOTEL, DALLAS, TX. Built in 1979, the 289-room hotel is located in the prestigious North Dallas Corridor at the intersection of the LBJ Freeway and Midway Road, one mile west of the Dallas Galleria and 12 miles east of the DFW International Airport. The hotel offers over 28,000 square feet of meeting space, a 7,350 square foot ballroom, the Seasons restaurant, the Palm Terrace lounge, a fitness center, an outdoor swimming pool, a business center and complimentary transportation to the Galleria.

    MEDALLION HOTEL, HOUSTON, TX. Build in 1979, the 382-room hotel is located at the intersection of the Loop Freeway (Interstate 610) and the Northwest Freeway (US Highway 290), one mile north of Interstate 10 and four miles north of the Houston Galleria. The hotel features a ten-story atrium lobby, almost 14,000 square feet of meeting space and an 8,000 square foot ballroom. Amenities include a full service restaurant and two lounges, gift shop, fitness center and a swimming pool.

    MIDLAND HILTON & TOWERS, MIDLAND, TX. Built in 1976, the 249-room hotel is located in the heart of downtown Midland, across the street from Midland Convention Center and ten miles east of Midland International Airport. The property features over 10,000 square feet in flexible meeting space, a 6,000 square foot ballroom, a fitness center and an outdoor swimming pool.

THE ADDITIONAL ACQUISITIONS

    EMBASSY SUITES, TUCSON INTERNATIONAL AIRPORT, TUCSON, AZ. Built in 1982, the hotel has 204 two-room guest suites, and is located at the entrance to the Tucson International Airport. The property is built around a heavily landscaped courtyard, which contains a swimming pool and outdoor seating. The hotel has a restaurant and lounge, an amphitheater, a ballroom and several breakout meeting rooms.

    DETROIT METRO AIRPORT HILTON SUITES, DETROIT, MI. Built in 1989, the hotel contains 151 suites and is located one-quarter mile north of Detroit Metro Airport. The hotel has 3,281 square feet of meeting space, an indoor and outdoor swimming pool, exercise facilities and a gameroom, business center and gift shop.

    GOVERNOR MORRIS HOTEL & CONFERENCE CENTER, MORRISTOWN, NJ. Built in 1962, the 201-room hotel is located 25 minutes from Newark International Airport and 45 minutes from Manhattan. The hotel has 18,503 square feet of meeting and banquet space, four food and beverage outlets, a fitness center, a business center, an outdoor swimming pool and a paddle tennis court.

THE MANAGED HOTELS

    The Company operates 28 Managed Hotels owned by third parties containing 4,928 rooms. Of the Managed Hotels, 21 are full-service properties, and seven are limited-service properties. Of the Managed Hotels, 23 are operated under nationally-recognized brand names and five are independent properties. The brand names of the Managed Hotels include Crowne Plaza Four Points, Clarion, Holiday Inn and Best Western. See "Certain Relationships and Related Transactions" and "Risk Factors--Potential Conflicts of Interest."

    The Management Agreements have remaining terms ranging from one month to nine years. Substantially all of the Management Agreements permit the owners of the Managed Hotels to terminate such agreements prior to the stated expiration dates if the applicable hotel is sold and several of the Management Agreements permit the owners of the Managed Hotels to terminate such agreements prior to the stated expiration date without cause or by reason of the failure of the applicable hotel to obtain specified levels of performance. For the twelve months ended December 31, 1996 and the six months ended June 30, 1997, the Company's pro forma revenue from Management Agreements was $2.9 million and $2.1 million, respectively, constituting 0.7% and 1.0%, respectively, of the Company's total pro forma revenue for such periods. No single Management Agreement (or group of Management Agreements for hotels under common ownership or control) currently accounts for more than 0.1% of the total revenue of the Company on a pro forma basis. See "Risk Factors--Termination of Management Agreements."

    The Company intends to continue its efforts to add to its portfolio of Managed Hotels by aggressively pursuing new management agreements. The Company believes that, in addition to adding to the Company's revenues and profits, the business of operating hotels for third parties benefits the Company by

(i) increasing the Company's operating experience in, and knowledge of, hotel markets throughout the United States, (ii) broadening the Company's relationships with hotel owners and thus enhancing the Company's opportunities to identify, evaluate and negotiate hotel acquisitions prior to the active marketing of a hotel for sale, and (iii) improving the Company's ability to attract, train and retain highly-qualified operating employees by offering them the opportunity to work in a broader variety of hotels and markets.

COMPETITION

    The Company competes primarily in the upscale and mid-priced sectors of the full-service segment of the lodging industry. In each geographic market in which the Hotels are located, there are other full- and limited-service hotels that compete with the Hotels. In addition, the Company's food and beverage operations compete with local free-standing restaurants and bars. Competition in the U.S. lodging industry is based generally on convenience of location, brand affiliation, price, range of services and guest amenities offered and quality of customer service and overall product.

EMPLOYEES

    As of June 30, 1997, the Company employed approximately 7,700 persons, of whom approximately 6,500 were compensated on an hourly basis. Approximately 70 employees work at the corporate headquarters.

    Employees at ten of the Hotels are represented by labor unions. Management believes that labor relations with its employees are good.

TRADEMARKS

    The Company employs a flexible branding strategy based on a particular Hotel's market environment and the Hotel's unique characteristics. Accordingly, the Company uses various national trade names pursuant to licensing arrangements with national franchisors.

    DOUBLETREE-Registered Trademark-, EMBASSY SUITES-Registered Trademark-, HILTON-Registered Trademark- HOLIDAY INN-Registered Trademark-, MARRIOTT-Registered Trademark-, RADISSON-Registered Trademark-, RAMADA-Registered Trademark-, SHERATON-Registered Trademark- AND WESTIN-Registered Trademark- ARE REGISTERED TRADEMARKS OF THIRD PARTIES, NONE OF WHICH SHALL BE DEEMED AN ISSUER OR UNDERWRITER OF THE NOTES OFFERED HEREBY NOR HAVE ANY OF SUCH FRANCHISORS ENDORSED OR APPROVED THE OFFERING. SUCH FRANCHISORS HAVE NOT ASSUMED AND SHALL NOT HAVE ANY LIABILITY OR RESPONSIBILITY FOR ANY FINANCIAL STATEMENTS OR OTHER FINANCIAL INFORMATION CONTAINED HEREIN OR ANY PROSPECTUS OR ANY WRITTEN OR ORAL COMMUNICATIONS REGARDING THE SUBJECT MATTER HEREOF. A GRANT OF ANY SUCH FRANCHISE LICENSE FOR CERTAIN OF THE COMPANY'S HOTELS IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY ANY OF SUCH FRANCHISORS (OR ANY OF THEIR AFFILIATES, SUBSIDIARIES OR DIVISIONS) OF THE COMPANY OR THE NOTES OFFERED HEREBY.

LEGAL PROCEEDINGS

    The Company is involved in various lawsuits arising in the normal course of business. The Company believes that the ultimate outcome of these lawsuits will not have a material adverse effect on the Company.

GOVERNMENTAL REGULATION

    A number of states regulate the licensing of hotels and restaurants, including liquor license grants, by requiring registration, disclosure statements and compliance with specific standards of conduct. The

Company believes that it is substantially in compliance with these requirements. Managers of hotels are also subject to laws governing their relationship with hotel employees, including minimum wage requirements, overtime, working conditions and work permit requirements. Compliance with, or changes in, these laws could reduce the revenue and profitability of the Owned Hotels and could otherwise adversely affect the Company's operations.

    Under the ADA, all public accommodations are required to meet certain requirements related to access and use by disabled persons. These requirements became effective in 1992. Although significant amounts have been and continue to be invested in ADA required upgrades to the Owned Hotels, a determination that the Company is not in compliance with the ADA could result in a judicial order requiring compliance, imposition of fines or an award of damages to private litigants. The Company is likely to incur additional costs of complying with the ADA; however, such costs are not expected to have a material adverse effect on the Company's results of operations or financial condition. See "Risk Factors-- Governmental Regulation."

    For a description of certain environmental regulations to which the Company is subject, see "Risk Factors--Environmental Risks."

                           THE OPERATING PARTNERSHIPS

    THE FOLLOWING SUMMARY INFORMATION IS QUALIFIED IN ITS ENTIRETY BY THE PROVISIONS OF THE LIMITED PARTNERSHIP AGREEMENTS OF CAPSTAR MANAGEMENT AND CAPSTAR MANAGEMENT COMPANY II, L.P. ("CAPSTAR MANAGEMENT II"), COPIES OF WHICH MAY BE OBTAINED FROM THE COMPANY.

    Substantially all of the Company's assets are currently held indirectly by and operated through CapStar Management and CapStar Management II, the Company's subsidiary operating partnerships. The Company is the sole general partner of CapStar Management, and the Company, CapStar LP Corporation, a wholly owned subsidiary of the Company ("CapStar LP"), and an affiliate of Highgate Hotels Inc. are the sole limited partners of CapStar Management. CapStar General Corp., a wholly-owned subsidiary of the Company, is the general partner of CapStar Management II, and CapStar Limited Corp., another wholly-owned subsidiary of the Company, and affiliates of the Highgate Hotels Inc. are the sole limited partners of CapStar Management II. The partnership agreements of CapStar Management and CapStar Management II (in each case, an "Operating Partnership") give the general partner full control over the business and affairs of the Operating Partnerships. The general partner is also given the right, in connection with the contribution of property to such Operating Partnerships or otherwise, to issue additional partnership interests in such Operating Partnerships in one or more classes or series, with such designations, preferences and participating or other special rights and powers (including rights and powers senior to those of the existing partners) as the general partner may determine.

    The partnership agreements of the Operating Partnerships provide for two classes of partnership interests ("OP Units"), common OP Units and preferred OP Units, and the partners of the Operating Partnerships own the following aggregate numbers of such OP Units: (i) the Company and its wholly owned subsidiaries--a number of common OP Units equal to the number of issued and outstanding shares of Common Stock; and (ii) affiliates of Highgate Hotels Inc.--350,899 common OP Units and 392,157 preferred OP Units. The preferred OP Units pay a 6.5% cumulative annual preferred return, compounded quarterly to the extent not paid on a current basis, and are entitled to a liquidation preference of $25.50 per preferred OP Unit. All net income and capital proceeds earned by the Operating Partnerships, after payment of the annual preferred return and, if applicable, the liquidation preference, will be shared by the holders of the common OP Units in proportion to the number of common OP Units in the relevant operating partnership owned by each such holder.

    Each OP Unit held by an affiliate of Highgate Hotels Inc. is convertible by the holder thereof for one share of Common Stock (or, at the Company's option, for cash in an amount equal to the market value of a share of Common Stock). In addition, the preferred OP Units will be redeemable by CapStar Management at a price of $25.50 per preferred OP Unit (or, at the Company's option, for a number of shares of Common Stock having a value equal to such redemption price) at any time after April 1, 2000 or by the holders of the OP Units at a price of $25.50 per preferred OP Unit (in cash or, at the holder's option, for a number of shares of Common Stock having a value equal to the redemption price) at any time after April 1, 2004.

                                   MANAGEMENT

    The following table sets forth certain information with respect to the Company's directors and executive officers as of the date of this Prospectus.

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Paul W. Whetsell.....................................          47   President, Chief Executive Officer and Chairman of
                                                                    the Board
David E. McCaslin....................................          40   Chief Operating Officer and Director
John Emery...........................................          33   Chief Financial Officer
John E. Plunket......................................          41   Executive Vice President, Finance and Development
Michael T. George....................................          38   Senior Vice President, Operations
D. Scott Livchak.....................................          43   Senior Vice President, Operations
Robert Gauthier......................................          43   Senior Vice President, Operations
Daniel L. Doctoroff..................................          39   Director
Bradford E. Bernstein................................          30   Director
William S. Janes.....................................          43   Director
Joseph McCarthy......................................          65   Director
Edward L. Cohen......................................          51   Director
Edwin T. Burton, III.................................          54   Director
Edward P. Dowd.......................................          54   Director
Mahmood Khimji.......................................          37   Director

    PAUL W. WHETSELL has served as President and Chief Executive Officer of the Company since its founding in 1987. From 1981 to 1986, Mr. Whetsell served as Vice President of Development for Lincoln Hotels in Dallas, Texas. Prior to that, from 1973 to 1981, Mr. Whetsell worked for Quality Inns in various capacities in its franchise division, culminating in Vice President of Franchise.

    DAVID E. MCCASLIN has served as Chief Operating Officer of the Company since 1994. Mr. McCaslin joined the Company in 1987 as a General Manager and was named Vice President of Operations in 1988. From 1985 to 1987, Mr. McCaslin served as General Manager for Lincoln Hotels. Prior to that, from 1979 to 1985, he worked for Westin Hotels in various capacities, including Assistant General Manager, Rooms Division Manager and Food & Beverage Manager.

    JOHN EMERY has served as Chief Financial Officer of the Company since June 1997. From March 1996 to June 1997, he served as Treasurer and Secretary of the Company and from September 1995 to March 1996 he served as Director of Finance of the Company. Prior to that, from January 1987 to September 1995, he worked for Deloitte & Touche LLP in various capacities, culminating with Senior Manager for the hotel and real estate industries.

    JOHN E. PLUNKET has served as Executive Vice President, Finance and Development since November 1993. From September 1991 to October 1993, Mr. Plunket served as Vice President and Principal Broker for CIG International, an investment and hotel asset management company. From February 1988 to August 1991, Mr. Plunket served as Managing Director of Cassidy & Pinkard Inc., a commercial real estate services company. From 1985 to 1987, Mr. Plunket served as Senior Vice President for Oxford Development Corporation. Prior to that, from December 1979 to April 1985, Mr. Plunket worked for Marriott Corporation in various capacities, culminating in Director of Project Finance.

    MICHAEL T. GEORGE has served as Senior Vice President, Operations since 1995. From 1990 to 1995, Mr. George served as Vice President of Operations and ultimately as Chief Operating Officer for Devon Hotels Ltd. in Montreal. From 1989 to 1990, Mr. George served as a General Manager and Vice President for Radisson Hotels International, Inc. Prior to that, from 1986 to 1989, Mr. George served in various capacities with Radisson Hotels, Hilton Hotels and Sheraton Hotels.

    D. SCOTT LIVCHAK has served as Senior Vice President, Operations since 1990. From 1985 to 1989 Mr. Livchak served as General Manager for The Adams Mark Hotel in Philadelphia, owned by HBE Corporation. From 1977 to 1985, Mr. Livchak served in various capacities with Sheraton Corporation in New York, Atlanta, Ohio and Florida.

    ROBERT GAUTHIER has served as Senior Vice President, Operations since 1996. From 1993 to 1996, he served as Vice President, Operations and General Manager of various CapStar hotels. Prior to that, from 1987 to 1993, Mr. Gauthier served as Area Operations Manager and General Manager for Drexel Burnham Lambert Realty, Inc. Mr. Gauthier also serves as a Director of the ITT Sheraton Marketing Board.

    DANIEL L. DOCTOROFF has been Managing Director of Oak Hill Partners, Inc. (Acadia Partners' investment advisor) and its predecessor since August 1987; Vice President and Director of Acadia Partners MGP, Inc. since March 1992; and a Managing Partner of Insurance Partners Advisors, L.P. since February 1994. All of such entities are affiliates of Acadia Partners. Mr. Doctoroff is also a Director of Bell & Howell Holdings Company, Kemper Corporation, Specialty Foods Corporation and since March 1992 a Vice President of Keystone, Inc.

    BRADFORD E. BERNSTEIN has served as a Principal and Vice President of Oak Hill Partners, Inc. (Acadia Partners' investment advisor) since 1992. From 1991 until 1992, Mr. Bernstein worked at Patricof & Co. Ventures. Prior to that, from 1989 to 1991, he worked at Merrill, Lynch & Co. Mr. Bernstein serves as a director of Pinnacle Brands, Inc., Payroll Transfers, Inc. and Caliber Collision Centers, Inc.

    WILLIAM S. JANES has served as a Principal and Director of RMB Realty, Inc. since 1990. Prior to that, from 1984 to 1989, Mr. Janes served as Regional General Partner of Lincoln Property Company. Mr. Janes serves as a Director of Paragon Group, Inc., a publicly-traded real estate investment trust, as well as Brazos Asset Management, Brazos Fund, Paragon Property Services, Inc. and Carr Real Estate Services. Mr. Janes maintains professional affiliations as a member of the National Association of Real Estate Investment Trusts, the Society of Industrial and Office Realtors and the Urban Land Institute.

    JOSEPH MCCARTHY has been retired since 1994. From 1993 to 1994 he has served as Chairman of the Board for Motel 6. From 1985 to 1993, he served as President and Chief Executive Officer for Motel 6. From 1980 to 1985, he served as President and Chief Executive Officer of Lincoln Hotels. From 1976 to 1980, he served as President and Chief Executive Officer of Quality Inns International. Prior to that, from 1971 to 1976, he served as Senior Vice President of the Sheraton Corporation.

    EDWARD L. COHEN has served as an Executive Officer of Lerner Corporation, a real estate management and leasing company located in Bethesda, Maryland, since 1985. Mr. Cohen is also a Principal of Lerner Enterprises, a real estate development and investment company. Prior to his participation with the Lerner organization, he was a lawyer in private practice in Washington, D.C.

    EDWIN T. BURTON, III has served as President of Windermere Consulting Company since April 1995 and Trustee of the Commonwealth of Virginia Retirement System since March 1994. From 1994 to April 1995, he served as Managing Director and a member of the Board of Interstate Johnson Lane, Inc. Prior to that, from 1987 to 1993, he was President of Rothschild Financial Services, Inc. Mr. Burton is a Visiting Professor of Economics at the University of Virginia in Charlotesville, Virginia.

    EDWARD P. DOWD has served as Senior Vice President of John Hancock Real Estate Investment Group of John Hancock Financial Services since 1992. Prior to that, from 1970 to 1992, Mr. Dowd served in various capacities at John Hancock Realty. Mr. Dowd serves as Director of John Hancock Realty Investors, Inc., John Hancock Realty Services Inc. and Maritime Life Assurance Co.

    MAHMOOD KHIMJI has served as Senior Vice President of Highgate Hotels, Inc., an owner and operator of hotel and commercial properties throughout North America, since 1988. Prior to that, from 1986 to

1988, Mr. Khimji was an associate at the law firm of Paul, Weiss, Rifkind, Wharton & Garrison. Mr. Khimji serves as a Director of the Texas Hotel/Motel Association.

EXECUTIVE COMPENSATION

    The following table sets forth all compensation paid by the Company during 1996 with respect to the Chief Executive Officer and the four most highly compensated executive officers (the "Named Executive Officers").

                                                                                        LONG-TERM
                                                        ANNUAL COMPENSATION           COMPENSATION
                                                ------------------------------------   SECURITIES
                                                                       OTHER ANNUAL    UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION                       SALARY      BONUS    COMPENSATION      OPTIONS       COMPENSATION
----------------------------------------------  ----------  ---------  -------------  -------------  -----------------
Paul W. Whetsell..............................  $  215,081  $      --    $   2,312        150,000               --
  President, Chief Executive Officer and
  Chairman of the Board
David E. McCaslin.............................     179,748     30,000        2,312         87,500               --
  Chief Operating Officer and Director
John E. Plunket...............................     185,691     10,000           --         73,129               --
  Executive Vice President, Finance and
  Development
William M. Karnes.............................     154,549     30,000           --         50,000               --
  Senior Executive Vice President
Michael T. George.............................     132,000     13,000       20,500         18,282               --
  Senior Vice President, Operations

STOCK OPTION GRANTS

    The following table sets forth certain information with respect to the options granted to the Named Executive Officers during 1996.

                       OPTION GRANTS IN FISCAL YEAR 1996

                                                                                                             POTENTIAL
                                                                                                          VALUE AT ASSUMED
                                                   % OF TOTAL                                               ANNUAL RATES
                                    NUMBER OF        OPTIONS                                               OF STOCK PRICE
                                    SECURITIES     GRANTED TO                                             APPRECIATION FOR
                                    UNDERLYING    EMPLOYEES IN      EXERCISE                               OPTION TERM(2)
                                     OPTIONS       1996 FISCAL         OR            EXPIRATION      --------------------------
NAME                                GRANTED(1)        YEAR         BASE PRICE           DATE              5%           10%
---------------------------------  ------------  ---------------  -------------  ------------------  ------------  ------------
Paul W. Whetsell.................      150,000           20.1%      $      18    August 20, 2006     $  1,698,015  $  4,303,105
David E. McCaslin................       87,500           11.7              18    August 20, 2006          990,509     2,510,144
John E. Plunket..................       73,129            9.8              18    August 20, 2006          827,828     2,097,878
William M. Karnes................       50,000            6.7              18    August 20, 2006          566,005     1,434,368
Michael T. George................       18,282            2.5              18    August 20, 2006          206,954       524,462

------------------------

(1) All of these options vest in equal installments over three years except 10,000 of the options granted to Mr. Plunket which vested immediately upon their grant.

(2) In accordance with rules of the Commission, these amounts are the hypothetical gains or "option spreads" that would exist for the respective options based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term.

COMPENSATION OF DIRECTORS

    Directors who are not employees of the Company ("Independent Directors") are paid an annual fee of $12,000. In addition, each Independent Director is paid $750 for attendance at each meeting of the Board and $500 for attendance at each meeting of a committee of the Board of which such director is a member. Directors who are employees of the Company do not receive any fees for their service on the Board or a committee thereof. The Company reimburses directors for their out-of-pocket expenses in connection with their service on the Board. In connection with the IPO, each Independent Director was granted options to purchase 5,000 shares of Common Stock at the IPO price of $18.00 per share. On the date of the annual meeting of the Company's shareholders beginning with the annual meeting held in 1997, each Independent Director will be granted options to purchase 5,000 shares of Common Stock at the then current market price. All options granted to directors will vest in equal installments over a period of three years from the date of grant. Any Independent Director who ceases to be a director will forfeit the right to receive any options not previously vested or granted.

COMMITTEES

    The Board currently has an Audit Committee, a Compensation Committee and an Investment Committee. The Audit Committee consists of three Independent Directors. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, review the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Compensation Committee consists of three Independent Directors and determines compensation of the Company's executive officers and administers the Company's Equity Incentive Plan (as defined below). The Investment Committee consists of the Chairman of the Board and three Independent Directors, and reviews and approves investments proposed to be made by the Company.

COMPENSATION PLANS

    MANAGEMENT BONUS PLAN. The Company has established a management bonus plan (the "Management Bonus Plan") under which certain officers and employees of the Company, including the Named Executive Officers, are eligible to receive cash bonuses based upon the achievement of predetermined corporate and individual goals. Bonuses awarded under the Management Bonus Plan may not exceed 66% of the officer or employee's annual base salary. The Management Bonus Plan is administered by the Compensation Committee.

    STOCK PURCHASE PLAN. Each employee of the Company who has completed 90 days employment and is customarily employed at least 20 hours or more per week by the Company or an affiliate (as defined in the Stock Purchase Plan), other than an employee who owns beneficially 5% or more of the outstanding Common Stock, is eligible to participate in the Company's stock purchase plan (the "Stock Purchase Plan"). Under the Stock Purchase Plan, participating employees may elect to authorize the Company to withhold a minimum of $200 per quarter and a maximum of 8% or $25,000 (whichever is less) of the participating employee's base pay, which amounts will be used to purchase Common Stock from the Company on a monthly basis. The purchase price of Common Stock will equal a designated percentage from 85% to 100% of the closing sales price for Common Stock as reported on the Composite Transactions Tape of the NYSE (except as described below) on the first trading day of the month or on the last trading day of the month, whichever is less. The designated percentage will be established annually by the Compensation Committee which is responsible for the administration of the Stock Purchase Plan.

    Common Stock purchased under the Stock Purchase Plan is held in custodial accounts until sold or distributed at the participant's request. The custodian may charge a fee for the execution of any such sale or for the delivery of share certificates. The participant may not elect to purchase stock under the Stock Purchase Plan for three months after a withdrawal or sale of Common Stock under the Stock Purchase Plan. Shares purchased under the Stock Purchase Plan may not be sold for six months after their purchase. Any cash dividends paid on Common Stock held in a participant's account will be reinvested in additional Common Stock (at 100% of fair market value). Non-cash distributions on Common Stock held in a participant's account will be distributed to the participant.

    The Company has reserved 500,000 shares of Common Stock for issuance under the Stock Purchase Plan. Such shares may be from authorized and unissued shares, treasury shares or a combination thereof. The Stock Purchase Plan will remain in effect until terminated by the Board, or until all shares authorized for issuance thereunder have been issued. The Stock Purchase Plan may be amended from time to time by the Board. No amendment will increase the aggregate number of shares of Common Stock that may be issued and sold under the Stock Purchase Plan (except for authorizations pursuant to the anti-dilution provisions of the Stock Purchase Plan) without further approval by the Company's shareholders.

    EQUITY INCENTIVE PLAN. The Company's Equity Incentive Plan (the "Equity Incentive Plan") is designed to attract and retain qualified directors, officers and other key employees of the Company and its affiliates (as defined in the Equity Incentive Plan). The Equity Incentive Plan authorizes the grant of options to purchase shares of Common Stock ("Options"), stock appreciation rights ("Appreciation Rights") and restricted shares ("Restricted Shares"). The Compensation Committee administers the Equity Incentive Plan and determines to whom Options, Appreciation Rights and Restricted Shares are to be granted and the terms and conditions thereof, including the number of shares relating to each award and the period of exercisability or restricted period, as the case may be. Notwithstanding the foregoing, the Board may resolve to administer the Equity Incentive Plan itself, in which case the term Compensation Committee shall be deemed to mean the Board.

    Subject to adjustment as provided in the Equity Incentive Plan, the number of shares of Common Stock that may be issued or transferred and covered by outstanding awards granted under the Equity Incentive Plan may not in the aggregate exceed 1,740,000 shares. To the extent that an award is canceled, terminates, expires or lapses for any reason without the payment of consideration, any shares of Common Stock subject to the award will again be available for the grant of awards. Common Stock subject to Appreciation Rights that are settled in cash will thereafter be available for the grant of awards. Common Stock issued under the Equity Incentive Plan may be from authorized and unissued shares, treasury shares or a combination thereof. Awards may be granted to directors, officers or other key employees of the Company or an affiliate, as determined by the Compensation Committee.

    In connection with the IPO, the Company granted certain executive officers and other members of management options to purchase up to 745,254 shares of Common Stock at the IPO price of $18.00 per share. Certain of these options were exercisable immediately upon their grant, while the remaining options become exercisable in three annual installments.

    The Compensation Committee may grant Options at a per share price equal to, greater than or less than fair market value of the Common Stock on the date of grant. The exercisability of Options may be conditioned on continued service and/or the achievement of specified performance objectives ("Management Objectives"). Subject to adjustment as provided in the Equity Incentive Plan, no participant shall be granted awards relating to more than 200,000 shares during any calendar year. The Compensation Committee shall determine the method of exercising options and the form of payment, which may include, without limitation, cash, shares of Common Stock that are already owned by the optionee, other property or "cashless exercise" arrangements. Any grant may provide for automatic "reload option rights", except that the term of any reload options shall not extend beyond the term of the Options originally exercised. The Compensation Committee may specify at the time Options are granted that shares of Common Stock will not be accepted in payment of the option price until they have been owned by the optionee for a specified period; however, the Equity Incentive Plan does not require any such holding period. Options granted under the Equity Incentive Plan may be intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code, or Options that are not intended to so qualify. No incentive stock option may be exercised more than ten years from the date of grant. Each grant must specify the period, if any, of continuous service with the Company or any affiliate that is necessary before the Options will become exercisable and may provide for the earlier exercise of the Options in the event of a change of control of the Company or other event. More than one grant may be made to the same optionee.

    Appreciation Rights granted under the Equity Incentive Plan may be either free-standing Appreciation Rights or Appreciation Rights that are granted in tandem with Options. An Appreciation Right represents the right to receive from the Company the difference (the "Spread"), or a percentage thereof not in excess of 100%, between the base price per share of Common Stock in the case of a free-standing Appreciation Right, or the option price of the related Option Right in the case of a tandem Appreciation Right, and the market value of the Common Stock on the date of exercise of the Appreciation Right. Tandem Appreciation Rights may only be exercised at a time when the related Option Right is exercisable and the Spread is positive, and the exercise of a tandem Appreciation Right requires the surrender of the related Option Right for cancellation. A free-standing Appreciation Right must specify a base price, which may be equal to, greater than or less than the fair market value of a share of Common Stock on the date of grant, must specify the period of continuous service that is necessary before the Appreciation Right becomes exercisable (except that it may provide for its earlier exercise in the event of a change in control of the Company or other event) and, in the case of an Appreciation Right awarded in tandem with an incentive stock option, may not be exercised more than ten years from the date of grant. Any grant of Appreciation Rights may specify that the amount payable by the Company upon exercise may be paid in cash, Common Stock or a combination thereof. In addition, any grant may specify that an Appreciation Right may be exercised only in the event of a change in control of the Company. The Compensation Committee may condition the award of Appreciation Rights on continued service and/or the achievement of one or more Management Objectives.

    The Compensation Committee may award Restricted Shares to participants in such amounts and subject to such terms and conditions as may be determined by the Compensation Committee. The participant may be entitled to voting, dividend and other ownership rights prior to the vesting of the shares. The Compensation Committee may condition the vesting of an award on the achievement of specified Management Objectives.

    No Options, Appreciation Rights or other awards are transferable by a participant except by will or the laws of descent and distribution. Options and Appreciation Rights may not be exercised during a participant's lifetime except by the participant or, in the event of the participant's incapacity, by the participant's guardian or legal representative acting in a fiduciary capacity on behalf of the participant under state law and court supervision.

    In the event of certain stock dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, spin-offs, reorganizations, liquidations, issuances of rights or warrants, and similar transactions or events, the Compensation Committee, in its sole discretion, may adjust (i) the maximum number of shares that may be issued or transferred under the Equity Incentive Plan, (ii) the number of shares covered by outstanding awards, (iii) the exercise price of outstanding options and (iv) base prices of outstanding SARs. The Compensation Committee may also, as it determines to be appropriate in order to reflect any such transaction or event, make or provide for such adjustments in the number of shares that may be issued or transferred and covered by outstanding awards granted under the Equity Incentive Plan and the number of shares permitted to be covered by Options and Appreciation Rights granted to any one participant during any calendar year.

    In connection with its administration of the Equity Incentive Plan, the Compensation Committee is authorized to interpret the Equity Incentive Plan, related agreements and other documents. With the approval of the Board, the Equity Incentive Plan may be amended from time to time by the Compensation

Committee but, without further approval by the shareholders of the Company, no such amendment may (i) increase the total number of shares of Common Stock that may be issued under the Equity Incentive Plan (except as otherwise provided in the plan), (ii) modify the Equity Incentive Plan's eligibility requirements or
(iii) materially increase the benefits accruing to participants under the Equity Incentive Plan.

EMPLOYMENT AGREEMENTS

    Each of Paul Whetsell, David McCaslin, John Emery and John Plunket are parties to employment agreements with the Company which will expire on December 31, 1999. Mr. Whetsell's and Mr. McCaslin's agreements provide for automatic one year extensions thereafter unless either the executive or the Company gives notice to the other at least 120 days prior to the end of any such period that he or it, as the case may be, does not wish to extend the agreement for an additional period. The employment agreements provide for annual base salaries of $225,000 in the case of Mr. Whetsell, $215,000 in the case of Mr. McCaslin, $200,000 in the case of Mr. Emery, and $150,000 in the case of Mr. Plunket, subject, in each such case, to periodic increases. Each executive will be eligible to receive annual bonuses and will be entitled to participate in all existing or future plans for the benefit of the Company's employees and management, on the same basis as other senior executive officers of the Company.

    Under the employment agreements of Messrs. Whetsell and McCaslin, each is entitled to receive (i) a lump sum payment equal to the product of (a) his total cash compensation for the previous fiscal year and (b) the greater of (1) the number of full and fractional years remaining in the agreement and (2) the number two, in addition to any other remedies available if his employment is terminated by the Company without Cause (as defined below) or is terminated by the executive for Good Reason (as defined below), or (ii) a lump sum payment equal to two times his total cash compensation for the previous fiscal year if the Company elects not to extend his contract for an additional year at the end of its initial term (which ends December 31, 1999) or any subsequent term. The events constituting "Good Reason" include the assignment to the executive of duties materially inconsistent with his position and a material breach of the employment agreement by the Company. As used in the employment agreements of Messrs. Whetsell and McCaslin, the term "Cause" includes (i) the executive's willful and intentional failure or refusal to perform or observe any of his material duties set forth in his employment agreement, if such breach is not cured within 30 days of notice from the Company; (ii) any willful and intentional act of the executive involving theft, fraud, embezzlement or dishonesty affecting the Company; and (iii) the executive's conviction of an offense which is a felony in the jurisdiction involved. Messrs. Whetsell's and McCaslin's employment agreements also provide that if (i) the executive elects to terminate his employment within six months of a Change in Control (as defined below) of the Company or (ii) within one year of any such change in control, the executive is terminated without Cause or the executive terminates his employment for Good Reason, the executive is entitled to receive a lump sum payment equal to the product of (a) his total cash compensation for the previous fiscal year and (b) the greater of (1) the number of full and fractional years remaining in the agreement and (2) the number three. As used in the employment agreements of Messrs. Whetsell and McCaslin, the term "Change in Control" means the occurrence of one of the following events: (i) any person or entity other than Acadia Partners becoming beneficial owner of greater than 35% of the Common Stock; (ii) the Company adopts a plan of liquidation; (iii) the Company merges or combines with another company and, immediately thereafter, the stockholders of the Company prior to the merger or combination hold 50% or less of the Common Stock;
(iv) the Company sells all or substantially all of its assets; or (v) the Company ceases to act as general partner of CapStar Management. Amounts received by the executive upon termination of employment will increase to compensate the executive for any excise tax imposed by Section 4999 of the Code payable by him under the Code. These employment agreements prohibit the executives from using or disclosing any confidential information about the Company and its operations for a period of three years after the term of employment and from engaging in any competitive hotel business for a period of one year after the term of employment.

    Under the employment agreements of Messrs. Emery and Plunket, each is entitled to receive a lump some payment equal to his annual base salary for the greater of one year or the remaining unexpired term of employment, if his employment is terminated by the Company without Cause (as defined below). Each will be entitled to receive his annual base salary for a period of two years if his employment is terminated by the executive as a result of the occurrence of a Material Adverse Change (as defined below) or a Change in Control occurs and the executive reasonably believes that a Material Adverse Change will occur following such Change in Control (as defined below). The events constituting "Cause" under the employment agreements of Messrs. Emery and Plunket include:
(i) the executive's inability to perform his duties under the agreement for more than a 120-day period, whether or not continuous, during any 365-day period;
(ii) acts of willful misfeasance or gross negligence in connection with the executive's employment; (iii) the executive's conviction of (or plea of no contest to) an offense which is a felony in the jurisdiction involved; (iv) repeated failure, after written notice thereof, by the executive to perform any material duties under the employment agreement; and (v) a breach of a specific provision of the employment agreement and, if such breach is curable, failure to cure same within 30 days of written notice thereof. As used in the employment agreement of Messrs. Emery and Plunket, the term "Change in Control" means: any person or entity, other than Acadia Partners, L.P. and its affiliates, becoming beneficial owner of greater than 35% of the Common Stock, so long as no Change in Control will be deemed to have occurred if the executive continues to report to Paul W. Whetsell. As used in the employment agreement of Messrs. Emery and Plunket, the term "Material Adverse Change" means a material reduction or material adverse change in the executive's working conditions if, after such reduction or change, the executive's authority or working conditions are not commensurate with those of executives holding chief financial officer positions at companies comparable to the Company in the lodging industry.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of Common Stock as of June 30, 1997 by (i) all persons known by the Company to own beneficially more than 5% of the Common Stock, (ii) each director who is a stockholder, (iii) each of the Named Executive Officers, and (iv) all directors and executive officers as a group.

                                                                           SHARES BENEFICIALLY
                                                                                  OWNED
                                                                        --------------------------
NAME & ADDRESS OF BENEFICIAL OWNER                                       NUMBER      PERCENTAGE
----------------------------------------------------------------------  ---------  ---------------
Acadia Partners, L.P.(1)..............................................  1,426,102           7.5%
RCM Capital Management, L.L.C.(2).....................................  1,424,500           7.4
LaSalle Advisors Limited Partnership and ABKB/LaSalle Securities
  Limited Partnership(3)..............................................  1,154,700           6.1
Franklin Resources, Inc.(4)...........................................    987,500           5.1
Paul W. Whetsell(5)...................................................    970,503           5.1
David E. McCaslin(5)..................................................    472,236           2.5
John E. Plunket(5)....................................................    462,729           2.4
Mahmood Khimji(5).....................................................    400,000           2.1
John Emery(6).........................................................          0            --
Michael T. George(6)..................................................          0            --
D. Scott Livchak(6)...................................................          0            --
Robert Gauthier(6)....................................................          0            --
Daniel L. Doctoroff(6)................................................          0            --
Bradford E. Bernstein(6)..............................................          0            --
William S. Janes(6)...................................................          0            --
Joseph McCarthy(6)....................................................          0            --
Edward L. Cohen.......................................................          0            --
Edwin T. Burton, III..................................................          0            --
Edward P. Dowd........................................................          0            --
All directors and executive officers as a group (15 persons)..........    980,010           5.1%

------------------------

(1) The business address of Acadia Partners, L.P. is 201 Main Street, Suite 2600, Fort Worth, TX 76102. Includes 1,373,034 shares owned by Acadia Partners, L.P. and 53,068 shares owned by Cherwell Investors, Inc. ("Cherwell"), a wholly owned subsidiary of Acadia Partners, L.P. The general partner of Acadia Partners, L.P. is Acadia FW Partners, L.P., the managing general partner of which is Acadia MGP, Inc. ("Acadia MGP"). J. Taylor Crandall is the sole stockholder of Acadia MGP and may be deemed to beneficially own the shares owned by Acadia Partners, L.P. and Cherwell. In addition, Mr. Crandall is the sole stockholder of each of PTJ, Inc. ("PTJ") and Group 31, Inc. ("Group 31"). PTJ is the managing general partner of PTJ Merchant Banking Partners, L.P., which is the general partner of Penobscot Partners, L.P. ("Penobscot"), which together with MC Investment Corporation ("MC Investment"), Penobscot's wholly owned subsidiary, owns 275,299 shares. Group 31 is the general partner of FWHY Coinvestments VIII Partners, L.P. ("FWHY"), which owns 406,702 shares. As a result of his ownership of PTJ and Group 31, Mr. Crandall may also be deemed to beneficially own the 732,951 shares owned by Penobscot, MC Investment and FWHY, which shares are not included in the number of shares set forth as being owned by Acadia Partners, L.P. in the Principal Stockholders chart, above. The number of shares set forth as being owned by Acadia Partners, L.P. in the Principal Stockholders chart above also excludes 406,701 shares held by OHP EquiStar Partners, L.P. ("OHP") and OHP EquiStar Partners II, L.P. ("OHP II"). Oak Hill Partners, Inc., which is the investment advisor to Acadia Partners, L.P., is the general partner of each of OHP and OHP II.

(2) The business address of RCM Capital Management, L.L.C. ("RCM Capital") is Four Embarcadero Center, Suite 2900, San Francisco, CA 94111. The Managing Agent of RCM Capital is RCM Limited L.P. ("RCM Limited"). The General Partner of RCM Limited is RCM General Corporation ("RCM General"). As such, RCM Limited and RCM General may be deemed to beneficially own such shares within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended ("Rule 13d-3"). In addition, RCM Capital is a wholly-owned subsidiary of Dresdner Bank AG ("Dresdner"). As such, Dresdner also may be deemed to beneficially own the shares held by RCM Limited.

(3) The business address of LaSalle Advisors Limited Partnership and ABKB/LaSalle Securities Limited Partnership (collectively, the "LaSalle Partnerships") is 11 South LaSalle Street, Chicago, IL 60603. The LaSalle Partnerships are registered investment advisors and may be deemed to beneficially own such shares within the meaning of Rule 13d-3. William K. Morrill, Jr. and Keith R. Pauley are employees of the LaSalle Partnerships and, in such capacity, also may be deemed to beneficially own such shares within the meaning of Rule 13d-3.

(4) The business address of Franklin Resources, Inc. ("FRI") is 777 Mariners Island Blvd., San Mateo, CA 94404. Such shares are owned by one or more open or closed-ended investment companies or other managed accounts which are advised by direct or indirect advisory subsidiaries of FRI. Such advisory subsidiaries may be deemed to beneficially own such shares within the meaning of Rule 13d-3. Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of FRI and, as such, also may be deemed to own such shares held, directly or indirectly, by FRI within the meaning of Rule 13d-3.

(5) Includes shares held by entities over which such person has beneficial ownership within the meaning of Rule 13d-3.

(6) Such individuals own interests in entities which own shares of Common Stock, but these individuals do not have beneficial ownership of such shares of Common Stock within the meaning of Rule 13d-3.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ACQUISITIONS

    In March 1996, the Company acquired The Latham Hotel in Washington, D.C. for a purchase price of $12,000,000 from LCP Hotel Ventures, L.P. ("LCP"). At the time of the acquisition, the general partner of LCP was Latham Hotels, Inc. ("LHI"), a corporation owned 80% by Paul W. Whetsell, President and Chief Executive Officer of the Company, and 10% by David E. McCaslin, Chief Operating Officer of the Company. Including their interests in LHI, Mr. Whetsell and Mr. McCaslin owned, directly or indirectly, 9.18% and 0.52%, respectively, of the beneficial interest in LCP and received $763,000 and $42,000, respectively, of the net proceeds of the purchase price paid to LCP. The purchase price for The Latham Hotel was determined through arm's-length negotiations between the Company, on the one hand, and representatives of the holders of the majority of the beneficial interests in LCP, on the other hand; such representatives are not affiliated with the Company.

    In April 1997, the Company acquired the Holiday Inn in Tinton Falls, New Jersey and the Holiday Inn Sports Complex in Kansas City, Missouri for an aggregate purchase price of $10,128,000 from two partnerships in which Mr. Whetsell owned, directly or indirectly, 12.0% and 11.0%, respectively, and Mr. McCaslin owned, directly or indirectly, 1.5% and 1.4%, respectively, of the beneficial interest. The purchase price for these hotels was determined through arm's-length negotiations between the Company, on the one hand, and representatives of the holders of the majority of the beneficial interests in the sellers, on the other hand; such representatives are not affiliated with the Company.

    In April 1997, the Company acquired a portfolio of six hotels from Highgate Hotels, Inc. and certain affiliated entities, for consideration consisting of $68 million cash and $32 million of OP Units. Mahmood

Khimji, a director of the Company, is a principal of Highgate Hotels, Inc. At the time of the acquisition, Mr. Khimji was not a director of the Company.

    In August 1997, the Company acquired the Holiday Inn-Metrotown in Vancouver, British Columbia for an aggregate purchase price of $6,951,000 from Highgate Hotels, Inc. and certain affiliated entities. The purchase price for the hotel was determined through arm's-length negotiations between the Company on the one hand, and representatives of the sellers, on the other hand, and is believed to have been at fair market value.

    Since November 1995, the Company has acquired 86.4% of the limited partnership interests in the partnership ("Atlanta Partners") that owns the Westin Atlanta Airport. In November 1995, the Company acquired, for a purchase price of $56,000, the 1% general partnership interest in Atlanta Partners previously held by a corporation in which E. Robert Roskind owned an equity interest ("LHP"). At the time of such acquisition Mr. Roskind was a principal of both CapStar Management and EquiStar. LHP was also paid a fee of $893,000 in connection with the acquisition of the partnership interests in Atlanta Partners, and is entitled to an additional $161,000 upon the ultimate disposition of Atlanta Partners. The LCP Group, L.P., in which Mr. Roskind owns an equity interest is entitled to an annual fee of $30,000 for providing certain administrative services relating to the outside limited partners of the Westin Atlanta Airport. All of the compensation paid or payable to affiliates of Mr. Roskind in connection with the Westin Atlanta Airport transaction was negotiated between Mr. Roskind, on the one hand, and other principals of EquiStar, on the other hand, who believed the compensation to have been at fair market value. Mr. Roskind is no longer associated with the Company.

OWNERSHIP INTERESTS IN CERTAIN MANAGED HOTELS

    Mr. Whetsell and Mr. McCaslin and entities owned by them own, directly or indirectly, (i) a leasehold interest, expiring on December 31, 2001, in two of the Managed Hotels and (ii) minority equity interests in four of the Managed Hotels. Mr. Whetsell and Mr. McCaslin exercise management control over the Affiliated Owners of two of these Managed Hotels through their ownership of certain entities which serve as general partners of the Affiliated Owners. Such interests were acquired prior to the formation of EquiStar and CapStar Management. For the year ended December 31, 1996 and for the six months ended June 30, 1997, the Company received approximately $287,000 and $276,000 in management fees, respectively, from those Managed Hotels in which Messrs. Whetsell and McCaslin own an equity interest, including approximately $234,000 and $112,000, respectively, in management fees from the Affiliated Owners. Under the terms of their employment agreements, Messrs. Whetsell and McCaslin are prohibited from hereafter acquiring any interests in hotels or hotel management companies while they serve as officers of the Company. See "Management--Employment Agreements."

INDEBTEDNESS OF CERTAIN MEMBERS OF MANAGEMENT

    In connection with the initial formation and capitalization of EquiStar, CapStar Management made loans to certain directors and executive officers of the Company, which loans were used to make capital contributions to EquiStar. Such loans were made from August 1995 through April 1996 and bore interest at the prime rate through December 31, 1995 and at a rate of 1.5% above the prime rate thereafter. The largest aggregate amounts of the loans to such directors and executive officers outstanding at any time (where such aggregate amount exceeded $60,000) were $300,000 to Mr. Whetsell and $147,500 to Mr. McCaslin. All such loans were repaid in September 1996.

SUBORDINATED DEBT

    In December 1996, the Company incurred $50 million of subordinated indebtedness under a credit facility which was refinanced in July 1997 with the proceeds of the 1997 Credit Facility. One member of the syndicate of lenders of the $50 million subordinated indebtedness was OHSF. The investment advisor to

OHSF is Oak Hill Advisors, Inc., one of the principal stockholders of which is Daniel L. Doctoroff, a director of the Company. Mr. Doctoroff is also a principal stockholder the Company. See "Principal Stockholders".

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

THE 1997 CREDIT FACILITY

    The Company has obtained the 1997 Credit Facility in the maximum principal amount of $450 million. Initial borrowings under the 1997 Credit Facility were used by the Company to repay existing indebtedness. Subsequent borrowings under the 1997 Credit Facility will be used to acquire and renovate upscale, full-service hotels and for other general corporate purposes.

    The 1997 Credit Facility is composed of a $350 million revolving loan facility maturing on June 30, 2002, and a $100 million term loan facility maturing on June 30, 2004. The term loan facility calls for mandatory payments of principal beginning on March 31, 1998. The revolving loan facility commitment will be reduced in increments of $12.5 million on a quarterly basis beginning on October 1, 2000 and ending on July 1, 2001. In addition, the 1997 Credit Facility provides that net sales and financing proceeds and 50% of excess cash flow, in each case to the extent not reinvested and subject to certain exceptions set forth in the 1997 Credit Facility, must be used to prepay the term loan facility and reduce the revolving credit facility.

    Borrowings under the 1997 Credit Facility will bear interest, at the Company's option, at a rate equal to (a) the "Base Rate" or (b) the "Eurodollar Rate" plus, in either case, the "Applicable Margin." The Base Rate is equal to the highest of (i) the publicly announced prime rate of BankBoston, N.A.; (ii) the secondary market rate for three-month certificates of deposit plus 1% and
(iii) the federal funds rate plus 1/2 of 1%. The Eurodollar Rate is the rate at which eurodollar deposits for one, two, three or six months (as selected by the Company) are offered in the interbank eurodollar market. The Applicable Margin will be determined on a quarterly basis by reference to the ratio of the Company's debt to the Company's EBITDA for the trailing twelve-month period and will range from (A) 1.5% to 2.0% in the case of Eurodollar Rate loans under the revolving loan facility; (B) 0.5% to 1.0% in the case of Base Rate loans under the revolving loan facility; (C) 1.75% to 2.125% in the case of Eurodollar Rate loans under the term loan facility; and (D) 0.75% to 1.125% in the case of Base Rate loans under the term loan facility.

    The Company will be required to pay customary fees in connection with the structuring of the 1997 Credit Facility, a commitment fee on the unused portion of the 1997 Credit Facility and a fee on outstanding letters of credit under the 1997 Credit Facility.

    The 1997 Credit Facility is a direct obligation of the Company and is fully and unconditionally guaranteed by the Company and certain subsidiaries of the Company, including the Operating Partnerships and the subsidiaries owning hotel properties. The 1997 Credit Facility is secured by substantially all the real and personal property of the Company and its Restricted Subsidiaries. The 1997 Credit Facility contains covenants that impose certain limitations on the Company in respect of, among other things, (i) the payment of dividends and other distributions, (ii) acquisitions of additional hotel properties and Management Agreements, (iii) the creation or incurrence of liens, (iv) the incurrence of indebtedness, lease obligations or contingent liabilities, (v) the acquisition of investments in and securities issued by joint ventures and other entities, (vi) transactions with affiliates, (vii) mergers, acquisitions, divestitures or reorganizations, (viii) the issuance of preferred stock and (ix) sales of its hotel properties. The 1997 Credit Facility also contains covenants that will subject the Company to certain operating requirements and that require the maintenance of certain financial levels, such as consolidated net worth, and certain financial ratios, such as consolidated cash flow to consolidated debt service, consolidated cash flow to consolidated fixed charges and consolidated total indebtedness to consolidated cash flow. The 1997 Credit Facility prohibits certain changes in control of the Company, including certain dispositions of stock owned by Paul Whetsell, and requires that Paul Whetsell remain an active senior officer of the Company.

THE NON-RECOURSE FACILITY

    In August 1997, the Company entered into the $100.0 million Non-Recourse Facility with Lehman Holdings. The Non-Recourse Facility has an 18-month term and bears interest at a rate of between 175 and 270 basis points over 30-day LIBOR, based upon certain debt service ratios. The Non-Recourse Facility is expected to be utilized to fund new hotel acquisitions in a tax-efficient manner.

THE CONVERTIBLE NOTES

    In October 1997, the Company issued $172.5 million aggregate principal amount of the Convertible Notes. The Convertible Notes are general, unsecured obligations of the Company subordinated in right of payment to all indebtedness of the Company and subordinated by operation of law to all liabilities of the Company's subsidiaries (including trade payables). The indenture pursuant to which the Convertible Notes were issued does not restrict the incurrence by the Company or its subsidiaries of additional indebtedness. The Convertible Notes are not redeemable by the Company prior to October 15, 2000, and thereafter are redeemable at specified premiums until maturity. Conversion of the Convertible Notes is permitted at any time after January 14, 1998, at a rate of 23.2558 shares of Common Stock per $1,000 principal amount.

                              DESCRIPTION OF NOTES

    Except as otherwise indicated, the following description relates both to the Existing Notes issued in the Offering and the New Notes to be issued in exchange for Existing Notes and in connection with the Exchange Offer. The form and terms of the New Notes are the same as the form and terms of the Existing Notes, except that the New Notes have been registered under the Securities Act and therefore will not bear legends restricting the transfer thereof.

GENERAL

    The Existing Notes were, and the New Notes will be, issued pursuant to an Indenture (the "INDENTURE") dated as of August 19, 1997, between the Company and IBJ Schroder Bank & Trust Company, as trustee (the "TRUSTEE"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and Holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below and those terms made a part of the Indenture by reference to the Trust Indenture Act as in effect on the date of the Indenture. A copy of the Indenture has been filed with the Commission as an exhibit to the Registration Statement of which this Prospectus is a part and is incorporated herein by reference. See "--ADDITIONAL INFORMATION." The definitions of certain terms used in the following summary are set forth below under "--CERTAIN DEFINITIONS." For purposes of this section, references to the "COMPANY" refer only to CapStar Hotel Company without including any of its Subsidiaries.

    The Notes are unsecured obligations of the Company, ranking subordinate in right of payment to all Senior Debt of the Company. See "--SUBORDINATION." In addition, the Notes are effectively subordinate to all obligations of the Company's Subsidiaries, including without limitation trade payables in the ordinary course. On a pro forma basis, the Company would have approximately $468.4 million of Indebtedness outstanding, including $77.8 million of Senior Debt and $68.2 million of Non-Recourse Indebtedness of Unrestricted Subsidiaries of the Company. The Indenture permits the incurrence of additional Senior Debt in the future.

    For purposes of the Indenture, the Company's Subsidiaries are divided into two categories-- Restricted Subsidiaries, which generally are subject to the restrictive covenants set forth in the Indenture, and Unrestricted Subsidiaries, which generally are not. As of the date of this Prospectus, certain of the Company's Subsidiaries, which hold or will hold the Company's interests in the Radisson Plaza, Lexington, Kentucky, the Embassy Suites Center City, Philadelphia, the Doubletree Hotel, Austin, and the Westchase Hilton & Towers, Houston, were designated as Unrestricted Subsidiaries. None of the Company's Restricted Subsidiaries is presently required to guarantee the Notes, although under certain future circumstances the Company may be required to cause one or more Restricted Subsidiaries to guarantee the Notes on a senior subordinated basis. See "--SUBSIDIARY GUARANTEES." Subsidiaries that are properly designated and maintained as Unrestricted Subsidiaries by the Company will not be required to guarantee the Notes under any circumstances.

PRINCIPAL, MATURITY AND INTEREST

    The Notes are limited in aggregate principal amount of $200,000,000, of which $150,000,000 aggregate principal amount was issued in the Offering. Additional amounts may be issued in one or more series from time to time, subject to the limitations set forth under "--INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF CERTAIN CAPITAL STOCK" and the restrictions contained in the Credit Agreement. The Company has agreed not to offer or sell any additional amounts under the Indenture for a period of 180 days from the date of the Indenture without the prior written consent of the Initial Purchaser. The Notes will mature on August 15, 2007. Interest on the Notes will accrue from the Issuance Date and will be payable semi-annually in arrears in cash on February 15 and August 15 of each year, commencing on February 15, 1998, at the rate of 8 3/4% per annum to holders of Notes (each, a "Holder") of record on the immediately preceding February 1 and August 1. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issuance Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of and premium, interest and Liquidated Damages, if any, on the Notes will be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest and Liquidated Damages may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes, provided that all payments with respect to Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

    At any time on or after August 15, 2002, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on August 15 of the years indicated below:

YEAR                                        PERCENTAGE
------------------------------------------  -----------
2002......................................     104.375%
2003......................................     102.917
2004......................................     101.458
2005 and thereafter.......................     100.000%

    Notwithstanding the foregoing, prior to August 15, 2000, the Company may redeem, on any one or more occasions, with the net cash proceeds of one or more public offerings of its common equity (a "PUBLIC EQUITY OFFERING") (within 60 days of the consummation of any such Public Equity Offering), up to 35% of the aggregate principal amount of the Notes at a redemption price equal to 108.750% of the principal amount of such Notes plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the redemption date; PROVIDED, HOWEVER, that at least 65% of the aggregate principal amount of Notes originally issued remains outstanding immediately after each such redemption. The Credit Agreement prohibits the purchase of the Notes with the net cash proceeds of a Public Equity Offering, unless and until the Indebtedness under the Credit Agreement is repaid in full.

    In addition, the Company, at its option, at any time prior to August 15, 2002, may redeem the Notes, in whole or in part (if in part, by lot or by such other method as the Trustee shall deem fair or appropriate) at the Make-Whole Price, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the applicable redemption date.

MANDATORY REDEMPTION

    The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

SUBORDINATION

    The payment of all Obligations on the Notes is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash or Cash Equivalents of all Obligations on Senior Debt, whether outstanding on the Issuance Date or thereafter incurred. Upon any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshalling of assets of the Company or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to the Company or its property, whether voluntary or involuntary, all Obligations due upon all Senior Debt shall first be paid in full in cash or Cash Equivalents, or such payment shall be duly provided for to the satisfaction of the holders of Senior Debt, before any payment or distribution of any kind or character is made on account of any Obligations on the Notes, or for the acquisition by the Company or any of its Subsidiaries of any of the Notes for cash or property or otherwise, and, until all Obligations with respect to Senior Debt are paid in full in cash or Cash Equivalents, any distribution to which the Holders would be entitled shall be made to the holders of Senior Debt (except that Holders of Notes may receive Permitted Junior Securities and payments made from the trust described under "-- LEGAL DEFEASANCE AND COVENANT DEFEASANCE").

    If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any Designated Senior Debt, no payment of any kind or character shall be made by or on behalf of the Company or any other Person on its behalf with respect to any Obligations on the Notes or to acquire any of the Notes for cash or property or otherwise (except that Holders of Notes may receive Permitted Junior Securities and payments made from the trust described under "--LEGAL DEFEASANCE AND COVENANT DEFEASANCE"). In addition, if any other event of default occurs and is continuing with respect to any Designated Senior Debt, as such event of default is defined in the instrument creating or evidencing such Designated Senior Debt, permitting the holders of such Designated Senior Debt then outstanding to accelerate the maturity thereof and if the Representative for the respective issue of Designated Senior Debt gives written notice of the event of default to the trustee (a "DEFAULT NOTICE"), then, unless and until all events of default have been cured or waived or have ceased to exist or the Trustee receives notice from the Representative for the respective issue of Designated Senior Debt terminating the Blockage Period (as defined below), during the 179 days after the delivery of such Default Notice (the "BLOCKAGE PERIOD"), neither the Company nor any of its Subsidiaries shall (x) make any payment of any kind or character with respect to any Obligations on the Notes (except the Holders of Notes may receive Permitted Junior Securities and payments made from the trust described under "--LEGAL DEFEASANCE AND COVENANT DEFEASANCE") or (y) acquire any of the Notes for cash or property or otherwise. Notwithstanding anything herein to the contrary, in no event will a Blockage Period extend beyond 179 days from the date the payment on the Notes was due and only one such Blockage Period may be commenced within any 365 consecutive days. No event of default which existed or was continuing on the date of the commencement of any Blockage Period with respect to the Designated Senior Debt shall be, or be made, the basis for commencement of a second Blockage Period by the Representative of such Designated Senior Debt whether or not within a period of 365 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 180 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of commencement of such Blockage Period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

    By reason of such subordination, in the event of the insolvency of the Company, creditors of the Company who are not holders of Senior Debt, including the Holders of the Notes, may recover less ratably than holders of Senior Debt. On a pro forma basis, the Company would have had approximately $468.4 million of Indebtedness outstanding, including $77.8 million of Senior Debt and $68.2 million of Non-Recourse Indebtedness of Unrestricted Subsidiaries of the Company.

    None of the Company's Subsidiaries is presently required to guarantee the Notes, although under certain future circumstances the Company may be required to cause one or more Restricted Subsidiaries to guarantee the Notes on a senior subordinated basis. The Indebtedness represented by any such

Guarantee (i.e., the payment of Obligations on the Notes) will be subordinated on the same basis to Senior Debt of the Guarantor as the Notes are subordinated to Senior Debt of the Company.

REPURCHASE AT THE OPTION OF HOLDERS

    CHANGE OF CONTROL. The Indenture provides that upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder's Notes pursuant to the offer described below (the "CHANGE OF CONTROL OFFER"), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase.

    Within 10 days following the date upon which the Change of Control occurs, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "CHANGE OF CONTROL PAYMENT DATE"). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "OPTION OF HOLDER TO ELECT PURCHASE" on the reverse of the Note completed, to the Trustee or Paying Agent, if any, at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

    If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept that Change of Control Offer. The Credit Agreement prohibits the purchase of Notes by the Company in the event of a Change of Control, unless and until such time as the Indebtedness under the Credit Agreement is repaid in full. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute as default under the Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

    The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

    The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "ALL OR SUBSTANTIALLY ALL" of the Company's assets. Although there is a developing body of case law interpreting the phrase "SUBSTANTIALLY ALL," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company to another person may be uncertain.

    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "CHANGE OF CONTROL" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be

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deemed to have breached its obligations under the "CHANGE OF CONTROL" provisions of the Indenture by virtue thereof.

    The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

    ASSET SALES The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, conduct an Asset Sale, unless (x) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (evidenced by a resolution of the Board of Directors set forth in an officer's certificate delivered to the Trustee) and (y) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents; PROVIDED, HOWEVER, that the principal amount of the following shall be deemed to be cash for purposes of this provision: (A) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto), of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Guarantee thereof) that are assumed by the transferee of any such assets and (B) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 90 days of the closing of such Asset Sale (to the extent of the cash received). Notwithstanding the foregoing, the restriction in clause (y) above will not apply with respect to mortgages, other notes receivable or other securities received by the Company or any Restricted Subsidiary from a transferee of any assets to the extent such mortgages, other notes receivable or other securities are Investments permitted to be made by the Company or such Restricted Subsidiary under the covenant entitled "RESTRICTED PAYMENTS."

    Within 365 days of any Asset Sale, the Company or such Restricted Subsidiary may (a) apply the Net Proceeds from such Asset Sale to prepay any Indebtedness that ranks by its terms senior to the Notes (or any Guarantee thereof) and, in the case of any Indebtedness under the Credit Agreement, to effect a permanent reduction in the amount of Indebtedness that may be incurred pursuant to clause
(ii) of the second paragraph of the covenant entitled "INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF CERTAIN CAPITAL STOCK," or (b) invest the Net Proceeds from such Asset Sale in property or assets used in a Hospitality-Related Business, PROVIDED that the Company or such Restricted Subsidiary will have complied with this clause (b) if, within 365 days of such Asset Sale, the Company or such Restricted Subsidiary shall have commenced and not completed or abandoned an investment in compliance with this clause (b) and shall have segregated such Net Proceeds from the general funds of the Company and its Subsidiaries for that purpose and such Investment is substantially completed within 180 days after the first anniversary of such Asset Sale. Any Net Proceeds from an Asset Sale that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "EXCESS PROCEEDS." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company shall make an offer, to all Holders of Notes and other Indebtedness that ranks by its terms PARI PASSU in right of payment with the Notes and the terms of which contain substantially similar requirements with respect to the application of net proceeds from asset sales as are contained in the Indenture (an "ASSET SALE OFFER") to purchase on a PRO RATA basis the maximum principal amount of Notes, that is an integral multiple of $1,000, that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes and other such Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess

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Proceeds available for purchase thereof, the Trustee shall select the Notes to be purchased in the manner described under the caption "--SELECTION AND NOTICE" below. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero. Pending the final application of any Net Proceeds from an Asset Sale pursuant to this paragraph, the Company or any Restricted Subsidiary may temporarily reduce Indebtedness of the Company or a Restricted Subsidiary that ranks by its terms senior to the Notes or otherwise invest such Net Proceeds in Cash Equivalents. The Credit Agreement generally prohibits the purchase of Notes by the Company in the circumstances described above unless and until such time as the indebtedness under the Credit Agreement is repaid in full.

    The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with any offer to purchase and the purchase of Notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the "ASSET SALE" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "ASSET SALE" provisions of the Indenture by virtue thereof.

SELECTION AND NOTICE

    In the event that less than all of the Notes are to be purchased in an Asset Sale Offer or redeemed at any time, selection of Notes for purchase or redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the notes are not so listed, on a PRO RATA basis, by lot or by such method as the Trustee shall deem fair and appropriate, PROVIDED that no Notes of a principal amount of $1,000 or less shall be redeemed in part, PROVIDED, FURTHER, that if a partial redemption is made with the proceeds of a public offering by the Company of common equity securities, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a PRO RATA basis or on as nearly a PRO RATA basis as is practicable (subject to procedures of the Depositary), unless such method is otherwise prohibited.

    Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the purchase or redemption date to each Holder of Notes to be purchased or redeemed at its registered address. If any Note is to be purchased or redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be purchased or redeemed.

    A new Note in principal amount equal to the unpurchased or unredeemed portion of any Note purchased or redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the purchase or redemption date, interest ceases to accrue on Notes or portions thereof called for purchase or redemption as long as the Company has deposited with the Trustee funds in satisfaction of the applicable redemption price pursuant to the Indenture.

CERTAIN COVENANTS

    The Indenture contains, among others, the following covenants:

    RESTRICTED PAYMENTS. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:
(i) declare or pay any dividend or make any distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (other than:
(1) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company; (2) dividends or distributions by a Restricted Subsidiary of the Company, provided that to the extent that a portion of such dividend or distribution is paid to a holder of Equity Interests of a Restricted Subsidiary other than the Company or a Restricted Subsidiary, such portion of such dividend or distribution is not greater than such holder's PRO RATA aggregate common equity interest in such Restricted Subsidiary; and (3) dividends or distributions payable on Existing Preferred OP Units and Preferred OP Units issued in compliance with the covenant described under the caption "--INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF CERTAIN CAPITAL

STOCK"); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Restricted Subsidiary or other Affiliate of the Company (other than (A) any Equity Interests owned by the Company or any Restricted Subsidiary of the Company, (B) any Existing Preferred OP Units and
(C) any Preferred OP Units issued in compliance with the covenant described under the caption "-- INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF CERTAIN CAPITAL STOCK"); (iii) purchase, redeem or otherwise acquire or retire for value any Indebtedness of the Company or any Restricted Subsidiary that is subordinated or junior in right of payment, by its terms, to the Notes or any Guarantee thereof prior to the scheduled final maturity or sinking fund payment dates for payment of principal and interest in accordance with the original documentation for such subordinated or junior Indebtedness; or (iv) make any Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "RESTRICTED PAYMENTS"), unless, at the time of such Restricted Payment:

        (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

        (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described under the caption "--INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF CERTAIN CAPITAL STOCK"; and

        (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v) and (vi)(X) of the next succeeding paragraph), is less than the sum, without duplication, of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from June 30, 1997 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), PLUS
    (ii) 100% of the aggregate net proceeds (including the fair market value of non-cash proceeds as determined in good faith by the Board of Directors) received by the Company from the issue or sale, in either case, since the date of the Indenture of either (A) Equity Interests of the Company or of
    (B) debt securities of the Company that have been converted or exchanged into such Equity Interests (other than Equity Interests (or convertible or exchangeable debt securities) sold to a Restricted Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted or exchanged into Disqualified Stock), PLUS (iii) in case any Unrestricted Subsidiary has been redesignated a Restricted Subsidiary pursuant to the terms of the Indenture or has been merged, consolidated or amalgamated with or into, or transfers or conveys assets to, or is liquidated into, the Company or a Restricted Subsidiary and PROVIDED that no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, the lesser of (A) the book value (determined in accordance with GAAP) at the date of such redesignation, combination or transfer of the aggregate Investments made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary (or of the assets transferred or conveyed, as applicable) and (B) the fair market value of such Investment in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), in each case as determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a resolution of such Board and, in each case, after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or with the assets so transferred or conveyed, PLUS (iv) 100% of any dividends, distributions or interest actually received in cash by the Company or a Restricted Subsidiary after the date of the Indenture from (A) a Restricted Subsidiary the Net Income of which has been excluded from the computation of Consolidated Net Income, (B) an Unrestricted Subsidiary, (C) a person that is not a Subsidiary or (D) a Person that is accounted for on the equity method plus (v) $15.0 million.

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
    The foregoing provisions will not prohibit the following Restricted
Payments: (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) (X) the redemption, purchase, retirement or other acquisition of any OP Unit in exchange for Equity Interests of the Company (other than Disqualified Stock) and (Y) the redemption, purchase, retirement or other acquisition of any Equity Interests of the Company or a Restricted Subsidiary (other than OP Units or Preferred OP Units) in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock), PROVIDED that in the case of
(X) and (Y) the amount of any proceeds that is utilized for such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)
(ii) of the preceding paragraph; (iii) the defeasance, redemption, repayment or purchase of Indebtedness of the Company or any Restricted Subsidiary that is subordinated or junior in right of payment, by its terms, to the Notes and any Guarantee thereof in a Permitted Refinancing; (iv) the defeasance, redemption, repayment or purchase of Indebtedness of the Company or any Restricted Subsidiary that is subordinated or junior in right of payment, by its terms, to the Notes and any Guarantee thereof with the proceeds of a substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests (other than Disqualified Stock) of the Company, PROVIDED that the amount of any proceeds that is utilized for such defeasance, redemption, repayment or purchase shall be excluded from clause (c)(ii) of the preceding paragraph; (v) the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company pursuant to any management equity subscription agreement or stock option agreement; PROVIDED, HOWEVER, that the aggregate price paid for all such purchased, redeemed, acquired or retired Equity Interests shall not exceed $1,000,000 in any 12 month period; and (vi) (X) the making of any Permitted Investment described in clauses (a), (b), (c), (d) or (f) of the definition thereof and (Y) the making of any Permitted Investment described in clause (e) thereof, PROVIDED that, in the case of clauses (ii)(Y), (iii), (iv),
(v) and (vi)(Y), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

    In determining whether any Restricted Payment is permitted by the foregoing covenant, the Company may allocate or reallocate all or any portion of such Restricted Payment among the clauses (i) through (vi) of the preceding paragraph or among such clauses and the first paragraph of this covenant including clauses
(a), (b) and (c), PROVIDED that at the time of such allocation or reallocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of the foregoing covenant.

    The amount of all Restricted Payments (other than cash) shall be the fair market value (evidenced by a resolution of the Board of Directors of the Company set forth in an officer's certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than (i) the end of any calendar quarter in which any Restricted Payment is made or (ii) the making of a Restricted Payment which, when added to the sum of all previous Restricted Payments made in a calendar quarter, would cause the aggregate of all Restricted Payments made in such quarter to exceed $5.0 million, the Company shall deliver to the Trustee an officer's certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, which calculations may be based upon the Company's latest available financial statements.

    The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default or Event of Default. For purposes of making the determination as to whether such designation would cause a Default or Event of Default, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of (x) the net

                                       74
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book value of such Investments at the time of such designation, (y) the fair market value of such Investments at the time of such designation and (z) the original fair market value of such Investments at the time they were made. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

    Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an officer's certificate certifying that such designation complied with the foregoing conditions.

    INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF CERTAIN CAPITAL STOCK. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively, "INCUR" and correlatively, an "INCURRENCE" of) any Indebtedness (including Acquired Debt), that the Company will not issue, and will not permit any of its Restricted Subsidiaries to issue, any shares of Disqualified Stock and that the Company will not permit any of its Restricted Subsidiaries to issue any Preferred Stock; PROVIDED, HOWEVER, that the Company or any Guarantor may incur Indebtedness or issue shares of Disqualified Stock and the Restricted Subsidiaries may incur Indebtedness under the Credit Agreement if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

    The foregoing provisions will not apply to:

        (i) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Indebtedness; PROVIDED, HOWEVER, that if any such indebtedness ceases to be Non-Recourse Indebtedness of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company;

        (ii) the incurrence by the Company or its Restricted Subsidiaries of Indebtedness pursuant to the Credit Agreement in an aggregate principal amount not to exceed $300.0 million at any one time outstanding MINUS any Net Proceeds that have been applied to permanently reduce the outstanding amount of such Indebtedness pursuant to clause (a) of the second paragraph of the covenant described under the caption "--REPURCHASE AT THE OPTION OF HOLDERS--ASSET SALES;"

        (iii) the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness;

        (iv) the incurrence by the Company or its Restricted Subsidiaries of Indebtedness under Hedging Obligations that do not increase the Indebtedness of the Company or the Restricted Subsidiary, as the case may be, other than as a result of fluctuations in interest or foreign currency exchange rates provided that such Hedging Obligations are incurred for the purpose of providing interest rate protection with respect to Indebtedness permitted under the Indenture or to provide currency exchange protection in connection with revenues generated in currencies other than U.S. dollars;

        (v) the incurrence or the issuance by the Company of Refinancing Indebtedness or Refinancing Disqualified Stock or the incurrence or issuance by a Restricted Subsidiary of Refinancing Indebtedness or Refinancing Disqualified Stock; PROVIDED, HOWEVER, that such Refinancing Indebtedness or Refinancing Disqualified Stock is a Permitted Refinancing;

        (vi) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; PROVIDED,

    HOWEVER, that (a) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than a Restricted Subsidiary and (b) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

        (vii) the incurrence of Indebtedness represented by the Notes and any Guarantee thereof;

        (viii) the incurrence by the Company or any of its Restricted Subsidiaries, in the ordinary course of business and consistent with past practice, of surety, performance or appeal bonds;

        (ix) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount at any time outstanding not to exceed $50.0 million;

        (x) the incurrence by the Company or any of its Restricted Subsidiaries of Assumed Indebtedness PROVIDED that, after giving effect to the incurrence thereof, the Company could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the preceding paragraph; and

        (xi) the issuance of Preferred OP Units by the Company or any of its Restricted Subsidiaries as full or partial consideration for the acquisition of lodging facilities and related assets, PROVIDED that, after giving effect to the issuance thereof, the Company could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the preceding paragraph.

    DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED
SUBSIDIARIES. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) (i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries, (b) make loans or advances or capital contributions to the Company or any of its Restricted Subsidiaries, or (c) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reasons of (i) Existing Indebtedness as in effect on the Issuance Date, (ii) the Credit Agreement, PROVIDED that the encumbrances or restrictions contained in such agreement as amended, modified, supplemented, restructured, renewed, restated, refunded, replaced or refinanced or extended from time to time on one or more occasions are no more restrictive than those contained in the Credit Agreement as in effect on the Issuance Date,
(iii) the Indenture and the Notes, (iv) applicable law, (v) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries or of any Person that becomes a Restricted Subsidiary as in effect at the time of such acquisition or such Person becoming a Restricted Subsidiary (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition or such Person becoming a Restricted Subsidiary), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, PROVIDED that the Consolidated Cash Flow of such Person is not taken into account (to the extent of such restriction) in determining whether such acquisition was permitted by the terms of the Indenture, (vi) restrictions of the nature described in clause
(c) above by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices,
(vii) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (c) above on the property so acquired, (viii) Permitted Refinancings, PROVIDED that the encumbrance or restrictions contained in the agreements governing such Permitted Refinancings are no more restrictive than those contained in the agreements governing the Indebtedness or Disqualified Stock being refinanced, or (ix) customary restrictions in security agreements or mortgages securing Indebtedness of a

                                       76
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Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements and mortgages.

    PROHIBITION ON INCURRENCE OF SENIOR SUBORDINATED DEBT. The Indenture provides that (i) the Company will not incur, issue, assume, guarantee or otherwise become liable for any Indebtedness that is senior in right of payment to the Notes and subordinate or junior in right of payment to any other Indebtedness of the Company and (ii) no Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is senior in right of payment to the Guarantee by such Guarantor of the Notes and subordinate or junior in right of payment to any other Indebtedness of the Guarantor.

    LIENS. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Lien that secures obligations under any Indebtedness which is PARI PASSU with or subordinated to the Notes, unless the Notes are equally and ratably secured with the obligations so secured or until such time as such obligations are no longer secured by a Lien.

    MERGER, CONSOLIDATION OR SALE OF ASSETS. The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless
(i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have ben made assumes all the obligations of the Company pursuant to a supplemental indenture under the Notes and the Indenture; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) the Company or any Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth (immediately after the transaction) equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described under the caption "--INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF CERTAIN CAPITAL STOCK."

    Upon any such consolidation, merger, lease, conveyance or transfer in accordance with the foregoing, the successor Person formed by such consolidation or into which the Company is merged or to which such lease, conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor had been named as the Company therein and thereafter (except in the case of a lease) the predecessor corporation will be relieved of all further obligations and covenants under the Indenture and the Notes.

    TRANSACTIONS WITH AFFILIATES. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "AFFILIATE TRANSACTION"), unless (a) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary on an arm's length basis with an unrelated Person, (b) the Company delivers to the Trustee
(i) with respect to any Affiliate Transaction involving aggregate payments in excess of $5.0 million, an officer's certificate certifying that such Affiliate Transaction complies with clause (a) above and such Affiliate Transaction is approved by a majority of the

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disinterested members of the Board of Directors and (ii) with respect to any
Affiliate Transaction involving aggregate payments in excess of $10.0 million (other than an Affiliate Transaction involving the acquisition or disposition of a lodging facility by the Company or a Restricted Subsidiary of the Company), an opinion as to the fairness to the Company or such Restricted Subsidiary from a financial point of view issued, at the option of the Company, by an investment banking firm of national standing or a Qualified Appraiser and (c) the Company delivers to the Trustee in the case of an Affiliate Transaction involving the acquisition or disposition of a lodging facility by the Company or a Restricted Subsidiary of the Company and (x) involving aggregate payments of more than $5.0 million and less than $25.0 million, an appraisal by a Qualified Appraiser to the effect that the transaction is being undertaking at fair market value or (y) involving aggregate payments of $25.0 million or more, an opinion as to the fairness of the transaction to the Company or such Restricted Subsidiary from a financial point of view issued by an investment banking firm of national standing; PROVIDED, HOWEVER, that the following shall not be deemed Affiliate
Transactions: (A) any employment, deferred compensation, stock option, noncompetition, consulting or similar agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary,
(B) transactions between or among the Company and/or its Restricted Subsidiaries, (C) the incurrence of fees in connection with the provision of hotel management services, provided that such fees are paid in the ordinary course of business and are consistent with past practice and (D) Restricted Payments permitted by the provisions of the Indenture described above under the covenant described under the caption "--RESTRICTED PAYMENTS."

    LINE OF BUSINESS. The Indenture provides that for so long as any Notes are outstanding, the Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business or activity other than a Hospitality-Related Business.

    PAYMENTS FOR CONSENT. The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SUBSIDIARY GUARANTEES

    As of the Issuance Date, no Subsidiary of the Company is required to act as a Guarantor in respect of the Notes. However, the Indenture provides that, prior to guaranteeing any other Indebtedness of the Company (other than the Credit Agreement), a Restricted Subsidiary that is also a Significant Subsidiary must execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary shall Guarantee, on an unsecured senior subordinated basis, all of the Obligations of the Company with respect to the Notes together with an opinion of counsel (which counsel may be an employee of the Company) to the effect that the supplemental indenture has been duly executed and delivered by such Restricted Subsidiary and is in compliance in all material respects with the terms of the Indenture. The Indebtedness represented by any such Guarantee (i.e., the payment of Obligations on the Notes) will be subordinated on the same basis to Senior Debt of the Guarantor as the Notes are subordinated to Senior Debt of the Company. The Credit Agreement generally prohibits the incurrence of any such Guarantee unless and until such time as the indebtedness under the Credit Agreement is repaid in full.

    The Indenture provides that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another corporation, Person or entity, whether or not affiliated with such Guarantor (other than the Company or another Guarantor), unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental

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
indenture in form and substance reasonably satisfactory to the Trustee under the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists and (iii) such Guarantor, or any Person formed by or surviving any such consolidation or merger, (A) would have Consolidated Net Worth (immediately after giving effect to such transaction), equal to or greater than the Consolidated Net Worth of such Guarantor immediately preceding the transaction and (B) would be permitted by virtue of the Company's Fixed Charge Coverage Ratio to incur, immediately after giving effect to such transaction, at last $1.00 of additional Indebtedness pursuant to the Fixed Charged Coverage Ratio set forth in the covenant described above under the caption "--CERTAIN COVENANTS --INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF CERTAIN CAPITAL STOCK."

    The Indenture provides that in the event of a sale or other disposition of all or substantially all of the assets of any Guarantor, which sale or other disposition is otherwise in compliance with the terms of the Indenture, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be automatically and unconditionally released and relieved of any obligations under its Subsidiary Guarantee.

    For purposes of a Guarantee with respect to the Notes, each Guarantor's liability will be that amount from time to time equal to the aggregate liability of such Guarantor thereunder, but shall be limited to the lesser of (i) the aggregate amount of the obligations of the Company under the Notes and the Indenture or (ii) the amount, if any, which would not have (A) rendered such Guarantor "INSOLVENT" (as such term is defined in the Federal Bankruptcy Code and in the Debtor and Creditor Law of the State of New York) or (B) left it with unreasonably small capital at the time its Guarantee with respect to the Notes was entered into, after giving effect to the incurrence of existing Indebtedness immediately prior to such time, PROVIDED that, it shall be a presumption in any lawsuit or other proceeding in which a Guarantor is a party that the amount guaranteed pursuant to the Guarantee with respect to the Notes is the amount set forth in clause (i) above unless any creditor, or representative of creditors of such Guarantor, or debtor in possession or trustee in bankruptcy of the Guarantor, otherwise proves in such a lawsuit that the aggregate liability of the Guarantor is limited to the amount set forth in clause (ii). The Indenture provides that, in making any determination as to the solvency or sufficiency of capital of a Guarantor in accordance with the previous sentence, the right of such Guarantor to contribution from other Guarantors and any other rights such Guarantor may have, contractual or otherwise, shall be taken into account.

REPORTS

    Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants. In addition, whether or not required by the rules and regulations of the Commission, the Company will submit a copy of all such information with the Commission for public availability (unless the Commission will not accept such a submission) and file such information with the Trustee and make such information available to investors and securities analysts who request it in writing. In addition, for so long as the Notes are outstanding, the Company will continue to provide to Holders and to prospective purchasers of Notes the information required by Rule 144A(d)(4).

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
EVENTS OF DEFAULT AND REMEDIES

    The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest or Liquidated Damages, if any, on the Notes (whether or not such payment shall be prohibited by the subordination provisions of the Indenture); (ii) default in payment when due of the principal of or premium, if any, on the Notes at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or an Asset Sale Offer) (whether or not such payment shall be prohibited by the subordination provisions of the Indenture); (iii) failure by the Company or any Restricted Subsidiary to comply with the covenant described under the caption "--CERTAIN COVENANTS--MERGER, CONSOLIDATION OR SALES OF ASSETS"; (iv) failure by the Company or any Restricted Subsidiary for 30 days in the performance of any other covenant, warranty or agreement in the Indenture or the Notes after written notice shall have been given to the Company by the Trustee or to the Company and the Trustee from Holders of at least 25% in principal amount of the Notes then outstanding, (v) the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of Non-Recourse Indebtedness of the Company or any of its Restricted Subsidiaries with an aggregate principal amount in excess of the lesser of (A) 10% of the total assets of the Company and its Restricted Subsidiaries measured as of the end of the Company's most recent fiscal quarter for which internal financial statements are available immediately prior to the date on which such default occurred, determined on a PRO FORMA basis, and (B) $50 million, and such failure continues for a period of 10 days or more, or the acceleration of the final stated maturity of any such Non-Recourse Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 10 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration); (vi) the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness (other than Non-Recourse Indebtedness) of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, in each case with respect to which the 10-day period described above has passed, aggregates $10.0 million or more at any time; (vii) failure by the Company or any of its Restricted Subsidiaries to pay final judgments rendered against them (other than judgment liens without recourse to any assets or property of the Company or any of its Restricted Subsidiaries other than assets or property securing Non-Recourse Indebtedness) aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days (other than any judgments as to which a reputable insurance company has accepted full liability); (viii) except as permitted by the Indenture, any Guarantee with respect to the Notes shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor (or its successors or assigns), or any Person acting on behalf of such Guarantor (or its successors or assigns), shall deny or disaffirm its obligations or shall fail to comply with any obligations under its Guarantee; and (ix) certain events of bankruptcy or insolvency with respect to the Company, any Guarantor or any of the Company's Subsidiaries that would constitute a Significant Subsidiary or any group of the Company's Subsidiaries that, taken together, would constitute a Significant Subsidiary.

    If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any of its Subsidiaries that would constitute a Significant Subsidiary or any group of its Subsidiaries that, taken together, would constitute a Significant Subsidiary or any Guarantor, all outstanding Notes will become due and payable without further action or notice. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any acceleration with respect to the Notes and its consequences. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee

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in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

    The Indenture provides that no Holder of a Note may pursue a remedy under the Indenture unless (i) the Holder of a Note gives to the Trustee written notice of a continuing Event of Default or the Trustee receives such notice from the Company; (ii) the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue a remedy;
(iii) such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and (v) during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request; PROVIDED, HOWEVER, that such provision does not affect the right of a Holder of a Note to sue for enforcement of any overdue payment thereon.

    The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, including with respect to any Restricted Payments made during such year, the basis upon which the calculations required by the covenants described under the caption "--CERTAIN COVENANTS--RESTRICTED PAYMENTS" were computed (which calculations may be based on the Company's latest available financial statements) and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder, past, present or future of the Company, any successor Person or any Guarantor, as such, shall have any liability for any obligations of the Company under the Notes, any Guarantee thereof or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive or release liabilities under the federal securities laws and it is the view of the Commission that such a waiver or release is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Company may, at its option and at any time, elect to have all of its obligations and the obligations of any Guarantor discharged with respect to the outstanding Notes ("LEGAL DEFEASANCE") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company's and the Guarantors obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's and the Guarantors obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and any Guarantor released with respect to certain covenants that are described in the Indenture ("COVENANT DEFEASANCE") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "EVENTS OF DEFAULT" will no longer constitute an Event of Default with respect to the Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be

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
sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, of such principal or installment of principal of, premium, if any, or interest on the outstanding Notes; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel (which counsel may be an employee of the Company or any Subsidiary of the Company) reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issuance Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel (which counsel may be an employee of the Company or any Subsidiary of the Company) reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit (or greater period of time in which any such deposit of trust funds may remain subject to bankruptcy or insolvency laws insofar as those apply to the deposit by the Company); (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an opinion of counsel to the effect that, as of the date of such opinion, (A) the trust funds will not be subject to any rights of holders of Indebtedness other than the Notes and (B) assuming no intervening bankruptcy of the Company between the date of deposit and the 123rd day following the deposit and assuming no Holder of Notes is an insider of the Company, after the 123rd day following the deposit, the trust funds will not be subject to the effects of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors rights generally under any applicable United States or state law; (vii) the Company shall have delivered to the Trustee an officer's certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company shall have delivered to the Trustee an officer's certificate and an opinion of counsel (which counsel may be an employee of the Company), each stating, that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

SATISFACTION AND DISCHARGE

    The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Notes) as to all outstanding Notes when either (a) all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b)(i) all such Notes not theretofore delivered to the Trustee for cancellation have become due and payable by their terms or shall have been called for redemption and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for such purpose an amount of money sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation or redemption, for the principal amount, premium and Liquidated Damages, if any, and accrued interest to the date of such deposit; (ii) the Company has paid all other sums payable by it under the Indenture; and (iii) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be. In addition, the Company must deliver an officer's certificate and an opinion of counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar (who will initially be the Trustee) and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

    The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next three succeeding paragraphs of this subsection, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consent obtained in connection with a tender offer or exchange offer for Notes).

    Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder of Notes): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of or change the fixed maturity of any Notes or alter the provisions with respect to the redemption of the Notes; (iii) reduce the rate of or change the time for payment of interest on any Note; (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration); (v) make any Note payable in money other than that stated in the Notes; (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes;
(vii) waive a redemption payment with respect to any Note; (viii) make any change in the foregoing amendment and waiver provisions; (ix) modify or change any provision of the Indenture or the related definitions affecting the subordination or ranking of the Notes or any Guarantee thereof in a manner which adversely affects the Holders in any material respect; or (x) make any change to the covenants described under the caption "REPURCHASE AT THE OPTION OF HOLDERS."

    Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of the Notes in the case of a merger, consolidation or sale of assets, to release a Guarantor in accordance with the Indenture, to make any change that would provide any additional rights or benefits to the Holders of the Notes (including providing for Guarantees with respect to the Notes pursuant to the covenant described under the caption "--SUBSIDIARY GUARANTEES") or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with

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requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

    The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its powers, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

    Anyone who received this Prospectus may obtain a copy of the Indenture and the Registration Rights Agreements without charge by writing to CapStar Hotel Company, 1010 Wisconsin Avenue, N.W., Suite 650, Washington, D.C. 20007.
Attention: John Emery, Corporate Secretary.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full description of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "ACQUIRED DEBT" means, with respect to any specified Person: (i) Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such specified Person and (ii) Indebtedness encumbering any asset acquired by such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "CONTROL" (including, with correlative meanings, the terms "CONTROLLING," "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED, HOWEVER, that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

    "ASSET SALE" means (i) the sale, lease (other than operating leases in respect of facilities which are ancillary to the operation of the Company's or a Restricted Subsidiary's Hospitality Related Business properties or assets), conveyance or other disposition of any property or assets of the Company or any Restricted Subsidiary (including by way of a sale and leaseback transaction),
(ii) the issuance or sale of Equity Interests of any of the Company's Restricted Subsidiaries or (iii) any Event of Loss, other than, with respect to clauses
(i), (ii) and (iii) above, the following: (1) the sale or disposition of personal property held for sale in the ordinary course of business, (2) the sale or disposal of damaged, worn out or other obsolete property in the ordinary course of business as long as such property is no longer necessary for the proper

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conduct of the business of the Company or such Restricted Subsidiary, as applicable, (3) the transfer of assets by the Company to a Restricted Subsidiary of the Company or by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary of the Company, (4) (A) the exchange of one or more lodging facilities and related assets held by the Company or a Restricted Subsidiary of the Company for one or more lodging facilities and related assets of any person or entity, PROVIDED, that if any other assets are received by the Company or such Restricted Subsidiary in such exchange, such other consideration is in cash or Cash Equivalents; PROVIDED, FURTHER, that such cash or Cash Equivalent consideration shall be deemed to be cash proceeds of an Asset Sale for the purposes of calculating "Net Proceeds" and applying Net Proceeds, if any, as described in the covenant "Asset Sales," or (B) the issuance of OP Units or Preferred OP Units as full or partial consideration for the acquisition of lodging facilities and related assets, PROVIDED, that the Board of Directors of the Company has determined that the terms of any exchange or acquisition are fair and reasonable and that the fair market value of the assets received by the Company, as set forth in an opinion of a Qualified Appraiser, are equal to or greater than the fair market value of the assets exchanged, sold or issued by the Company or a Restricted Subsidiary of the Company, (5) any Restricted Payment, permitted under the covenant described under the caption "-- CERTAIN COVENANTS--RESTRICTED PAYMENTS," (6) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company in compliance with the provisions of the Indenture described above under the captions "--REPURCHASE AT THE OPTION OF HOLDERS--CHANGE OF CONTROL" and "--CERTAIN COVENANTS--MERGER, CONSOLIDATION OR SALE OF ASSETS," (7) the conversion of or foreclosure or any mortgage or note, provided that the Company or a Restricted Subsidiary receives the real property underlying any such mortgage or note or (8) any transaction or series of related transactions that would otherwise be an Asset Sale where the fair market value of the assets, sold, leased, conveyed or otherwise disposed of was less than $5.0 million or an Event of Loss or related series of Events of Loss pursuant to which the aggregate value of property or assets involved in such Event of Loss or Events of Loss is less than $5.0 million.

    "ASSUMED INDEBTEDNESS" means, with respect to any specified Person: (i) Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such specified Person and (ii) Indebtedness encumbering any asset acquired by such specified Person, in each case excluding Indebtedness incurred in connection with, or in contemplation of such other Person merging with or into or becoming a Subsidiary of such specified Person.

    "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

    "CAPITAL STOCK" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, including, without limitation, with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

    "CASH EQUIVALENTS" means (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (ii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers acceptances with maturities not exceeding six months from the date of acquisition and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (ii) entered into with any financial institution meeting the qualifications specified in clause (ii) above,
(iv) commercial paper or commercial paper master notes having a rating of at least P-2 or the equivalent thereof by Moody's Investors Service, Inc. or at least A-2 or the equivalent thereof by Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition, (v) money market

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mutual funds that provide daily purchase and redemption features, and (vi)
corporate debt with maturities of not greater than six months and with a rating of at least A or the equivalent thereof by Standard & Poor's Corporation and a rating of at least A2 or the equivalent thereof by Moody's Investors Service, Inc.

    "CHANGE OF CONTROL" means the occurrence of any of the following: (i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Company's assets to any person or group (as such term is used in Section 13(d)(3) of the Exchange Act), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the acquisition by any person or group (as such term is used in Section 13(d)(3) of the Exchange
Act) of a direct or indirect interest in more than 50% of the ownership of the Company or the voting power of the voting stock of the Company by way of purchase, merger or consolidation or otherwise (other than a creation of a holding company that does not involve a change in the beneficial ownership of the Company as a result of such transaction), (iv) the merger or consolidation of the Company with or into another corporation or the merger of another corporation into the Company with the effect that immediately after such transaction the stockholders of the Company immediately prior to such transaction hold less than 50% of the total voting power of all securities generally entitled to vote in the election of directors, managers, or trustees of the Person surviving such merger or consolidation or (v) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

    "CONSOLIDATED CASH FLOW" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus: (a) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale, to the extent such losses were deducted in computing Consolidated Net Income, plus (b) provisions for taxes based on income or profits of such Person for such period, to the extent such provision for taxes was included in computing Consolidated Net Income, plus (c) Consolidated Interest Expense of such Person for such period to the extent such expense was deducted in computing Consolidated Net Income, plus (d) Consolidated Depreciation and Amortization Expense of such Person for such period, to the extent deducted in computing Consolidated Net Income less (e) noncash items increasing such Consolidated Net Income for such period in each case, on a consolidated basis for such Person and its Restricted Subsidiaries and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, the depreciation and amortization of and the interest expense of, a Restricted Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to such Person by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders. Any calculation of the Consolidated Cash Flow of an individual hotel property shall be calculated in a manner consistent with the foregoing.

    "CONSOLIDATED CURRENT LIABILITIES" as of the date of determination means the aggregate amount of liabilities of the Company and its consolidated Subsidiaries which may properly be classified as current liabilities (including taxes payable as accrued), on a consolidated basis, after eliminating (i) all intercompany items between the Company and any Subsidiary and (ii) all current maturities of long-term Indebtedness, all as determined in accordance with GAAP consistently applied.

    "CONSOLIDATED DEPRECIATION AND AMORTIZATION EXPENSE" means, with respect to any Person for any period, the total amount of depreciation and amortization expense (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and the total amount of non-cash charges (other than non-cash charges that represent an accrual or reserve for cash charges in future periods or which involved a cash expenditure in a prior period) of such Person and its Restricted Subsidiaries for such period on a consolidated basis as determined in accordance with GAAP.

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
    "CONSOLIDATED INTEREST EXPENSE" means, with respect to any Person for any period, without duplication, the sum of (a) interest expense, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, non-cash interest payments, the interest component of Capital Lease Obligations, and net payments (if any) pursuant to Hedging Obligations, but excluding amortization of deferred financing fees), (b) commissions, discounts and other fees and charges paid or accrued with respect to letters of credit and bankers acceptance financing and
(c) interest for which such Person or its Restricted Subsidiaries is liable, whether or not actually paid, pursuant to Indebtedness or under a Guarantee of Indebtedness of any other Person, in each case, calculated for such Person and its Restricted Subsidiaries for such period on a consolidated basis as determined in accordance with GAAP.

    "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, PROVIDED, that the following shall be excluded: (i) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be excluded, whether or not distributed to the Company or one of its Restricted Subsidiaries, (ii) the Net Income of any Person that is a Restricted Subsidiary and that is restricted from declaring or paying dividends or other distributions, directly or indirectly, by operation of the terms of its charter, any applicable agreement, instrument, judgment, decree, order, statute, rule or governmental regulation or otherwise shall be included only to the extent of the amount of dividends or distributions paid to the referent Person or a Restricted Subsidiary, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative effect of changes in accounting principles shall be excluded.

    "CONSOLIDATED NET TANGIBLE ASSETS" as of any date of determination, means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other similar items properly deducted in determining net assets) which would appear on a consolidated balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of: (i) minority interests in consolidated Subsidiaries held by Persons other than the Company or a Subsidiary; (ii) excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors; (iii) any revaluation or other write-up in book value of assets subsequent to the Issuance Date as a result of a change in the method of valuation in accordance with GAAP consistently applied; (iv) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items; (v) treasury stock; and (vi) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities.

    "CONSOLIDATED NET WORTH" means, with respect to any Person, as of any date of determination, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amount reported on such Person's balance sheet as of such date with respect to any series of Preferred Stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such Preferred Stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the Issuance Date in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all Investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted

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
Investments) and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

    "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the Issuance Date or (ii) was nominated for election or elected to such Board of Directors with the affirmative vote of at least a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

    "CREDIT AGREEMENT" means the senior credit facility dated June 30, 1997, entered into between and among the Company and the lenders party thereto, providing for borrowings and letters of credit, including any related notes, security documentation, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case as amended, modified, supplemented, restructured, renewed, restated, refunded, replaced or refinanced or extended, in each case on a senior basis, from time to time on one or more occasions.

    "DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event if Default.

    "DESIGNATED SENIOR DEBT" means (i) Indebtedness under or in respect of the Credit Agreement and (ii) any other Indebtedness constituting Senior Debt which, at the time of determination, has an aggregate principal amount of at least $25.0 million and is specifically designated in the instrument evidencing such Senior Debt as "DESIGNATED SENIOR DEBT" by the Company.

    "DISQUALIFIED STOCK" means any Capital Stock (other than OP Units and Preferred OP Units) which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the date on which the Notes mature.

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for Capital Stock).

    "EVENT OF LOSS" means, with respect to any property or asset (tangible or intangible, real or personal), any of the following: (A) any loss, destruction or damage of such property or asset or (B) any actual condemnation, seizure or taking by the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset.

    "EXISTING INDEBTEDNESS" means Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issuance Date (after giving effect to the use of proceeds of the Offering), excluding, for this purpose, amounts outstanding under the Credit Agreement as in effect on the Issuance Date.

    "EXISTING PREFERRED OP UNITS" means Preferred OP Units issued and outstanding on the date of the Indenture.

    "FIXED CHARGE COVERAGE RATIO" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings that provide working capital in the ordinary course of business) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "CALCULATION DATE"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of making the computation referred to above, acquisitions, dispositions and discontinued operations (as determined in accordance with GAAP) that have been made by the Company or any of its Restricted

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
Subsidiaries, including all mergers, consolidations and dispositions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be calculated on a pro forma basis assuming that all such acquisitions, dispositions, discontinued operations, mergers, consolidations (and the reduction of any associated fixed charge obligations resulting therefrom) had occurred on the first day of the four-quarter reference period.

    "FIXED CHARGES" means, with respect to any Person for any period, the sum of
(a) Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income and (b) the product of (i) all cash dividend or distribution payments on any series of Preferred Stock of such Person or its Restricted Subsidiaries (other than Preferred Stock owned by such Person or its Restricted Subsidiaries), times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; PROVIDED, HOWEVER, that if the cash dividend or distribution on such Preferred Stock is deductible for federal tax purposes, then the fraction shall be equal to one.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issuance Date.

    "GOVERNMENT SECURITIES" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States of America is pledged.

    "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business) or otherwise incurring, assuming or becoming liable for the payment of any principal, premium or interest, direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligation (including agreements to keep-well and to purchase assets, goods, securities or services).

    "GUARANTOR" means a Restricted Subsidiary that becomes a guarantor of the Notes pursuant to the terms of the Indenture, and its successor, if any.

    "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

    "HOSPITALITY-RELATED BUSINESS" means the lodging business and other businesses necessary for, incident to, in support of, connected with, complementary to or arising out of the lodging business, including, without limitation, (i) developing, managing, operating, improving or acquiring lodging facilities, restaurants and other food-service facilities and convention or meeting facilities, and marketing services related thereto, (ii) acquiring, developing, operating, managing or improving any real estate taken in foreclosure (or similar settlement) by the Company or any of its Restricted Subsidiaries, or any real estate ancillary or connected to any lodging owned, managed or operated by the Company or any of its Restricted Subsidiaries, (iii) owning and managing mortgages in, or other Indebtedness secured by Liens on lodging and real estate related or ancillary to lodging or (iv) other related activities thereto.

    "INDEBTEDNESS" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any

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Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the Guarantee of any Indebtedness of such Person or any other Person.

    "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

    "ISSUANCE DATE" means the date of the Indenture.

    "LIEN" means, with respect to any asset, or income or profits therefrom, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

    "MAKE-WHOLE AMOUNT" with respect to a Note means an amount equal to the excess, if any, of (i) the present value of the remaining interest, premium and principal payments due on such Note as if such Note were redeemed on August 15, 2002, computed using a discount rate equal to the Treasury Rate plus 62.5 basis points, over (ii) the outstanding principal amount of such Note. "TREASURY RATE" is defined as the yield to maturity at the time of the computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15(519), which has become publicly available at least two business days prior to the date of the redemption notice or, if such Statistical Release is no longer published, any publicly available source of similar market date) most nearly equal to the then remaining maturity of the Notes assuming redemption of the Notes on August 15, 2002; PROVIDED, HOWEVER, that if the Make-Whole Average Life of such Note is not equal to the constant maturity of a United States Treasury security for which such yields are given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the Make-Whole Average Life of such Notes is less than one year, the weekly average yield on actually traded United State Treasury securities adjusted to a constant maturity of one year shall be used. "MAKE-WHOLE AVERAGE LIFE" means the number of years (calculated to the nearest one-twelfth) between the date of redemption and August 15, 2002.

    "MAKE-WHOLE PRICE" with respect to a Note means the greater of (1) the sum of the outstanding principal amount and the Make-Whole Amount of such Note, and
(ii) the redemption price of such Note on August 15, 2002, determined pursuant to the Indenture (104.375% of the principal amount).

    "NET INCOME" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however, any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with any Asset Sale, and excluding any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

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    "NET PROCEEDS" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions), and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets.

    "NON-RECOURSE INDEBTEDNESS" means Indebtedness (a) as to which neither the Company nor any of its Restricted Subsidiaries (i) provides credit support (other than in the form of a Lien on an asset serving as security for Non-Recourse Indebtedness) pursuant to any undertaking, agreement or instrument that would constitute Indebtedness, (ii) is directly or indirectly liable (other than in the form of a Lien on an asset serving as security for Non-Recourse Indebtedness) or (iii) constitutes the lender and (b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

    "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "OP UNITS" means limited partnership interests in CapStar Management Company, L.P., CapStar Management Company II, L.P. or any successor operating partnership that require the issuer thereof to pay dividends or distributions which are tied to dividends paid on the Company's common stock and which by their terms may be converted into, or exercised or redeemed for, cash or the Company's common stock.

    "PERMITTED INVESTMENTS" means any (a) Investments in the Company, (b) Investments in any Restricted Subsidiary, (c) Investments in Cash Equivalents,
(d) Investments by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company, (e) Investments in Unrestricted Subsidiaries or Permitted Joint Ventures, provided that such Investments are in entities solely or principally engaged in Hospitality-- Related Businesses and that the aggregate of such Investments does not exceed the greater of (i) $25.0 million or (ii) 5% of Consolidated Net Tangible Assets and (f) Investments in Unrestricted Subsidiaries formed to acquire the Radisson Plaza, Lexington, Kentucky, the Embassy Suites Center City, Philadelphia and the Doubletree Hotel, Austin, in an aggregate amount not to exceed $50.0 million.

    "PERMITTED JOINT VENTURE" means any corporation, partnership, limited liability company or partnership or other similar entity formed to hold lodging properties for which the Company holds a management contract related thereto in which the Company owns less than a 50.1% interest.

    "PERMITTED JUNIOR SECURITIES" means Equity Interest in the Company or debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt pursuant to the Indenture.

    "PERMITTED REFINANCING" means Refinancing Indebtedness or Refinancing Disqualified Stock, as the case may be, to the extent (a) the principal amount of Refinancing Indebtedness or the liquidation preference amount of Refinancing Disqualified Stock, as the case may be, does not exceed the principal amount of Indebtedness or the liquidation preference amount of Disqualified Stock, as the case may be, so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of premiums and reasonable expenses incurred in connection therewith); (b) such Refinancing Indebtedness or Refinancing Disqualified Stock, as the case may be, is scheduled to mature or is redeemable at the option of the holder,

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as the case may be, no earlier than the Indebtedness or Disqualified Stock, as the case may be, being refinanced; (c) in the case of Refinancing Indebtedness, the Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (d) in the case of Refinancing Disqualified Stock, the Disqualified Stock has a Weighted Average Life to Mandatory Redemption equal to or greater than the Weighted Average Life to Mandatory Redemption of the Disqualified Stock being extended, refinanced, renewed, replaced, defeased or refunded; (e) if the Indebtedness or the Disqualified Stock, as the case may be, being extended, refinanced, renewed, replaced, defeased or refunded is subordinated or junior in right of payment to the Notes, the Refinancing Indebtedness or Refinancing Disqualified Stock, as the case may be, is subordinated or junior in right of payment to the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness or the Disqualified Stock, as the case may be, being extended, refinanced, renewed, replaced, defeased or refunded and
(f) such Refinancing Indebtedness or Refinancing Disqualified Stock is incurred or issued either by the Company or by a Restricted Subsidiary who is the obligor on the Indebtedness or Disqualified Stock being extended, refinanced, renewed, replaced, defeased or refunded.

    "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

    "PREFERRED OP UNITS" means limited partnership interests in CapStar Management Company, L.P., CapStar Management Company II, L.P. or any successor operating partnership that require the issuer thereof to pay regularly scheduled fixed distributions thereon, which are not related to dividends on the Company's common stock, and which by their terms may be converted into, or exercised or redeemed for, cash or the Company's common stock.

    "PREFERRED STOCK" means (i) any Equity Interest with preferential right in the payment of dividends or distributions or upon liquidation, and (ii) any Disqualified Stock.

    "REFINANCING DISQUALIFIED STOCK" means Disqualified Stock issued in exchange for, or the proceeds of which are used, to extend, refinance, renew, replace, defease or refund Disqualified Stock or Indebtedness permitted to be issued pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "--CERTAIN COVENANTS--INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF CERTAIN CAPITAL STOCK" or Indebtedness referred to in clauses (iii), (v), (vii), (ix) and (x) of the second paragraph of such covenant.

    "REFINANCING INDEBTEDNESS" means Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance renew, replace, defease or refund Indebtedness permitted to be incurred pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described under the caption "--CERTAIN COVENANTS--INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF CERTAIN CAPITAL STOCK" or Indebtedness referred to in clauses (iii), (v), (vii), (ix) and (x) of the second paragraph of the covenant described under the caption "--CERTAIN COVENANTS--INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF CERTAIN CAPITAL STOCK."

    "REPRESENTATIVE" means the indenture trustee or other trustee, agent or representative in respect of Designated Senior Debt, PROVIDED, that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt in respect of any Designated Senior Debt.

    "RESTRICTED INVESTMENTS" means an Investment other than a Permitted Investment.

    "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

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    "SENIOR DEBT" means, in the case of the Company or any Guarantor, the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Company, whether outstanding on the Issuance Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, "SENIOR DEBT" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, (x) all Obligations of every nature of the Company under the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities, whether outstanding on the Issuance Date or thereafter incurred, and (y) all Hedging Obligations (including Guarantees thereof), whether outstanding on the Issuance Date or thereafter incurred. Notwithstanding the foregoing, "SENIOR DEBT" shall not include (i) any Indebtedness of the Company or any Guarantor to a Subsidiary of the Company or any Affiliate of the Company or any of such Affiliate's Subsidiaries, (ii) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of the Company or any Subsidiary of the Company or any Subsidiary of the Company or any Guarantor (including, without limitation, amounts owed for compensation), (iii) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services, (iv) any liability for federal, state, local or other taxes owed or owing by the Company or any Guarantor, (v) that portion of Indebtedness incurred in violation of the Indenture provisions set forth under "--CERTAIN COVENANTS--INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF CERTAIN CAPITAL STOCK"; PROVIDED, HOWEVER, that in the case of this clause (v),
(A) any Indebtedness issued to any person who had no actual knowledge that the incurrence of such Indebtedness was not permitted under the Indenture and who received on the date of issuance thereof a certificate from the Chief Financial Officer of the Company to the effect that the issuance of such Indebtedness would not violate the Indenture shall constitute Senior Debt and (B) any Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertantly (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business shall constitute Senior Debt provided that such Indebtedness is extinguished within three business days of occurrence, and (vi) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company or any Guarantor.

    "SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

    "SUBSIDIARY" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof.

    "UNRESTRICTED SUBSIDIARY" means (i) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Indebtedness; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the same time from Persons who are not affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity

Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results (other than pursuant to agreements relating to the management of hotels entered into between Restricted Subsidiaries and Unrestricted Subsidiaries in the ordinary course of such Subsidiaries' business, consistent with past practice); and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the board resolution giving effect to such designation and an officer's certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "--CERTAIN COVENANTS--RESTRICTED PAYMENTS." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--CERTAIN COVENANTS--INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF CERTAIN CAPITAL STOCK," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary, PROVIDED that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "-- CERTAIN COVENANTS--INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF CERTAIN CAPITAL STOCK," and (ii) no Default or Event of Default would be in existence following such designation.

    "WEIGHTED AVERAGE LIFE TO MANDATORY REDEMPTION" means, when applied to any Disqualified Stock at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding liquidation preference amount of such Disqualified Stock.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

BOOK-ENTRY, DELIVERY AND FORM

    Except as set forth below, the New Notes will be represented by one or more global notes in registered, global form without interest coupons (each, a "Global Note"). Each Global Note initially will be deposited upon issuance with the Trustee as custodian for the Depositary, in New York, New York, and registered in the name of the Depositary or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

    Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee. Beneficial interests in the Global Notes may not be exchanged for New Notes in certificated form except in the limited circumstances described below. See "--Exchange of Book-Entry Notes for Certificated Notes." In addition, transfer of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of the Depositary and its direct or indirect participants, which may change from time to time.

DEPOSITARY PROCEDURES

    The Depositary has advised the Company that the Depositary is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of Participants. The Participants include securities brokers and dealers (including the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Participants or Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of the Depositary are recorded on the records of the Participants and Indirect Participants.

    The Depositary has also advised the Company that pursuant to procedures established by it, (i) upon deposit of the Global Notes, the Depositary will credit the accounts of Participants designated by the Initial Purchaser with portions of the principal amount of Global Notes and (ii) ownership of the New Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to Participants) or by Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes). The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interest in a New Note to such persons may be limited to that extent. Because the Depositary can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in a New Note to pledge such interest to persons or entities that do not participate in the Depositary system, or otherwise take actions in respect of such interests, may be affected by the lack of physical certificate evidencing such interests. For certain other restrictions on the transferability of the Notes see, "--Exchange of Book-Entry Notes for Certificated Notes."

    EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

    Payments in respect of the principal and premium and Liquidated Damages, if any, and interest on any New Note represented by a Global Note registered in the name of the Depositary or its nominee will be payable by the Trustee to the Depositary or its nominee in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the New Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of the Depositary's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the New Notes, or for maintaining, supervising or reviewing any of the Depositary's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the New Notes or (ii) any other matter relating to the actions and practices of the Depositary or any of its Participants or Indirect Participants.

    The Depositary has advised the Company that its current practices, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security such as the Global Notes as shown on the records of the Depositary. Payments by Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will not be the responsibility of the Depositary, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by the Depositary or its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from the Depositary or its nominee as the registered owner of the Notes for all purposes.

    Interests in the Global Notes will trade in the Depositary's Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of the Depositary and its participants. In addition, transfers between Participants in the Depositary will be effected in accordance with the Depositary's procedures, and will be settled in same-day funds.

    Each Person owning a beneficial interest in a Global Note must rely on the procedures of the Depositary and, if such Person is not a Participant or an Indirect Participant, on the procedures of the Participant through which such Person owns its interest, to exercise any rights of a Holder under the Indenture or such Global Note. The Company understands that under existing industry practice, in the event the Company requests any action of Holders or a Person that is an owner of a beneficial interest in a Global Note desires to take any action that the Depositary, as the Holder of such Global Note (in such capacity, the "Global Notes Holder"), is entitled to take, the Depositary would authorize the Participants to take such action and the Participant would authorize Persons owning through such Participants to take such action or would otherwise act upon the instruction of such Persons.

    The information in this section concerning the Depositary and its book-entry systems has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

    Although the Depositary has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in the Depositary, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Initial Purchaser or the Trustee will have any responsibility for the performance by the Depositary or its respective participants or indirect participants of its respective obligations under the rules and procedures governing its operations.

EXCHANGE OF BOOK-ENTRY NOTES FOR CERTIFICATED NOTES

    A Global Note is exchangeable for definitive New Notes in registered certificated form if (i) the Depositary (A) notifies the Company that it is unwilling or unable to continue as depositary for the Global Note and the Company thereupon fails to appoint a successor depositary or (B) has ceased to be a clearing agency registered under the Exchange Act or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause issuance of the New Notes in certificated form. In addition, beneficial interests in a Global Note may be exchanged for certificated Notes upon request but only upon at least 20 days prior written notice given to the Trustee by or on behalf of the Depositary in accordance with customary procedures. In all cases, certificated New Notes delivered in exchange for any Global Note or beneficial interest therein will be registered in names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures).

CERTIFICATED NOTES

    Subject to certain conditions, any person having a beneficial interest in any Global Note may, upon request to the Trustee, exchange such beneficial interest for New Notes in the form of certificated Notes. Upon any such issuance, the Trustee is required to register such certificated Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of New Notes in the form of certificated Notes under the Indenture, then, upon surrender by the Global Notes Holder of its Global Note, New Notes in such form will be issued to each person that the Global Notes Holder and the Depositary identify as being the beneficial owner of the related New Notes.

    Neither the Company nor the Trustee will be liable for any delay by the Global Notes Holder or the Depositary in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Notes Holder or the Depositary for all purposes.

SAME DAY SETTLEMENT AND PAYMENT

    The Indenture requires that payments in respect of the New Notes represented by the Global Note (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Notes Holder. With respect to certificated New Notes, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Company expects that secondary trading in the certificated New Notes will also be settled in immediately available funds.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion of certain of the anticipated federal income tax consequences of an exchange of Existing Notes for New Notes and of the purchase, ownership and disposition of the New Notes is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the final, temporary and proposed regulations promulgated thereunder, and administrative rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. This summary does not purport to deal with all aspects of federal income taxation that may be relevant to a particular investor, nor any tax consequences arising under the laws of any state, locality, or foreign jurisdiction, and it is not intended to be applicable to all categories of investors, some of which, such as dealers in securities, banks, insurance companies, tax-exempt organizations, foreign persons, persons that hold New Notes as part of a straddle or conversion transaction or holders subject to the alternative minimum tax, may be subject to special rules. In addition, the summary is limited to persons that will hold the New Notes as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Code. ALL INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE EXCHANGE AND THE OWNERSHIP AND DISPOSITION OF NEW NOTES.

TAXATION OF HOLDERS ON EXCHANGE

    Although the matter is not free from doubt, an exchange of Existing Notes for New Notes should not be a taxable event to Holders of Existing Notes and Holders should not recognize any taxable gain or loss as a result of such an exchange. Accordingly, a Holder would have the same adjusted basis and holding period in the New Notes as it had in the Existing Notes immediately before the exchange. Further, the tax consequences of ownership and disposition of any New Notes should be the same as the tax consequences of ownership and disposition of Existing Notes.

MARKET DISCOUNT

    If a Holder purchases a Note for an amount that is less than its principal amount, the amount of the difference will be treated as "market discount" for federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such a Note at the time of such payment or disposition. In addition, the Holder may be required to defer, until the maturity of the Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note.

    Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the Holder elects to accrue on a constant interest method. A Holder of a Note may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service (the "IRS").

AMORTIZABLE BOND PREMIUM

    A Holder that purchases a Note for an amount in excess of the sum of its principal amount will be considered to have purchased the Note at a "premium." A Holder generally may elect to amortize the premium over the remaining term of the Note on a constant yield method. The amount amortized in any year will be treated as a reduction of the Holder's interest income from the Note. Bond premium on a

Note held by a Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Note. The election to amortize premium on a constant yield method once made applies to all debt obligations held or subsequently acquired by the electing Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

SALE, EXCHANGE AND RETIREMENT OF NOTES

    A Holder's tax basis in a Note will, in general, be the Holder's cost therefor, increased by market discount previously included in income by the Holder and reduced by any amortized premium. Upon the sale, exchange or retirement of a Note, a Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or retirement (less any accrued interest, which will be taxable as such) and the adjusted tax basis of the Note. Except as described above with respect to market discount, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held for more than one year. Under current law, long-term capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

BACKUP WITHHOLDING

    In general, information reporting requirements will apply to certain payments of principal, interest and premium paid on Notes and to the proceeds of sale of a Note made to Holders other than certain exempt recipients (such as corporations). A 31% backup withholding tax will apply to such payments if the Holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

    Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such Holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

    THE FOREGOING SUMMARY OF THE PRINCIPAL FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF NOTES IN LIGHT OF HIS PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. EACH HOLDER OF NOTES SHOULD CONSULT SUCH HOLDER'S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, OR SUBSEQUENT VERSIONS THEREOF.

                              ERISA CONSIDERATIONS

    Sections 406 and 407 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Code prohibit certain employee benefit plans, individual retirement accounts, individual retirement annuities and employee annuity plans ("Plans") from engaging in certain transactions with persons who, with respect to such Plan, are "parties in interest" under ERISA or "disqualified persons" under the Code. A violation of these "prohibited transaction" rules may generate excise taxes under the Code and other liabilities under ERISA for such persons. Possible violations of the prohibited transaction rules could occur if the Notes are purchased with the assets of any Plan if the Company or any of its affiliates is a party in interest or disqualified person with respect to such Plan, unless such acquisition is subject to a statutory or administrative exemption.

    The foregoing discussion is general in nature and is not intended to be all-inclusive. Any fiduciary of a Plan considering the purchase of the Notes should consult its legal advisors regarding the consequences of such purchases under ERISA and the Code. If the Plan is not subject to ERISA, the fiduciary should consult its legal advisors regarding the consequences of any state law or Code considerations.

                              PLAN OF DISTRIBUTION

    Based on certain no-action letters issued by the staff of the Commission to third parties in unrelated transactions, the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than (i) any holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or (ii) any broker-dealer that purchases Notes from the Company to resell pursuant to Rule 144A or any other available exemption) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of the holder's business and such holders have no arrangement or understanding with any person to participate in a distribution of such New Notes and are not participating in, and do not intend to participate in, the distribution of such New Notes. The Company has not sought, and does not intend to seek, its own no-action letter with regard to the Exchange Offer. Accordingly, there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. By tendering, each holder will represent to the Company in the Letter of Transmittal that, among other things, the New Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, that neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, that neither the holder nor any such other person is participating in or intends to participate in the distribution of such New Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and complied with. The Company has agreed, pursuant to the Registration Rights Agreements and subject to certain specified limitations therein, to register to qualify the New Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the Notes reasonably request in writing.

    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Existing Notes where such Existing Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

    The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days after the close of the Exchange Offer the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Existing Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of the New Notes will be passed upon for the Company by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York.

                                    EXPERTS

    The Company's financial statements as of December 31, 1996 and 1995, and for the years then ended, and the supplemental schedule and the financial statements of CapStar Management as of December 31, 1994, and for the years ended December 31, 1994 and 1993, incorporated by reference herein and in the Registration Statement, have been incorporated by reference in reliance on the reports of KPMG Peat Marwick LLP, independent accountants, incorporated by reference herein and in the Registration Statement, given on the authority of said firm as experts in accounting and auditing. The financial statements of certain other entities, incorporated by reference herein and in the Registration Statement, have been incorporated by reference in reliance on the reports of KPMG Peat Marwick LLP, Wertheim & Company, King Griffin & Adamson P.C., Coopers & Lybrand L.L.P., Mann Frankfort Stein & Lipp, P.C., Pinsker, Goldberg & Company and Pannell Kerr Forster PC, as the case may be, independent accountants, incorporated by reference herein and in the Registration Statement, given on the authority of said firms as experts in accounting and auditing.

    Any financial statments and schedules hereafter incorporated by reference in the Registration Statement of which this Prospectus is a part that have been audited and are the subject of a report by independent accountants will be so incorporated by reference in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents filed with the Commission.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Certain statements under the headings "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "The Company," "Recent Developments," "Business and Properties" and elsewhere in this Prospectus constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performances or achievements of the Company to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the following: the ability of the Company to successfully implement its acquisition strategy and operating strategy; the Company's ability to manage rapid expansion; changes in economic cycles; competition from other hospitality companies; and changes in the laws and government regulations applicable to the Company.

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    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                             ---------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                  ---------
Available Information...........................         ii
Incorporation of Certain Documents by
  Reference.....................................         ii
Prospectus Summary..............................          1
Risk Factors....................................         14
Use of Proceeds.................................         21
Capitalization..................................         21
Selected Financial and Other Data...............         22
Unaudited Pro Forma Condensed Consolidated
  Financial Statements..........................         24
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................         28
The Exchange Offer..............................         32
The Company.....................................         41
Recent Developments.............................         42
Business and Properties.........................         44
The Operating Partnerships......................         53
Management......................................         54
Principal Stockholders..........................         62
Certain Relationships and Related
  Transactions..................................         63
Description of Certain Indebtedness.............         65
Description of Notes............................         67
Certain Federal Income Tax Considerations.......         98
ERISA Considerations............................        100
Plan of Distribution............................        101
Legal Matters...................................        102
Experts.........................................        102
Special Note Regarding Forward-Looking
  Statements....................................        102

                                   PROSPECTUS
                                  $150,000,000

                                     [LOGO]

OFFER TO EXCHANGE $150,000,000 OF ITS 8 3/4% SENIOR SUBORDINATED NOTES DUE 2007
  WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT FOR $150,000,000 OF ITS
             OUTSTANDING 8 3/4% SENIOR SUBORDINATED NOTES DUE 2007

                                OCTOBER 28, 1997

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